    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 1999


                                                      REGISTRATION NO. 333-81079
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              LABRANCHE & CO INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            6211                           13-4064735
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                               ONE EXCHANGE PLAZA
                         NEW YORK, NEW YORK 10006-3008
                                 (212) 425-1144

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           GEORGE M.L. LABRANCHE, IV
                              LABRANCHE & CO INC.
                               ONE EXCHANGE PLAZA
                         NEW YORK, NEW YORK 10006-3008
                                 (212) 425-1144
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                            ------------------------

                                with copies to:

             JEFFREY M. MARKS, ESQ.                             ALAN L. BELLER, ESQ.
             WARREN J. NIMETZ, ESQ.                            WILLIAM F. GORIN, ESQ.
          FULBRIGHT & JAWORSKI L.L.P.                    CLEARY, GOTTLIEB, STEEN & HAMILTON
                666 FIFTH AVENUE                                 ONE LIBERTY PLAZA
            NEW YORK, NEW YORK 10103                          NEW YORK, NEW YORK 10006
                 (212) 318-3000                                    (212) 225-2000

                           --------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 18, 1999


PROSPECTUS

                               11,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                ---------------

    We are selling 11,500,000 shares of our common stock. The underwriters named in this prospectus may purchase up to 1,725,000 additional shares of common stock from us under certain circumstances.

    This is an initial public offering of common stock. We currently expect the initial public offering price to be between $15.00 and $17.00 per share. The common stock has been approved for listing on the New York Stock Exchange under the symbol "LAB."

                            ------------------------

    INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                                                                           PER SHARE         TOTAL
                                                                         --------------  --------------
Public Offering Price..................................................  $               $
Underwriting Discount..................................................  $               $
Proceeds to LaBranche & Co Inc. (before expenses)......................  $               $

    The underwriters expect to deliver the shares to purchasers on or about
      , 1999.

                            ------------------------

SALOMON SMITH BARNEY

                          DONALDSON, LUFKIN & JENRETTE

                                             ABN AMRO ROTHSCHILD
                                             A DIVISION OF ABN AMRO INCORPORATED

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               TABLE OF CONTENTS


                                                                                                              PAGE
                                                                                                            ---------
Prospectus Summary........................................................................................          1
Risk Factors..............................................................................................          8
Use of Proceeds...........................................................................................         19
Dividend Policy...........................................................................................         19
Capitalization............................................................................................         20
Dilution..................................................................................................         21
Selected Historical Consolidated Financial Data...........................................................         22
Management's Discussion and Analysis of
  Financial Condition and Results of Operations...........................................................         24
Business..................................................................................................         35
Management................................................................................................         50
Employment Agreements and Noncompetition Agreements.......................................................         52
Incentive Awards to Our Employees.........................................................................         54
Principal Stockholders....................................................................................         57
Certain Transactions......................................................................................         58
Description of Capital Stock..............................................................................         60
Shares Eligible for Future Sale...........................................................................         63
Underwriting..............................................................................................         65
Legal Matters.............................................................................................         67
Experts...................................................................................................         67
Where You Can Find Additional Information.................................................................         67
Index to Financial Statements.............................................................................        F-1


                            ------------------------

        Until             1999, all dealers that buy, sell or trade the common
    stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    THE INFORMATION BELOW IS ONLY A SUMMARY OF MORE DETAILED INFORMATION INCLUDED IN OTHER SECTIONS OF THIS PROSPECTUS. THE OTHER INFORMATION IS IMPORTANT, SO PLEASE READ THIS ENTIRE PROSPECTUS CAREFULLY. UNLESS STATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION TO PURCHASE 1,725,000 SHARES OF OUR COMMON STOCK HAS NOT BEEN EXERCISED AND THAT WE HAVE COMPLETED THE REORGANIZATION OF OUR FIRM FROM PARTNERSHIP TO CORPORATE FORM.

                              LABRANCHE & CO INC.


    Founded in 1924, our specialist LaBranche & Co. is one of the oldest and largest specialist firms on the New York Stock Exchange. In 1998, the stocks for which we acted as specialist accounted for approximately 14.2% of the dollar volume of common stock traded on the NYSE, constituting one of the largest market shares among specialist firms. As of June 30, 1999, we acted as specialist in 280 common stock listings, including 47 of the S&P 500 and five of the 30 companies comprising the Dow Jones Industrial Average. Our five Dow stocks are AT&T, Chevron, Exxon, Merck and Minnesota Mining & Manufacturing.


    All trading of securities on the NYSE is conducted through an auction process managed by the specialist for each security. The specialist is a broker-dealer who is granted the franchise by the NYSE to conduct the auction in particular stocks and is assigned the role to maintain a fair and orderly market in its specialist stocks. As of June 30, 1999, there were 29 specialist units as compared with 39 at December 31, 1994. The substantial majority of trades in NYSE-listed stocks takes place on the floor of the NYSE and is handled by specialist firms. Specialist firms generate revenues by executing trades, either as agent or principal, in their specialist stocks.


    Our business has grown considerably during the past five years. The total annual share volume on the NYSE of stocks for which we act as specialist has increased from approximately 3.4 billion in 1994 to nearly 20.0 billion in 1998, representing a compound annual growth rate of 55.4%. During the same period, our annual revenues increased from $29.9 million to $126.4 million, representing a compound annual growth rate of 43.4%. We have accomplished our growth both internally and through selective acquisitions. Since the March 1997 implementation of a new NYSE allocation process which allows listing companies to make the final selection of their specialist, we have added 42 new common stock listings to our firm. In addition, we have acquired three specialist operations since 1997, adding 131 new common stock listings to our firm.


    Our revenues are primarily driven by the volume of trading on the NYSE. The NYSE is currently the largest securities market in the world. The market capitalization of all U.S. shares listed on the NYSE at December 31, 1998 was approximately $10.9 trillion, representing approximately 80% of the market capitalization of all shares publicly traded on U.S. national markets. The NYSE's average daily trading volume increased from 291.4 million shares in 1994, to 673.6 million shares in 1998, representing a compound annual growth rate of 23.3%. We believe that this increase in NYSE trading volume is due to a number of factors including:

    - an increase in the amount of funds invested in equity securities;

    - an increase in the number of NYSE-listed stocks; and

    - an increase in the use of computerized trading strategies.

    We believe that several changes under consideration by the NYSE, including longer trading days and trading in decimals, if enacted, will likely contribute to additional growth in NYSE trading volume.

    We believe our success is due to our:

       - leading position in the specialist market;

       - diverse and high quality specialist stocks;

       - strong market-making skills;

       - innovative customer-oriented services; and

       - recent acquisitions.

    Our strategies for growing our revenues and profits are to:

       - aggressively pursue new listings;

       - actively participate in the consolidation of the specialist industry by making selective acquisitions; and

       - increase our capital base and our access to capital.

    Our revenues in 1998 were $126.4 million on an actual basis and $137.9 million on a pro forma basis, while our net income for the same period was $2.7 million on an actual basis and $31.9 million on a pro forma basis. Our revenues for the first six months of 1999 were $103.5 million on both an actual and pro forma basis, while our net income for the same period was $6.3 million on an actual basis and $27.7 million on a pro forma basis. Pro forma revenues and net income give effect to (1) our July 1998 acquisition of substantially all the assets of Fowler, Rosenau and Geary, LLC and (2) the reorganization of our firm from partnership to corporate form and related transactions.

                    REORGANIZATION AND RELATED TRANSACTIONS

    LaBranche & Co Inc. is a newly formed holding corporation, and after giving effect to a number of transactions to be effected concurrently with this offering and a concurrent note offering, our assets will consist solely of our ownership interests in our two subsidiaries, LaBranche & Co. and LaB Investing Co. L.L.C. LaBranche & Co. is a limited partnership, and LaB Investing Co. L.L.C. is the general partner of LaBranche & Co. The reorganization of our firm from partnership to corporate form, as illustrated below, will be effected through the transactions summarized below:


                                   [GRAPHIC]

    - The members of LaB Investing Co. L.L.C. have agreed, subject to the completion of this offering, to exchange their membership interests in LaB Investing Co. L.L.C. for an aggregate of 34,750,000 shares of our common stock. In addition to receiving a portion of those shares, three members of LaB Investing Co. L.L.C. will also receive an aggregate of $10.0 million in cash as part of the exchange. We thus will become the sole member of LaB Investing Co. L.L.C., and LaB Investing Co. L.L.C. will continue to be the general partner of LaBranche & Co.


    - The limited partners of LaBranche & Co., other than Mill Bridge, Inc., have agreed, subject to the completion of this offering, to exchange their limited partnership interests in LaBranche & Co. for an aggregate of $68.1 million in cash, 625,000 shares of our common stock and subordinated indebtedness of $350,000.

    - Mill Bridge, Inc., a subsidiary of Van der Moolen Holding NV, will receive $90.0 million from us in exchange for its limited partnership interest in LaBranche & Co., including $74.0 million in cash after this offering and our note offering and a subordinated note for $16.0 million. In addition, we will repay $5.0 million of subordinated debt to an affiliate of Van der Moolen upon the closing of this offering and our note offering.

    - As a result of the above transactions, we will become the sole limited partner of LaBranche & Co., which will continue to operate as a broker-dealer and a NYSE specialist firm.

    - We will grant (1) options to purchase an aggregate of 1,200,000 shares of our common stock to our executive officers and (2) restricted stock units for 1,059,000 shares of common stock to employees who are not managing directors, in each case under the Equity Incentive Plan.

                                    THE OFFERING

Common stock offered........................  11,500,000 shares

Common stock to be outstanding after the
  offering..................................  46,875,000 shares

Use of proceeds.............................  The estimated net proceeds from this offering will be approximately $169.5 million. We intend
                                              to use the majority of the net proceeds for
                                              general corporate purposes to support the growth
                                              of our business, including working capital and
                                              future acquisitions. In addition, we will use
                                              approximately $60.1 million to redeem some of
                                              the limited partnership interests of our
                                              subsidiary, LaBranche & Co., as part of the
                                              reorganization of our firm from partnership to
                                              corporate form. There is no specific allocation
                                              for a substantial portion of the net proceeds,
                                              and there can be no assurance that management
                                              will be able to use the unallocated proceeds
                                              effectively to continue to grow our business.
                                              See the risk factor entitled "We may not
                                              effectively use the unallocated proceeds of this
                                              offering to continue to grow our business."

Proposed New York Stock Exchange symbol.....  LAB

    At approximately the same time as this offering, we will incur indebtedness of approximately $116.4 million. This indebtedness will consist of (1) an offering of an aggregate principal amount of $100.0 million of senior notes due 2004 under Rule 144A of the Securities Act, which we refer to as our note offering, and (2) the issuance of an aggregate principal amount of $16.4 million of subordinated indebtedness. Of this indebtedness:

    - $98.4 million will be used to redeem limited partnership interests in LaBranche & Co.;

    - $10.0 million will be used to redeem membership interests in LaB Investing Co. L.L.C.; and

    - $5.0 million will be used to repay subordinated indebtedness as part of our reorganization.

------------------------

   The above information excludes (1) 1,200,000 shares of common stock subject to options with an exercise price equal to the initial public offering price and (2) restricted stock units for 1,059,000 shares of common stock.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

    The summary historical consolidated financial data set forth below for the years ended December 31, 1996, 1997 and 1998 have been derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The summary historical consolidated financial data set forth below for the years ended December 31, 1994 and 1995 have been derived from our consolidated financial statements, audited by Arthur Andersen LLP, independent public accountants, which are not included elsewhere in this prospectus. The summary historical financial data set forth below for the six months ended June 30, 1998 and 1999 have been derived from our unaudited consolidated financial statements. In our opinion, such unaudited data include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of results to be expected for any future period. The summary historical consolidated financial data set forth below should be read in conjunction with the consolidated financial statements and related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

                                                                                                         SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                          JUNE 30,
                                             ------------------------------------------------------  ------------------------
                                               1994       1995       1996       1997        1998        1998         1999
                                             ---------  ---------  ---------  ---------  ----------  -----------  -----------
                                                                    (IN THOUSANDS, EXCEPT OTHER DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Net gain on principal transactions.......  $  23,406  $  26,290  $  37,113  $  47,817  $   95,048   $  40,825    $  78,666
  Commissions..............................      5,995      7,736     10,180     15,186      26,576      10,412       17,885
  Other....................................        465      3,147      2,643      4,637       4,787         902        6,942
                                             ---------  ---------  ---------  ---------  ----------  -----------  -----------
    Total revenues.........................  $  29,866  $  37,173  $  49,936  $  67,640  $  126,411   $  52,139    $ 103,493
                                             ---------  ---------  ---------  ---------  ----------  -----------  -----------
                                             ---------  ---------  ---------  ---------  ----------  -----------  -----------

Income before managing directors'
  compensation, limited partners' interest
  in earnings of subsidiary and
  unincorporated business taxes............  $  20,725  $  26,254  $  32,783  $  47,732  $   91,635   $  37,718    $  79,349
                                             ---------  ---------  ---------  ---------  ----------  -----------  -----------
                                             ---------  ---------  ---------  ---------  ----------  -----------  -----------

OTHER DATA:
Number of our common stock listings........        122        125        132        202         284         207          280
Total share volume on the NYSE of our
  specialist stocks (in billions)..........        3.4        4.0        5.6       10.9        20.0         7.5         12.9
Total dollar volume on the NYSE of our
  specialist stocks (in billions)..........  $   112.3  $   133.3  $   201.4  $   476.7  $    950.4   $   326.6    $   657.8
NYSE average daily trading share volume (in
  millions)................................      291.4      346.1      412.0      526.9       673.6       620.8        801.5

    Historically, we have operated as a partnership and have distributed all of our income after unincorporated business taxes to our managing directors as compensation and to our partners. Concurrently with this offering and our note offering, we will reorganize our firm from partnership to corporate form and in connection with the reorganization, will redeem limited partnership and membership interests. As a corporation, we will include payments to managing directors as part of compensation and benefits. Therefore, historical income before managing directors' compensation, limited partners' interest in earnings of subsidiary and unincorporated business taxes understates our expected operating costs after this offering and our note offering. See "--Reorganization and Related Transactions" and "--Summary Pro Forma Consolidated Financial Data." As a partnership, we generally have not been subject to U.S. federal, state and local income taxes, apart from unincorporated business taxes. As a consequence of our reorganization to a corporation, we will be subject to U.S. federal, state and local income taxes.

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA


    The pro forma consolidated statement of operations data set forth below for the year ended December 31, 1998 and the six months ended June 30, 1999 gives effect to (1) our July 1998 acquisition of substantially all of the assets of Fowler, Rosenau & Geary, LLC and (2) the reorganization of our firm from partnership to corporate form and the related transactions. The pro forma consolidated statement of operations for the six months ended June 30, 1999 and for the year ended December 31, 1998 presents our results as if the reorganization and related transactions had occurred on January 1, 1998. Additionally, the pro forma consolidated statement of operations for the year ended December 31, 1998 presents our results as if the acquisition of Fowler, Rosenau had occurred on January 1, 1998. The pro forma consolidated balance sheet data as of June 30, 1999 give effect to (1) the reorganization and related transactions as if they occurred on June 30, 1999, (2) our note offering, (3) the application of the net proceeds of our note offering, (4) the sale by us of 11,500,000 shares of common stock in this offering at an assumed initial offering price of $16.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us, and (5) the application of the net proceeds from this offering.


                                                              YEAR ENDED             SIX MONTHS ENDED
                                                          DECEMBER 31, 1998           JUNE 30, 1999
                                                       ------------------------  ------------------------
                                                       HISTORICAL    PRO FORMA   HISTORICAL    PRO FORMA
                                                       -----------  -----------  -----------  -----------
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Net gain on principal transactions.................   $  95,048    $  98,736    $  78,666    $  78,666
  Commissions........................................      26,576       33,963       17,885       17,885
  Other..............................................       4,787        5,151        6,942        6,942
                                                       -----------  -----------  -----------  -----------
    Total revenues...................................     126,411      137,850      103,493      103,493
                                                       -----------  -----------  -----------  -----------
Expenses:
  Employee compensation and benefits.................      13,921       40,538(A)     11,299      33,047(A)
  Lease of exchange memberships......................       6,568        7,064        4,165        4,165
  Interest...........................................       3,577       13,955(B)      2,195       7,179(B)
  Exchange, clearing and brokerage fees..............       2,898        3,233        1,997        1,997
  Amortization of intangibles........................       2,526        7,132(  (D)      1,693      3,566(D)
  Other operating expenses...........................       5,286        6,281        2,795        2,795
                                                       -----------  -----------  -----------  -----------
    Total operating expenses.........................      34,776       78,203       24,144       52,749
                                                       -----------  -----------  -----------  -----------
Income before managing directors' compensation,
  limited partners' interest in earnings of
  subsidiary and provision for income taxes..........      91,635       59,647       79,349       50,744
Managing directors' compensation.....................      58,783       --    (E)     48,214      --    (E)
                                                       -----------  -----------  -----------  -----------
Income before limited partners' interest in earnings
  of subsidiary and provision for income taxes.......      32,852       59,647       31,135       50,744
Limited partners' interest in earnings of
  subsidiary.........................................      26,292       --    (F)     21,054      --    (F)
                                                       -----------  -----------  -----------  -----------
Income before provision for income taxes.............       6,560       59,647       10,081       50,744
Provision for income taxes...........................       3,900       27,735(G)      3,789      23,072(G)
                                                       -----------  -----------  -----------  -----------
Net income...........................................   $   2,660    $  31,912    $   6,292    $  27,672
                                                       -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------
Basic and diluted net income per share...............                $    0.68(H)              $    0.59(H)
                                                                    -----------               -----------
                                                                    -----------               -----------

                                                                                        JUNE 30, 1999
                                                                                   -----------------------
                                                                                   HISTORICAL   PRO FORMA
                                                                                   ----------  -----------
                                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and short-term investments..................................................  $   38,063   $ 147,513(J)(K)
Working capital..................................................................     123,698     233,148(J)(K)
Total assets.....................................................................     346,101     589,857(J)(K)
Total long-term indebtedness (I).................................................      51,158     162,508(B)
Limited partners' interest in subsidiary.........................................      37,094      --    (J)
Members' capital/stockholders' equity............................................      95,569     265,069(J)(K)


------------------------

(A) Employee compensation and benefits was adjusted to reflect managing directors' compensation based on authorized revised compensation policies which will be implemented at the time of the reorganization.

(B) Reflects pro forma repayment of $5.0 million of subordinated liabilities owed to a limited partner and reverses the related interest expense. Reflects our note offering of $100.0 million and the issuance of a $16.0 million subordinated note and the incurrence of $350,000 of subordinated indebtedness and the related interest expense.

(C) Reflects the pro forma pre-acquisition amortization of intangibles for the six months ended June 30, 1998 related to the Fowler, Rosenau acquisition.

(D) Reflects pro forma amortization of intangibles related to redemption of limited partners' interests.

(E) Managing directors' compensation was adjusted to reverse the actual amounts previously recorded.

(F) Reflects reversal of limited partners' interest in earnings of subsidiary.

(G) Reflects federal, state and local income taxes at an estimated effective tax rate of approximately 44%.

(H) Based on 46,875,000 weighted average shares outstanding. Excludes (1) 1,200,000 shares of common stock subject to options and (2) restricted stock units for 1,059,000 shares of common stock, in each case granted under the Equity Incentive Plan.

(I) Excludes subordinated liabilities related to contributed exchange memberships.

(J) Reflects the redemption of limited partnership interests for $168.4 million, comprised of $142.1 million in cash, a $16.0 million subordinated note, the incurrence of $350,000 of subordinated indebtedness and $10.0 million in common stock. Reflects redemption of membership interests for $10.0 million.

(K) Reflects net proceeds of $169.5 million to be received upon completion of this offering.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES THAT OUR COMPANY FACES. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US MAY ALSO ADVERSELY IMPACT OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO PURCHASE OUR COMMON STOCK.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS ABOUT OUR COMPANY AND OUR INDUSTRY. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS DESCRIBED IN THIS SECTION AND ELSEWHERE IN THIS PROSPECTUS. WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON, EVEN IF NEW INFORMATION BECOMES AVAILABLE OR OTHER EVENTS OCCUR IN THE FUTURE.

OUR REVENUES MAY DECREASE DUE TO CHANGES AFFECTING THE ECONOMY, SUCH AS
  INCREASES IN INTEREST RATES OR INFLATION, OR CHANGES AFFECTING THE SECURITIES MARKETS, SUCH AS DECREASED VOLUME OR LIQUIDITY.

    We recently experienced a substantial increase in the revenues we earn from our specialist activities. An adverse change affecting the economy or the securities markets could result in a decline in market volume or liquidity. This would result in lower revenues from our specialist activities. Our recent increase in revenues was caused primarily by significant increases in the volume of trading on the NYSE and favorable conditions in the securities markets. The current favorable business environment will not continue indefinitely. For more details about the factors which have contributed to increases in volume on the NYSE, see "Business--Industry Background--Recent Trends in NYSE Trading and the Specialist's Role."

SUSTAINED DECLINES IN PRICE LEVELS OF SECURITIES COULD CAUSE US TO INCUR LOSSES.

    Adverse changes in the economy and the securities markets could lead to lower price levels of securities. Sustained declines in these price levels may result in:

    - losses from declines in the market value of securities held in our inventory;

    - the failure of buyers and sellers of securities to fulfill their settlement obligations; and

    - increases in claims and litigation.

TRADING THROUGH NYSE SPECIALISTS COULD BE REPLACED BY ALTERNATIVE TRADING
  SYSTEMS WHICH COULD REDUCE OUR REVENUES.

    Alternative trading systems could reduce the levels of trading of NYSE-listed stocks executed through specialists. This, in turn, could have an adverse effect on our revenues. Over the past few years, a number of alternative trading systems have developed or emerged which may compete with specialists by increasing trading in NYSE-listed stocks off the NYSE trading floor in over-the-counter markets. In the future, similar new systems may continue to be developed and placed in operation. For more information regarding trading off the NYSE trading floor and alternative trading systems, see "Business--Industry Background--Recent Trends in NYSE Trading and the Specialist's Role."

COMPETITION FROM NASDAQ FOR NEW LISTINGS COULD ADVERSELY AFFECT NYSE TRADING
  VOLUME AND, IN TURN, REDUCE OUR REVENUES.

    Nasdaq continues to grow and gain in popularity, attracting companies which might otherwise have listed on the NYSE. If more companies decide to be quoted on Nasdaq as opposed to listing their stocks on the NYSE, or if companies choose to delist using recently relaxed delisting procedures, trading volume on the NYSE could be adversely affected. This, in turn, could adversely affect our trading revenue. In recent years, many high technology companies have opted to be quoted on Nasdaq, even though many of them would have qualified for NYSE listing. In addition, the SEC recently approved a revision to NYSE Rule 500 which makes it easier for a company to delist its shares from the NYSE. The original rule required supermajority shareholder approval before a listed company could delist from the NYSE. Under the recently approved amendment of Rule 500, a company can delist from the NYSE if it obtains the approval of a majority of the company's board of directors and the company's audit committee. The company would then provide its 35 largest shareholders with written notice of the proposed delisting and allow a 20-40 day waiting period to elapse.

OUR QUARTERLY RESULTS MAY FLUCTUATE SIGNIFICANTLY AND THE MARKET PRICE OF OUR
  COMMON STOCK COULD DECREASE.

    Our revenues may fluctuate significantly based on factors relating to the securities markets. These factors include:

    - a decrease in trading volume on the NYSE;

    - volatility in the equity securities markets; and

    - changes in the value of our securities positions.

For example, in the third quarter of 1998, compared to the second quarter of 1998, we experienced a decline in revenues primarily due to a decline in our net trading gains from principal transactions conducted as part of our specialist activities. Our net trading gains from principal transactions decreased during this period primarily because the price levels of many of our specialist stocks declined.

    Our cost structure does not decline if we experience quarterly reductions in our revenues. As a result, if market conditions cause our revenues to decline, we may be unable to adjust our cost structure on a timely basis and we could suffer losses.

    If our operating results fall below the expectations of securities analysts and investors, the market price of our common stock could decrease.

RISKS ASSOCIATED WITH OUR TRADING TRANSACTIONS COULD RESULT IN TRADING LOSSES.

    A majority of our specialist-related revenues are derived from trading by us as principal. We also operate a proprietary trading desk separately from our NYSE specialist operations, which represented 1.8% of our total revenues in 1998. We may incur trading losses relating to these activities since each primarily involves the purchase, sale or short sale of securities for our own account. In any period, we may incur trading losses in a significant number of our specialist stocks for a variety of reasons, including price declines of our specialist stocks, lack of trading volume in our specialist stocks and the required performance of our specialist obligations. From time to time, we have large position concentrations in securities of a single issuer or issuers engaged in a specific industry. In general, because our inventory of securities is marked to market on a daily basis, any downward price movement in these securities will result in a reduction of our revenues and operating profits.

    Although we have adopted risk management policies, we cannot be sure that these policies have been formulated properly to identify or limit our risks. Even if these policies are formulated properly, we cannot be sure that we will successfully implement these policies. As a result, we may not be able to manage our risks successfully or avoid trading losses.

NYSE SPECIALIST RULES MAY REQUIRE US TO MAKE UNPROFITABLE TRADES OR TO REFRAIN
  FROM MAKING PROFITABLE TRADES.

    When we trade as principal, we attempt to derive a profit from the difference between the prices at which we buy and sell securities. Our role as a specialist, at times, requires us to make trades that adversely affect our profitability. In addition, as a specialist, we are at times required to refrain from trading for our own account in circumstances in which it may be to our advantage to trade. For example, we may be obligated to act as a principal when buyers or sellers outnumber each other. In those instances, we may take a position counter to the market, buying or selling shares to support an orderly market in the affected stocks. In order to perform these obligations, we hold varying amounts of securities in inventory. In addition, specialists generally may not trade for their own account when public buyers are meeting public sellers in an orderly fashion and may not compete with public orders at the same price. By having to support an orderly market, maintain inventory positions and refrain from trading under some favorable conditions, we are subjected to a high degree of risk. Additionally, the NYSE periodically amends its rules and may make the rules governing our activities as a specialist more stringent or may implement changes which could adversely affect our trading revenues. For more information regarding the rules which govern our activities as a specialist, see "Business--Operations-- NYSE Rules Governing Our Specialist Activities."

WE WILL INCUR A SUBSTANTIAL AMOUNT OF INDEBTEDNESS SIMULTANEOUSLY WITH THIS
  OFFERING, THE AMOUNT AND TERMS OF WHICH MAY ADVERSELY AFFECT OUR ABILITY TO GROW, COMPETE AND RESPOND TO CHANGING MARKETS.

    We will have a substantial amount of indebtedness after the consummation of our note offering. Our indebtedness and the related covenant restrictions could have important consequences to you, including the following:

    - our ability to obtain additional financing and to fund our operations and our growth strategy may be impaired;

    - our ability to use operating cash flow in other areas of our business will be limited because we will have to make principal and interest payments;

    - we may not be able to compete with others firms that are not as leveraged; and

    - our substantial degree of leverage and our covenant restrictions may limit our ability to adjust to changing market conditions, changes in our industry and economic downturns.


    In addition, these covenants limit or restrict our ability and the ability of our subsidiaries to:



    - incur additional debt;



    - pay dividends and make distributions;



    - repurchase our securities;



    - make certain investments;



    - create liens on our assets;



    - transfer or sell assets;



    - enter into transactions with affiliates;



    - issue or sell stock of subsidiaries; or



    - merge or consolidate.


    We may also need to incur additional debt in the future for working capital or to complete acquisitions, even though covenants in our existing debt agreements and the indenture governing our notes may limit our ability to do so. In addition, if we breach any of these covenants, we may default under our indebtedness.

    LaBranche & Co. is a broker-dealer and a specialist regulated by the Securities and Exchange Commission and the NYSE. Such regulations include strict rules regarding capital requirements and approval requirements for withdrawal of capital from, and in some cases, other distributions by, the broker-dealer. These regulations could prevent us from obtaining funds necessary to satisfy our obligations to pay interest on or repay our indebtedness, including our notes. See "Business--Regulatory Matters" for a discussion of our net capital requirements.

WE MAY HAVE INSUFFICENT CAPITAL IN THE FUTURE AND MAY BE UNABLE TO SECURE
  ADDITIONAL FINANCING WHEN WE NEED IT.

    Our business depends on the availability of adequate capital. We cannot be sure that we will have sufficient capital in the future or that additional financing will be available on a timely basis, or on terms favorable to us. Historically, we have satisfied these needs with internally generated funds, our bank credit facilities and the issuance of subordinated debt. We currently anticipate that the net proceeds from this offering and our contemplated indebtedness, together with our available cash resources and credit facilities, will be sufficient to meet our anticipated working capital, regulatory capital and capital expenditure requirements through the end of 2000.

    We may, however, need to raise additional funds to:

    - increase the capital available to us for our inventory positions;

    - support more rapid expansion;

    - acquire complementary businesses; or

    - respond to unanticipated capital requirements.

    We may be required to obtain this additional financing on short notice as a result of rapid, unanticipated developments, such as a steep market decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity."

OUR SUCCESS DEPENDS ON OUR ABILITY TO ACCURATELY PROCESS AND RECORD OUR
  TRANSACTIONS, AND ANY FAILURE TO DO SO COULD SUBJECT US TO LOSSES.

    Our specialist activities require us to accurately record and process a very large number of transactions on a daily basis. Any failure or delay in recording or processing transactions could cause substantial losses for brokers, their customers and/or us and could subject us to claims for losses. We rely on our staff to operate and maintain our information and communications systems properly, and we depend on the integrity and performance of those systems. Our recording and processing of trades is subject to human and processing errors. Moreover, extraordinary trading volume or other events could cause our information and communications systems to operate at an unacceptably low speed or even fail. Any significant degradation or failure of our information systems or any other systems in the trading process could cause us to fail to complete transactions or could cause brokers who place trades through us to suffer delays in trading.

OUR MANAGEMENT INFORMATION SYSTEMS MAY FAIL AND INTERRUPT OUR BUSINESS.

    Any information or communications systems failure or decrease in information or communications systems performance that causes interruptions in our operations could have an adverse effect on our business, financial condition and/or operating results. Our systems may fail as a result of:

    - hardware or software failure; or

    - power or telecommunications failure.

    Although we have established a back-up disaster recovery center in Hoboken, New Jersey, it may not be effective in preventing an interruption of our business.

WE DEPEND ON THE NYSE AND CLEARING AND DEPOSITORY INSTITUTIONS TO EFFECT TRADES
  AND THEIR FAILURE TO PERFORM COULD SUBJECT US TO LOSSES.

    We are dependent on the proper and timely function of complex information and communications systems maintained and operated by or for the NYSE and clearing and depository institutions. Failures or inadequate or slow performance of any of those systems could adversely affect our ability to operate and complete trades. The failure to complete trades on a timely basis could subject us to losses and claims for losses of brokers and their customers.

OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO UPGRADE OUR INFORMATION AND
  COMMUNICATIONS SYSTEMS, AND ANY FAILURE TO DO SO COULD HARM OUR BUSINESS AND PROFITABILITY.

    The development of complex communications and new technologies, including Internet-based technologies, may render our existing information and communications systems outdated. In addition, our information and communications systems must be compatible with those of the NYSE. As a result, if the NYSE upgrades its systems, we will need to make corresponding upgrades. Our future success will depend on our ability to respond to changing technologies on a timely and cost-effective basis. We cannot be sure that we will be successful in upgrading our information and communications systems on a timely or cost-effective basis. Our failure to do so could have an adverse effect on our business, financial condition and/or operating results.

    The NYSE's ability to develop information and communications systems and complex computer and other technology systems has been instrumental in its recent growth and success. We are dependent on the continuing development of technological advances by the NYSE, a process over which we have no control. If the NYSE for any reason is unable to continue its recent history of computer-related and other technological developments and advances, it could have an adverse affect on the success of the NYSE, including its ability to grow, to manage its trading volumes or to attract new listings. Any such developments can be expected to adversely affect our operations, financial condition and operating results.

IF WE LOSE THE SERVICES OF OUR KEY PERSONNEL OR CANNOT HIRE ADDITIONAL QUALIFIED
  PERSONNEL, OUR BUSINESS WILL BE HARMED.

    Our future success depends on the continued service of key employees, particularly George M.L. LaBranche, IV (Michael LaBranche), our chairman and chief executive officer. The loss of the services of any of our key personnel or the inability to identify, hire, train and retain other qualified personnel in the future could have an adverse effect on our business, financial condition and/or operating results. We have entered into employment agreements with Mr. LaBranche and other key employees. We also maintain "key person" life insurance policies on Mr. LaBranche and other key employees. Competition for key personnel and other highly qualified management, trading, compliance and technical personnel is intense. We cannot assure you that we will be able to attract new or retain currently employed highly qualified personnel in the future. See "Management--Employment Agreements and Noncompetition Agreements."

    In connection with this offering and the reorganization of our firm from partnership to corporate form, our managing directors will receive substantial amounts of our common stock in exchange for their current interests in LaB Investing Co. L.L.C. Because the shares of common stock will be received in exchange for membership interests, ownership of these shares will not be dependent upon the continued employment of those managing directors. In addition, employees who are not managing directors will receive grants of stock options and restricted stock units. The steps we have taken to encourage the continued service of these individuals after this offering, who include key senior personnel in our specialist activities, may not be effective. For a description of the compensation plan for our employees to be implemented after this offering, see "Management--Executive Compensation" and "Incentive Awards to Our Employees."

WE DEPEND SIGNIFICANTLY ON REVENUES FROM OUR SPECIALIST ACTIVITIES FOR A SMALL
  GROUP OF LISTED COMPANIES, AND THE LOSS OF ANY OF THEM COULD REDUCE OUR REVENUES.

    Historically, a small number of listed companies have accounted for a significant portion of our revenues from our specialist trading activities. The loss of any of these listed companies could have an adverse effect on our revenues. For the years ended December 31, 1997 and 1998, transactions in our 10 most actively traded specialist stocks accounted for 35.0% and 39.0% of our total revenues, respectively. For the six months ended June 30, 1999, our revenues from transactions in our 10 most actively traded specialist stocks accounted for approximately 36.0% of our total revenues. We cannot assure you that we will be able to retain these or other listed companies. We can lose these listed companies if they cease to be traded on the NYSE as a result of being acquired or otherwise delisted. In addition, if the NYSE were to determine that we have failed to fulfill our obligations as specialist for a listed company, our registration as a specialist for that listed company could be cancelled or suspended.

WE DEPEND ALMOST ENTIRELY ON OUR SPECIALIST ACTIVITIES, AND IF THEY FAIL TO GROW
  AS ANTICIPATED, IT WOULD HARM OUR REVENUES.

    We derive substantially all of our revenues from specialist activities. If demand for our specialist services fails to grow, grows more slowly than we currently anticipate, or declines, our revenues would be adversely affected. We expect our specialist activities to continue to account for substantially all of our revenues for the foreseeable future. Our future success will depend on:

    - continued growth in the volume of trading and the number of listings on the NYSE;

    - our ability to be chosen as specialist for additional listing companies;

    - our ability to respond to regulatory and technological changes; and

    - our ability to respond to changing demands in the marketplace.

WE ARE SUBJECT TO INTENSE COMPETITION FOR NEW LISTINGS, AND OUR PROFITABILITY
  WILL SUFFER IF WE DO NOT COMPETE EFFECTIVELY.

    We cannot be sure that we will be able to compete effectively with current or future competitors. Our failure to compete effectively would have an adverse effect on our profitability. We obtain all of our new listings on the NYSE by going through an allocation process. Under this process either a committee of the NYSE or the listing company chooses the specialist. The competition for obtaining new listing companies is intense. We expect competition to continue and to intensify in the future. Some of our competitors may have significantly greater financial and other resources than we have and may have greater name recognition. These competitors may be able to respond more quickly to new or evolving opportunities and listing company requirements. They may also be able to undertake more extensive promotional activities to attract new listing companies. In addition, the specialist industry has recently been consolidating. The combined companies resulting from this consolidation may have a stronger capital base. This trend has intensified the competition in our industry. Finally, the NYSE retains the ability to name new specialist firms.

WE MAY HAVE DIFFICULTY SUCCESSFULLY MANAGING OUR GROWTH.

    Since 1994, we have experienced significant growth in our business activities and the number of our employees. We cannot assure you that we will be able to manage our growth successfully. Our inability to do so could have an adverse effect on our business, financial condition and/or operating results. The growth of our business has increased the demands upon our management and operations and we expect it to continue to do so in the future. This growth has required, and will continue to require, us to increase our investment in management personnel, financial and management systems and controls, and facilities. In the absence of continued revenue growth, the costs associated with our expected growth would cause our operating margins to decline from current levels. The scope of procedures for assuring compliance with applicable rules and regulations has changed as the size and complexity of our business has increased. In response, we have implemented formal compliance procedures which are regularly updated. Our future operating results will depend on our ability to continue:

    - to improve our systems for operations, financial control, and communication and information management;

    - to refine our compliance procedures and enhance our compliance oversight; and

    - to recruit, train, manage and retain our employees.

YEAR 2000 COMPLIANCE PROBLEMS COULD CAUSE OUR TRADING-RELATED COMMUNICATIONS AND
  DATA PROCESSING SYSTEMS TO FAIL, WHICH COULD RESULT IN LOSSES.

    We may discover Year 2000 compliance problems that will require substantial revisions. If we fail to fix our trading-related communications or data processing systems or to fix or replace third-party software, hardware or services on a timely basis, we could suffer a loss in revenues and our business, financial condition and/or operating results could be adversely affected. Moreover, our failure to address adequately Year 2000 compliance issues in our main trading-related, communications or data processing systems could result in litigation which could be a costly and time-consuming process. In addition, we cannot be sure that third-party software, hardware or services incorporated into our computer systems will not need to be revised or replaced. This could be time-consuming and expensive.

    In addition, we cannot assure you that the NYSE, trading counterparties, governmental agencies, utility companies, third-party service providers, including clearing agencies and depositories, and others outside our control, particularly other broker-dealers, will be Year 2000 compliant. The failure by any of these entities to be Year 2000 compliant could result in a systemic failure beyond our control, including:

    - a loss or reduction in our trading volume;

    - limitations on our ability to effectively engage in specialist activities; or

    - prolonged telecommunications or electrical failure.

    The occurrence of any systemic failure, including those listed above, could prevent us from engaging in specialist activities and could have an adverse effect on our business, financial condition and/or operating results.

    We have made an assessment of the Year 2000 readiness of our trading-related communications and data processing systems. For more information regarding our Year 2000 readiness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

THE FAILURE BY US OR OUR EMPLOYEES TO COMPLY WITH APPLICABLE LAWS AND
  REGULATIONS COULD RESULT IN SUBSTANTIAL FINES AND OTHER PENALTIES.

    The securities industry is subject to extensive regulation under both federal and state laws. In addition, the SEC, NYSE, other self-regulatory organizations, commonly referred to as SROs, and state securities commissions require strict compliance with their respective rules and regulations. Failure to comply with any of these laws, rules or regulations could result in serious adverse consequences. We and our officers and employees may be subject in the future to claims arising from acts in contravention of these laws, rules and regulations. An adverse ruling against us and/or our officers and other employees as a result of any of these claims could result in us and/or our officers and other employees being required to pay a substantial fine or settlement. It could also result in the suspension or revocation of our registration with the SEC as a broker-dealer or our suspension or expulsion as a member of the NYSE. If this occurred, we would be unable to operate our business.

THE REGULATORY ENVIRONMENT IN WHICH WE OPERATE MAY CHANGE, MAKING IT DIFFICULT
  FOR US TO REMAIN IN COMPLIANCE.

    The regulatory environment in which we operate is subject to change which we cannot predict. It may be difficult for us to comply with new or revised legislation or regulations imposed by the SEC, other U.S. or foreign governmental regulatory authorities and SROs, including the NYSE. Failure to comply would have an adverse effect on our business, financial condition and/or operating results. Changes in the interpretation or enforcement of existing laws and rules by the SEC, these governmental authorities, SROs and the NYSE could also have an adverse effect on our business, financial condition and/or operating results.

WE CANNOT PREDICT THE EFFECT A PROPOSED PUBLIC OFFERING BY THE NYSE WOULD HAVE
  ON OUR BUSINESS.

    The NYSE has recently announced that it is considering offering shares of its capital stock to the public. We are unable to predict what effect, if any, such an offering would have on our business and the specialist industry.

FAILURE TO COMPLY WITH NET CAPITAL REQUIREMENTS MAY RESULT IN THE REVOCATION OF
  OUR REGISTRATION WITH THE SEC OR OUR EXPULSION FROM THE NYSE.

    The SEC, the NYSE and various other regulatory agencies have stringent rules with respect to the maintenance of minimum levels of capital by securities brokers-dealers as well as specialist firms. Failure to maintain compliance with required minimum capital levels may subject us to suspension or revocation of registration by the SEC and suspension or expulsion as a member of the NYSE and other regulatory bodies. If this occurred, we would be unable to operate our business. In addition, a change in these capital rules, the imposition of new capital rules or any unusually large requirement or charge against our regulatory capital could limit any of our operations that require the intensive use of capital. These rules could also restrict our ability to withdraw capital from LaBranche & Co. Any limitation on our ability to withdraw capital from LaBranche & Co. could limit our ability to receive distributions from LaBranche & Co. and LaB Investing Co. L.L.C., which, in turn, could limit our ability to pay cash dividends, repay debt and repurchase shares of our outstanding stock. A substantial market decline, a significant operating loss or any unusually large requirement or charge against regulatory capital could adversely affect our ability to expand or even maintain our present levels of business, which could have an adverse effect on our business, financial condition and/or operating results. See "Business-- Regulatory Matters."

EMPLOYEE MISCONDUCT IS DIFFICULT TO DETECT AND DETER AND COULD RESULT IN LOSSES.

    There have been a number of highly publicized cases involving fraud, stock manipulation or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could include binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding from us unauthorized or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to prevent and detect this activity may not be effective in all cases.

WE ARE SUBJECT TO RISK RELATING TO LITIGATION AND POTENTIAL SECURITIES LAWS
  LIABILITY.

    Many aspects of our business involve substantial risks of liability. A specialist is exposed to substantial risks of liability under federal and state securities laws, other federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC and the NYSE. We are also subject to the risk of litigation and claims that may be without merit. We could incur significant legal expenses in defending ourselves against such lawsuits or claims. An adverse resolution of any future lawsuits or claims against us could have an adverse effect on our business, financial condition and/or operating results.

COUNTERPARTIES MAY FAIL TO PAY US.

    As a specialist of listed stocks, the majority of our securities transactions are conducted as principal with broker-dealer counterparties located in the United States. The NYSE and the clearing houses monitor the credit standing of the counterparties with which we conduct business. However, we cannot assure you that any of these counterparties will not default on their obligations. If any do, our business, financial condition and/or operating results could be adversely affected.

SOME OF OUR EXECUTIVE OFFICERS ARE IN A POSITION TO CONTROL MATTERS REQUIRING A
  STOCKHOLDER VOTE.


    Immediately following this offering, our managing directors who will be continuing as managing directors after this closing will own approximately 73.8% of our outstanding common stock. These stockholders have entered into a stockholders' agreement under which they have agreed, among other things, that their shares of our common stock will be voted, for as long as they own their shares, as directed by a majority vote of Michael LaBranche, our chairman and chief executive officer, James G. Gallagher and Alfred O. Hayward, Jr., each an executive officer and director. Accordingly, these individuals will have the ability to control all matters requiring approval by our stockholders. These matters include the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. In addition, they will be able to dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, a merger or consolidation, a takeover or another business combination that might otherwise give you the opportunity to realize a premium over the then-prevailing market price for your shares of our common stock.


THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE BECAUSE AN ACTIVE AND
  SUSTAINED TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP.

    Prior to this offering, there has been no public market for our common stock. Although we will make application for listing our common stock on the NYSE, there can be no assurance that an active trading market will be created or sustained. Due to the absence of any prior public market for the shares of our common stock, there can be no assurance that the initial public offering price will correspond to the price at which the shares of common stock will trade in the public market subsequent to the offering. The initial public offering price will be determined by negotiations among ourselves and representatives of the underwriters based on several factors and will not necessarily reflect the market price of our common stock following the offering.

FUTURE SALES BY EXISTING STOCKHOLDERS COULD DEPRESS THE MARKET PRICE OF OUR
  COMMON STOCK.

    If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering, we will have outstanding 46,875,000 shares of common stock. In connection with the reorganization of our firm from partnership to corporate form, our managing directors and limited partners who are exchanging their interests for 35,375,000 restricted shares of our common stock have contractually agreed that they will not sell their common stock for various time periods after this offering. Under these contractual restrictions, these restricted shares are eligible for sale in the public market as follows:


NUMBER OF SHARES                                                                    DATE
--------------------------------------------------------  --------------------------------------------------------
  374,975...............................................  One year after the closing of this offering.
  749,950...............................................  Two years after the closing of this offering.
12,333,283..............................................  Three years after the closing of this offering.
23,916,617..............................................  Four years after the closing of this offering.
35,375,000..............................................  Five years after the closing of this offering.


    Under SEC rules, the shares eligible for sale in the public market are as follows:

NUMBER OF SHARES                                                                    DATE
--------------------------------------------------------  --------------------------------------------------------
11,500,000 shares sold in this offering.................  After the closing of this offering.
35,375,000 restricted shares............................  After one year from the closing of this offering
                                                          (subject to volume limitations which expire after the
                                                          second year other than in the case of affiliates).

    In addition:


    - each of our managing directors who will be continuing as a managing director after this offering must retain 25% of his or her common stock, currently totaling 8,656,263 shares in the aggregate, for the duration of his or her employment; and


    - an employee may not sell shares of our common stock that are subject to a pledge agreement, unless the requirements of the pledge agreement are waived by us.

    Our directors, officers and stockholders have agreed that they will not sell, directly or indirectly, any common stock without the prior written consent of Salomon Smith Barney Inc. for a period of 180 days from the date of this prospectus.

    We intend to file a Form S-8 registration statement under the Securities Act
to register       shares of common stock issuable under our Equity Incentive
Plan. The registration statement will become effective immediately on filing. Shares covered by that registration statement are eligible for resale in the public markets, subject to Rule 144 limitations applicable to affiliates.

WE MAY NOT EFFECTIVELY USE THE UNALLOCATED PROCEEDS OF THIS OFFERING TO CONTINUE
  TO GROW OUR BUSINESS.

    The principal purpose of this offering is to provide more permanent capital to support the growth of our specialist business. There is no specific allocation for a substantial portion of the net proceeds, and our management retains the right to utilize the net proceeds as it determines, including to pursue selective acquisitions of other specialist firms. There can be no assurance that management will be able to use the proceeds to effectively continue the growth of our business.

THE TANGIBLE BOOK VALUE OF THE COMMON STOCK WILL BE SUBSTANTIALLY LOWER THAN THE
  OFFERING PRICE.

    The initial public offering price will be substantially higher than the pro forma tangible book value per share of our outstanding common stock. If you purchase our common stock in this offering, the shares you buy will experience an immediate and substantial dilution in tangible book value per share.

The shares of common stock owned by existing stockholders will receive a material increase in the tangible book value per share. The dilution to investors in this offering will be approximately $14.12 per share. As a result, if we were to distribute our tangible assets to our stockholders immediately following this offering, purchasers of shares of common stock in this offering would receive less than the amount they will have paid for such shares. See "Dilution."

EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD ENABLE OUR BOARD OF DIRECTORS TO
  PREVENT OR DELAY A CHANGE OF CONTROL OF OUR COMPANY.

    Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately:

    - discourage potential acquisition proposals;

    - delay or prevent a change in control; and

    - limit the price that investors might be willing to pay in the future for shares of our common stock.

    In particular, our board of directors may issue up to 10,000,000 shares of preferred stock with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock. Our certificate of incorporation and bylaws will provide, among other things, that our board of directors will be divided into three classes which will serve staggered three year terms, that stockholders may not take actions by written consent and that special meetings of stockholders may only be called by our board of directors or our chairman. We are also subject to Section 203 of the Delaware General Corporation Law which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder.

                                USE OF PROCEEDS

    The principal purpose of this offering and our note offering is to provide more permanent capital to support the growth of our business. The estimated net proceeds from this offering, our note offering and our issuance of $16.4 million of subordinated indebtedness, and the uses of those proceeds are set forth in the tables below.

THIS OFFERING:

  Net proceeds (1)..........................  $169.5 million ($195.2 million if the underwriters' over-allotment option is
                                              exercised in full)

  Uses......................................  $60.1 million to redeem some limited partnership interests in LaBranche & Co. as
                                              part of the reorganization of our firm from
                                              partnership to corporate form

  Remaining Proceeds........................  $109.4 million

------------------------

(1) Assumes we sell 11,500,000 shares of common stock at an assumed offering price of $16.00 per share and deducts underwriting discounts and commissions and other estimated offering expenses.

    We will use the remaining $109.4 million of net proceeds of this offering for general corporate purposes which may include selective acquisitions of other specialist firms. We do not have any commitments or agreements with respect to any acquisitions. Our management will retain broad discretion in the allocation of the remaining net proceeds of this offering. Pending such uses, we intend to invest these proceeds in short-term, investment grade, interest-bearing securities.

NOTE OFFERING AND ISSUANCE OF $16.4 MILLION
OF SUBORDINATED INDEBTEDNESS:

  Net proceeds (1)..........................  $113.4 million

  Uses of proceeds..........................  $98.4 million to redeem some limited partnership interests in LaBranche & Co.

                                              $10.0 million to redeem membership interests
                                              in LaB Investing Co. L.L.C.

                                              $5.0 million to repay subordinated
                                              indebtedness

  Remaining proceeds........................  $0

------------------------

(1) Assumes net proceeds from our note offering of $97.0 million after deducting the discount to the initial purchasers, commissions and other estimated offering expenses.

                                DIVIDEND POLICY

    We currently anticipate that we will retain any future earnings for the development and operations of our specialist business. Accordingly, we do not anticipate paying cash dividends on our capital stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 1999:

    (1) on an actual basis;

    (2) on a pro forma basis to give effect to:


       - the reorganization of our firm from partnership to corporate form and the related transactions described under "Certain
         Transactions--Reorganization and Related Transactions," as if they had occurred on June 30, 1999;



       - our note offering;


       - the sale by us of 11,500,000 shares of common stock in this offering at an assumed initial offering price of $16.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us; and

       - the application of the proceeds from this offering.

    The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma financial statements and notes thereto included elsewhere in this prospectus.

                                                                                              AS OF JUNE 30, 1999
                                                                                            -----------------------
                                                                                            HISTORICAL   PRO FORMA
                                                                                            ----------  -----------

                                                                                                (IN THOUSANDS)
Senior notes..............................................................................  $   --       $ 100,000
Subordinated indebtedness(1)..............................................................      51,158      62,508
                                                                                            ----------  -----------
Total long-term indebtedness, including current portion...................................      51,158     162,508
                                                                                            ----------  -----------
Limited partners' interest in subsidiary..................................................      37,094      --
Members' capital for LaB Investing Co. L.L.C..............................................      95,569      --
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued and
    outstanding historical, pro forma and pro forma as adjusted...........................      --          --
  Common stock, $.01 par value, 200,000,000 shares authorized; 35,375,000 shares issued and outstanding, pro forma; 46,875,000 shares issued and outstanding, pro forma as
    adjusted(2)...........................................................................      --             469
  Additional paid-in-capital..............................................................      --         264,600
  Retained earnings.......................................................................      --          --
                                                                                            ----------  -----------
Total stockholders' equity................................................................      --         265,069
                                                                                            ----------  -----------
Total capitalization......................................................................  $  183,821   $ 427,577
                                                                                            ----------  -----------
                                                                                            ----------  -----------


------------------------

(1) Excludes subordinated liabilities related to contributed exchange memberships of $20.0 million.

(2) The above information excludes (1) 1,200,000 shares of common stock subject to options with an exercise price equal to the initial public offering price and (2) restricted stock units for 1,059,000 shares of common stock, in each case under the Equity Incentive Plan.

                                    DILUTION

    The pro forma net tangible book value of LaBranche & Co Inc. as of June 30, 1999, was approximately $(81,575,000), or $(2.31) per share of common stock. Pro forma net tangible book value per share is equal to the amount of tangible net assets of LaBranche & Co Inc., less total liabilities, divided by the pro forma number of shares of common stock outstanding as of June 30, 1999. Assuming the sale by LaBranche & Co Inc. of the shares of common stock offered hereby (assuming an initial public offering price of $16.00 per share) and the application of the net proceeds from this offering, the pro forma net tangible adjusted book value of LaBranche & Co Inc. at June 30, 1999 would have been approximately $87,925,000 or $1.88 per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $4.19 per share to existing stockholders and an immediate dilution in net tangible book value of $14.12 per share to new investors in the common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share........................             $   16.00

Pro forma net tangible book value per share at June 30, 1999...........  $   (2.31)

Increase per share attributable to new investors.......................  $    4.19
                                                                         ---------

Pro forma net tangible book value per share after the offering.........                  1.88
                                                                                    ---------

Dilution per share to new investors....................................             $   14.12
                                                                                    ---------
                                                                                    ---------

    The following table summarizes, on a pro forma basis as of June 30, 1999, the total number of shares of common stock purchased from LaBranche & Co Inc., the total consideration paid to LaBranche & Co Inc., and the average price per share paid by existing stockholders of LaBranche & Co Inc. and by new investors purchasing shares from LaBranche & Co Inc. in this offering, at an assumed initial public offering price of $16.00 per share, before deducting underwriting discounts and commissions and the estimated offering expenses payable by LaBranche & Co Inc.:

                                                           SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE
                                                      --------------------------  ---------------------------   PRICE PER
                                                         NUMBER        PERCENT        AMOUNT        PERCENT       SHARE
                                                      -------------  -----------  --------------  -----------  -----------

Existing stockholders...............................     35,375,000         75.5% $   95,569,000         36.0%  $    2.70

New investors.......................................     11,500,000         24.5     169,500,000         64.0       14.74
                                                      -------------      -----    --------------      -----

Total...............................................     46,875,000        100.0% $  265,069,000        100.0%
                                                      -------------      -----    --------------      -----
                                                      -------------      -----    --------------      -----

    If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to 72.8% of the total number of shares of common stock to be outstanding after this offering, and will increase the number of shares of common stock held by the new investors to 27.2% of the total number of shares of common stock to be outstanding immediately after this offering.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below for the years ended December 31, 1996, 1997 and 1998 and as of December 31, 1997 and 1998 have been derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The selected consolidated financial data set forth below for the years ended December 31, 1994 and 1995 and as of December 31, 1994, 1995 and 1996 have been derived from our consolidated financial statements, audited by Arthur Andersen LLP, independent public accountants, which are not included elsewhere in this prospectus. The selected consolidated financial data set forth below for the six months ended June 30, 1998 and 1999 and as of June 30, 1999 have been derived from our unaudited consolidated financial statements. In our opinion, such unaudited data include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data set forth below should be read in conjunction with the consolidated financial statements and related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA:

                                                                                                           SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                         JUNE 30,
                                               -------------------------------------------------------  -----------------------
                                                 1994       1995       1996        1997        1998        1998         1999
                                               ---------  ---------  ---------  ----------  ----------  -----------  ----------
                                                                                (IN THOUSANDS)
REVENUES:
  Net gain on principal transactions.........  $  23,406  $  26,290  $  37,113  $   47,817  $   95,048   $  40,825   $   78,666
  Commissions................................      5,995      7,736     10,180      15,186      26,576      10,412       17,885
  Other......................................        465      3,147      2,643       4,637       4,787         902        6,942
                                               ---------  ---------  ---------  ----------  ----------  -----------  ----------
    Total revenues...........................     29,866     37,173     49,936      67,640     126,411      52,139      103,493
                                               ---------  ---------  ---------  ----------  ----------  -----------  ----------
EXPENSES:
  Employee compensation and benefits.........      4,496      5,167      5,723       8,108      13,921       5,229       11,299
  Severance..................................         --        650      5,375         300          --          --           --
  Lease of exchange memberships..............      2,049      2,113      2,468       3,727       6,568       2,777        4,165
  Interest...................................         90        116        331       1,566       3,577       1,494        2,195
  Exchange, clearing and brokerage fees......      1,336      1,557      1,514       2,042       2,898       1,360        1,997
  Amortization of intangibles................         --         --         --         737       2,526         834        1,693
  Occupancy..................................        151        156        435         465       1,121         415          725
  Communications.............................        283        367        495         709         964         432          538
  Legal and professional fees................        124        194        170         620         916         265          466
  Other......................................        612        599        642       1,634       2,285       1,615        1,066
                                               ---------  ---------  ---------  ----------  ----------  -----------  ----------
    Total expenses before managing directors'
      compensation, limited partners'
      interest in earnings of subsidiary and
      unincorporated business taxes..........      9,141     10,919     17,153      19,908      34,776      14,421       24,144
                                               ---------  ---------  ---------  ----------  ----------  -----------  ----------
  Income before managing directors'
    compensation, limited partners' interest
    in earnings of subsidiary and
    unincorporated business taxes............     20,725     26,254     32,783      47,732      91,635      37,718       79,349

                                                                                                           SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                         JUNE 30,
                                               -------------------------------------------------------  -----------------------
                                                 1994       1995       1996        1997        1998        1998         1999
                                               ---------  ---------  ---------  ----------  ----------  -----------  ----------
                                                                                (IN THOUSANDS)
  Managing directors' compensation...........     15,128     16,895     23,235      30,008      58,783      23,725       48,214
                                               ---------  ---------  ---------  ----------  ----------  -----------  ----------
  Income before limited partners' interest in
    earnings of subsidiary and unincorporated
    business taxes...........................      5,597      9,359      9,548      17,724      32,852      13,993       31,135
  Limited partners' interest in earnings of
    subsidiary...............................      2,754      7,046      9,638      14,354      26,292      10,848       21,054
                                               ---------  ---------  ---------  ----------  ----------  -----------  ----------
  Income before unincorporated business
    taxes....................................      2,843      2,313        (90)      3,370       6,560       3,145       10,081
  Unincorporated business taxes..............        734      1,179      1,602       1,881       3,900       1,900        3,789
                                               ---------  ---------  ---------  ----------  ----------  -----------  ----------
  Net income (loss)..........................  $   2,109  $   1,134  $  (1,692) $    1,489  $    2,660   $   1,245   $    6,292
                                               ---------  ---------  ---------  ----------  ----------  -----------  ----------
                                               ---------  ---------  ---------  ----------  ----------  -----------  ----------

                                                                    DECEMBER 31,
                                               -------------------------------------------------------                JUNE 30,
                                                 1994       1995       1996        1997        1998                     1999
                                               ---------  ---------  ---------  ----------  ----------               ----------
                                                                                (IN THOUSANDS)
  BALANCE SHEET DATA:
  Cash and short term investments............  $   9,481  $   8,971  $  16,479  $   17,989  $   25,822               $   38,063
  Working capital............................     32,110     32,855     27,694      62,562     104,250                  123,698
  Total assets...............................     52,522     65,177     78,918     157,754     272,201                  346,101
  Total long-term indebtedness (1)...........        750      1,150      2,919      31,423      48,073                   51,158
  Limited partners' interest in subsidiary...     11,773     14,227     12,129      20,724      37,574                   37,094
  Members' capital...........................     20,123     18,270     13,735      37,658      77,093                   95,569

------------------------

(1) Excludes subordinated liabilities related to contributed exchange memberships.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS TOGETHER WITH THE FINANCIAL STATEMENTS AND THE NOTES TO SUCH STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS ABOUT US AND OUR INDUSTRY. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, AS MORE FULLY DESCRIBED IN THE "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS. WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON, EVEN IF NEW INFORMATION BECOMES AVAILABLE OR OTHER EVENTS OCCUR IN THE FUTURE.

OVERVIEW


    Founded in 1924, our specialist LaBranche & Co. is one of the oldest and largest specialist firms on the New York Stock Exchange. Our business has grown considerably during the past five years. We have accomplished this growth both internally and through selective acquisitions. Our revenues increased from $29.9 million in 1994 to $126.4 million in 1998, representing a compound annual growth rate of 43.4%. During the same period, we increased the number of our common stock listings from 122 to 284.


    REVENUES

    Our revenues consist primarily of net gains earned from principal transactions in securities for which we act as specialist, and commissions revenue earned from specialist activities. Net gain on principal transactions represents trading gains net of trading losses and transaction fees, and are earned by us when we act as principal buying and selling our specialist stocks. These revenues are primarily affected by changes in share volume and fluctuations in price in our specialist stocks. Share volume for our specialist stocks has historically been driven by general trends in NYSE trading volume, as well as factors particularly affecting our listed companies, including increased merger and acquisition activity, stock splits, greater frequency of company news releases (i.e., earnings guidance and reports), heightened research analyst coverage and investor sentiment. Commissions revenue consists of commissions we earn when acting as agent to match buyers and sellers for limit orders executed by us on behalf of brokers after a specified period of time; we do not earn commissions when we match market orders. Commissions revenue is primarily affected by share volume of the trades executed by us as agent. Other revenue consists of proprietary trading revenue and short-term interest income. In 1998, net gain on principal transactions represented 75.2% of our total revenues, commissions revenue represented 21.0% of our total revenues, and other revenue represented 3.8% of our total revenues. For the first six months of 1999, net gain on principal transactions represented 76.0% of our total revenues, commissions revenue represented 17.3% of our total revenues, and other revenue represented 6.7% of our total revenues.

    EXPENSES

    Our largest operating expense is compensation and benefits. Employee compensation and benefits primarily consist of salaries and wages and profitability-based compensation. Profitability-based compensation includes compensation and benefits paid to managing directors, trading professionals and other employees based on our profitability and the employee's overall performance.

    Historically, a large portion of the compensation payments to our managing directors has not been presented as part of operating expenses. The aggregate amount of these compensation payments has generally approximated LaB Investing Co. L.L.C.'s interest in the income of LaBranche & Co., before managing directors' compensation. Generally, these payments of compensation have been allocated among our managing directors based on their respective percentage interests in the profits of LaB Investing Co. L.L.C. As a corporation, we will include payments to managing directors in employee compensation and benefits expense. Therefore, historical income before managing directors' compensation, limited partners' interest in earnings of subsidiary and unincorporated business taxes understates our expected operating costs after this offering.

    REORGANIZATION

    Simultaneously with this offering, we will incur indebtedness of approximately $116.4 million to redeem some limited partnership interests in LaBranche & Co. and some membership interests in LaB Investing Co. L.L.C. and to repay subordinated indebtedness. As a result of this increased indebtedness, our interest expense following this offering will be higher than historical levels.

    The redemption of the limited partners' interests is accounted for as a step acquisition under the purchase method of accounting. The excess of purchase price over the limited partners' capital accounts of $131.3 million is allocated to intangible assets. Accordingly, amortization of intangible assets is expected to increase in the future.

    INCOME TAXES

    As a partnership, we have generally not been subject to U.S. federal, state and local income taxes, apart from the 4% New York City unincorporated business tax. As part of our restructuring to a corporation, we will be subject to U.S. federal, state and local income taxes. For information on our pro forma effective tax rate as a corporation, see the pro forma consolidated information included elsewhere in this prospectus.

    ACQUISITIONS

    In the third quarter of 1998, we acquired substantially all the assets of Fowler, Rosenau & Geary, LLC (or "Fowler, Rosenau"). The acquisition was accounted for under the purchase method and the excess of cost over estimated fair value of the net assets acquired, totaling $25.8 million, was allocated to goodwill. The results of the specialist operations formerly conducted by Fowler, Rosenau have been included in our consolidated financial statements since July 1, 1998.

    In August 1997, we admitted Ernst & Company (or "Ernst") as a limited partner in connection with our acquisition of the specialist operations of Ernst. At that time, we also acquired the specialist operations conducted by individual specialists at the firms of Homans & Co. (or "Homans") and Ware & Keelips, Inc. (or "Ware & Keelips"). In connection with these transactions, we also hired as specialists and admitted as members of LaB Investing Co. L.L.C. several individuals who had previously worked as specialists for Ernst, Homans and Ware & Keelips. These transactions were accounted for under the purchase method and the excess of cost over estimated fair value of the net assets acquired, totaling $17.2 million, was allocated to goodwill. The results of these specialist operations have been included in our consolidated financial statements since August 1, 1997.

    In July 1997, Thomas Shanley, James Stack and Mark Soltz, formerly specialists on behalf of Stern Bros., LLC (or "Stern"), were admitted as members of LaB Investing Co. L.L.C. In connection with their admission, Messrs. Shanley, Stack and Soltz contributed capital to LaB Investing Co. L.L.C. which was, in turn, contributed to LaBranche & Co. This transaction was accounted for under the purchase method and the excess of cost over estimated fair value of the net assets acquired, totaling $7.8 million, was allocated to goodwill. The results of these specialist operations have been included in our consolidated financial statements since July 1, 1997.

    RESULTS OF OPERATIONS

    The following table sets forth the statement of operations data for the periods indicated as a percentage of total revenues:

                                                                                                            SIX MONTHS
                                                                          YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                                                      -------------------------------  --------------------
                                                                        1996       1997       1998       1998       1999
                                                                      ---------  ---------  ---------  ---------  ---------
Revenues:
    Net gain on principal transactions..............................       74.3%      70.7%      75.2%      78.3%      76.0%
    Commissions.....................................................       20.4       22.5       21.0       20.0       17.3
    Other...........................................................        5.3        6.8        3.8        1.7        6.7
                                                                      ---------  ---------  ---------  ---------  ---------
      Total revenues................................................      100.0      100.0      100.0      100.0      100.0
                                                                      ---------  ---------  ---------  ---------  ---------
Expenses:
    Employee compensation and benefits..............................       11.5       12.0       11.0       10.0       10.9
    Severance.......................................................       10.8        0.4     --         --         --
    Lease of exchange memberships...................................        4.9        5.5        5.2        5.3        4.0
    Interest........................................................        0.7        2.3        2.8        2.9        2.1
    Exchange, clearing and brokerage fees...........................        3.0        3.0        2.3        2.6        2.0
    Amortization of intangibles.....................................     --            1.1        2.0        1.6        1.6
    Occupancy.......................................................        0.9        0.7        0.9        0.8        0.7
    Communications..................................................        1.0        1.0        0.8        0.8        0.5
    Legal and professional fees.....................................        0.3        0.9        0.7        0.5        0.5
    Other...........................................................        1.3        2.5        1.8        3.1        1.0
                                                                      ---------  ---------  ---------  ---------  ---------
      Total expenses before managing directors' compensation,
        limited partners' interest in earnings of subsidiary and
        unincorporated business taxes...............................       34.4       29.4       27.5       27.6       23.3
    Income before managing directors' compensation, limited
      partners' interest in earnings of subsidiary and
      unincorporated business taxes.................................       65.6       70.6       72.5       72.4       76.7
Managing directors' compensation....................................       46.5       44.4       46.5       45.5       46.6
                                                                      ---------  ---------  ---------  ---------  ---------
    Income before limited partners' interest in earnings of
      subsidiary and unincorporated business taxes..................       19.1       26.2       26.0       26.9       30.1
Limited partners' interest in earnings of subsidiary................       19.3       21.2       20.8       20.8       20.3
                                                                      ---------  ---------  ---------  ---------  ---------
    Income (loss) before unincorporated business taxes..............       (0.2)       5.0        5.2        6.1        9.8
Unincorporated business taxes.......................................        3.2        2.8        3.1        3.6        3.7
                                                                      ---------  ---------  ---------  ---------  ---------
    Net income (loss)...............................................       (3.4)%       2.2%       2.1%       2.5%       6.1%
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

    REVENUES

    Total revenues increased 98.5% to $103.5 million for the six months ended June 30, 1999, from $52.1 million for the same period in 1998, principally due to the increase in revenue from net gain on principal transactions. Net gain on principal transactions increased 92.7% to $78.7 million for the six months ended June 30, 1999, from $40.8 million for the same period in 1998. This increase was primarily due to an increase in share volume of our specialist stocks traded on the NYSE. This increase, in turn, was due primarily to the Fowler, Rosenau acquisition, by which we became the specialist for 76 additional common stock listings, and was due also to increased share volume as principal in our existing specialist stocks traded on the NYSE. Our share volume as principal increased

97.0% to 4.5 billion shares for the six months ended June 30, 1999, from 2.3 billion shares for the same period in 1998.


    Commissions revenue increased 71.8% to $17.9 million for the six months ended June 30, 1999, from $10.4 million for the same period in 1998. This increase was due to an increase in share volume in which we acted as agent. This increase, in turn, was primarily due to the increase in the number of our common stock listings due to the Fowler, Rosenau acquisition, and was also due to increased share volume in our existing specialist stocks traded on the NYSE. The share volume executed by us as agent in our specialist stocks increased 73.6% to
2.0 billion shares for the six months ended June 30, 1999, from 1.1 billion shares for the same period in 1998.


    Other revenue increased 669.6% to $6.9 million for the six months ended June 30, 1999, from $902,000 for the same period in 1998. This increase was primarily due to net gains in proprietary trading of non-specialist securities.

    EXPENSES

    Total expenses before managing directors' compensation, limited partners' interest in earnings of subsidiary and unincorporated business taxes increased 67.4% to $24.1 million for the period ended June 30, 1999 from $14.4 million for the same period in 1998.


    Employee compensation and related expenses increased 116.1% to $11.3 million for the six months ended June 30, 1999, from $5.2 million for the same period in 1998. Our number of employees increased to 161 as of June 30, 1999, from 107 as of June 30, 1998, primarily due to the Fowler, Rosenau acquisition. As a percentage of total revenues, employee compensation increased to 10.9% of total revenues for the six months ended June 30, 1999, from 10.0% of total revenues for the same period in 1998.



    Lease of exchange membership expense increased 50.0% to $4.2 million for the six months ended June 30, 1999, from $2.8 million for the same period in 1998. This increase was due to the increase in the number of leased memberships from 32 to 44, primarily resulting from the Fowler, Rosenau acquisition, and was also due to an increase in the average annual leasing cost of the memberships from approximately $180,000 to $192,000 per membership. As a percentage of total revenues, lease of exchange memberships expense decreased to 4.0% for the six months ended June 30, 1999, from 5.3% for the same period in 1998.


    Interest expense increased 46.9% to $2.2 million for the six months ended June 30, 1999, from $1.5 million for the same period in 1998. This increase was primarily due to an increase in outstanding subordinated indebtedness to $51.2 million at June 30, 1999, from $48.1 million at June 30, 1998.

    Exchange, clearing and brokerage fees consist primarily of fees paid by us as a specialist to the NYSE and to clearing houses. Fees paid by us to the NYSE include primarily fees based on the volume of transactions executed as principal and as agent, as well as a flat annual fee. Exchange, clearing and brokerage fees expense increased 46.8% to $2.0 million for the six months ended June 30, 1999, from $1.4 million for the same period in 1998. This increase was primarily attributable to an increase in share volume.

    Amortization of intangibles increased 103.0% to $1.7 million for the six months ended June 30, 1999, from $834,000 for the same period of the prior year. Amortization of intangibles increased as a result of the Fowler, Rosenau acquisition.

    Occupancy expense consists primarily of rent on our premises, including our executive offices and our space on the NYSE floor, and depreciation on leasehold improvements. Occupancy expense increased 74.7% to $725,000 for the six months ended June 30, 1999, from $415,000 for the same period in 1998. This increase was primarily the result of the expansion of our business.

    Communications expense consists primarily of data retrieval and information services and telephone and data lines. Communications expense increased 24.5% to $538,000 for the six months ended June 30, 1999, from $432,000 for the same period in 1998. This increase was the result of additional telephone, data retrieval and informational services utilized due to the growth of our business.

    Legal and professional fees increased 75.8% to $466,000 for the six months ended June 30, 1999, from $265,000 for the same period in 1998.

    Other expenses decreased 34.0% to $1.1 million for the six months ended June 30, 1999, from $1.6 million for the same period in 1998. This was the result of payments made to Fowler, Rosenau in 1998 under a profit sharing arrangement for trading in a specialist stock. This arrangement was terminated when we acquired Fowler, Rosenau in July 1998.

    Income before managing directors' compensation, limited partners' interest in earnings of subsidiary and unincorporated business taxes increased 110.4% to $79.3 million for the six months ended June 30, 1999, from $37.7 million for the same period in 1998.

    Managing directors' compensation increased 103.2% to $48.2 million for the six months ended June 30, 1999, from $23.7 million for the same period in 1998 as a result of the increased profitability of the firm.

    Unincorporated business tax expense increased 99.4% to $3.8 million for the six months ended June 30, 1999, from $1.9 million for the same period in 1998 as a result of increased profitability of the firm.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES

    Total revenues increased 86.9% to $126.4 million for 1998 from $67.6 million for 1997, due primarily to the increase in revenue from net gain on principal transactions. Net gain on principal transactions increased 98.8% to $95.0 million for 1998, from $47.8 million for 1997. This increase was primarily due to an increase in share volume. This increase, in turn, was primarily due to increased share volume as principal in our existing specialist stocks traded on the NYSE, and was also due to the increase in the number of our common stock listings due to the Fowler, Rosenau acquisition. Our share volume as principal increased 134.4% to 5.9 billion shares for 1998, from 2.5 billion shares for 1997.


    Commissions revenue increased 75.0% to $26.6 million for 1998 from $15.2 million for 1997. This increase was due to an increase in share volume in which we acted as agent. This increase, in turn, was primarily due to increased share volume in our existing specialist stocks traded on the NYSE, and was also due to the increase in the number of our common stock listings due to the Fowler, Rosenau acquisition. The share volume executed by us as agent in our specialist stocks increased 70.6% to 2.9 billion shares for 1998, from 1.7 billion shares for 1997.


    Other revenue increased 3.2% to $4.8 million for the twelve months ended December 31, 1998, from $4.6 million for the same period in 1997. This increase was primarily due to net gains in proprietary trading of non-specialist securities.

    EXPENSES

    Total expenses before managing directors' compensation, limited partners' interest in earnings of subsidiary and unincorporated business taxes increased 74.7% to $34.8 million for 1998, from $19.9 million for 1997.

    Employee compensation and related expenses increased 71.7% to $13.9 million for 1998, from $8.1 million for 1997. Our number of employees increased to 152 as of December 31, 1998, from 95 as of December 31, 1997, primarily due to the Fowler, Rosenau acquisition. As a percentage of total revenues, employee compensation decreased to 11.0% of total revenues for 1998, from 12.0% of total revenues for 1997.

    Severance expense was $0 in 1998 and $300,000 in 1997. We incurred severance expense during 1997 as a result of a subsequent change in the retirement package of one of our senior managing directors who retired in 1996.


    Lease of exchange membership expense increased 76.2% to $6.6 million for 1998, from $3.7 million for 1997. This increase was due to the increase in the number of leased memberships from 32 to 43, resulting from the Fowler, Rosenau acquisition, and due to an increase in the average annual leasing cost of the memberships from approximately $150,000 to $180,000 per membership. As a percentage of total revenues, lease of exchange memberships expense decreased to 5.2% for 1998, from 5.5% for 1997.


    Interest expense increased 128.4% to $3.6 million for 1998, from $1.6 million for 1997. This increase was primarily due to an increase in outstanding subordinated indebtedness from $48.1 million at December 31, 1998 from $31.4 million at December 31, 1997.

    Exchange, clearing and brokerage fees expense increased 41.9% to $2.9 million for 1998, from $2.0 million for 1997. This increase was primarily attributable to an increase in share volume.

    Amortization of intangibles increased 242.7% to $2.5 million for 1998, from $737,000 for 1997. Amortization of intangibles increased due to the Fowler, Rosenau acquisition. In addition, amortization of intangibles arising from the Ernst and Stern acquisitions was incurred for the full year of 1998 and was only incurred during the second half of 1997.

    Occupancy expense increased 141.1% to $1.1 million for 1998, from $465,000 for 1997. This increase was primarily the result of the leasing of additional office space.

    Communications expense increased 36.0% to $964,000 for 1998, from $709,000 for 1997. This increase was the result of additional telephone, data retrieval and informational services utilized due to the growth of our business.

    Legal and professional fees increased 47.7% to $916,000 for 1998, from $620,000 for 1997. This increase was primarily the result of increased legal and accounting fees due to the Fowler, Rosenau acquisition and consulting services we obtained to comply with data processing testing required by the NYSE in anticipation of the acquisition.

    Other expenses increased 39.8% to $2.3 million for 1998, from $1.6 million for 1997. This was the result of payments made to Fowler, Rosenau in 1998 under a profit sharing arrangement for trading in a specialist stock. This contractual arrangement was terminated when we acquired Fowler, Rosenau in July 1998.

    Income before managing directors' compensation, limited partners' interest in earnings of subsidiary and unincorporated business taxes increased 92.0% to $91.6 million for 1998, from $47.7 for 1997.

    Managing directors' compensation increased 95.9% to $58.8 million for 1998, from $30.0 million for 1997 as a result of the increased profitability of the firm.

    Unincorporated business tax expense increased 107.3% to $3.9 million in 1998, from $1.9 million for 1997 as a result of the increased profitability of the firm.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUES


    Total revenues increased 35.5% to $67.6 million for 1997 from $49.9 million for 1996, principally due to the increase in revenue from principal transactions, net. Net gain on principal transactions increased 28.8% to $47.8 million for 1997, from $37.1 million for 1996. This increase was primarily due to an increase in share volume of our specialist stocks traded on the NYSE. This increase, in turn, was due to our acquisitions of Ernst and Stern, under which we became the specialist for 55 additional common stock listings, and was also due to increased share volume as principal in our existing specialist stocks traded on the NYSE. Our share volume as principal increased 106.3% to 2.5 billion shares for 1997, from 1.2 billion shares for 1996.



    Commissions revenue increased 49.2% to $15.2 million for 1997, from $10.2 million for 1996. This increase was primarily due to an increase share volume in which we acted as an agent. This increase, in turn, resulted from the increase in number of common stock listings due to the Stern and Ernst acquisitions, and was also due to increased share volume in our existing specialist stocks traded on the NYSE. The share volume executed by us as agent in our specialist stocks increased 45.5% to 1.7 billion shares for 1997, from 1.2 billion shares for 1996.


    Other revenue increased 75.4% to $4.6 million for 1997, from $2.6 million for 1996. This increase was primarily due to net gains in proprietary trading of non-specialist securities.

    EXPENSES

    Total expenses before managing directors' compensation, limited partners' interest in earnings of subsidiary and unincorporated business taxes increased 16.1% to $19.9 million for 1997, from $17.2 million for 1996.


    Employee compensation and related expenses increased 41.7% to $8.1 million for 1997, from $5.7 million for 1996. Our number of employees increased to 95 on December 31, 1997 from 61 on December 31, 1996 primarily due to the Ernst and Stern acquisitions. As a percentage of total revenues, employee compensation increased to 12.0% of total revenues for 1997, from 11.5% of total revenues for 1996.


    Severance expense was $300,000 in 1997 and $5.4 million in 1996 as a result of the retirement of two of our senior managing directors in 1996.


    Lease of exchange membership expense increased 51.0% to $3.7 million for 1997, from $2.5 million for 1996. This increase was due to the increase in the number of leased memberships from 20 to 32, resulting from the Ernst and Stern acquisitions, and was also due to the increase in the average annual leasing cost of the memberships from approximately $132,000 to $150,000 per membership. As a percentage of total revenues, lease of exchange membership expense increased to 5.5% for the twelve months ended December 31, 1997, from 4.9% for the same period in 1996.


    Interest expense increased 373.1% to $1.6 million for 1997, from $331,000 for 1996. This increase was primarily due to an increase in outstanding subordinated indebtedness to $31.4 million at December 31, 1997 from $2.9 million at December 31, 1996.

    Exchange, clearing and brokerage fees expense increased 34.9% to $2.0 million for 1997, from $1.5 million for 1996. This increase was primarily attributable to an increase in share volume.

    Amortization of intangibles was $737,000 for 1997 and $0 for 1996. Amortization of intangibles for 1997 resulted from the Ernst and Stern acquisitions.

    Occupancy expense increased 6.9% to $465,000 for 1997, from $435,000 for 1996.

    Communications expense increased 43.2% to $709,000 for 1997, from $495,000 for 1996.

    Legal and professional fees increased 264.7% to $620,000 for 1997, from $170,000 for 1996. This increase was primarily the result of increased legal fees incurred in connection with the Stern and Ernst acquisitions.

    Other expenses increased 154.5% to $1.6 million for 1997, from $642,000 for 1996. This was the result of payments made to Fowler, Rosenau beginning in the third quarter of 1997 under a profit sharing arrangement for trading in a specialist stock. This contractual arrangement was terminated when we acquired Fowler, Rosenau in July 1998.

    Income before managing directors' compensation, limited partners' interest in earnings of subsidiary and unincorporated taxes increased 45.6% to $47.7 million for 1997, from $32.8 million for 1996.

    Managing director compensation increased 29.2% to $30.0 million for 1997, from $23.2 million for 1996 as a result of the increased profitability of the firm.


    Unincorporated business tax expense increased 17.4% to $1.9 million for 1997, from $1.6 million for 1996 as a result of the increased profitability of the firm.


LIQUIDITY

    We have financed our business primarily through partners' capital and the issuance of subordinated indebtedness. As of June 30, 1999, we had $346.1 million in assets, $38.1 million of which consisted of cash and short-term investments, which primarily consist of reverse repurchase agreements payable on short notice. As of December 31, 1998, we had $272.2 million in assets, $25.8 million of which consisted of cash and short term-investments.


    During 1999, we increased and extended our line-of-credit with The Bank of New York to $100.0 million. Amounts outstanding under The Bank of New York credit facility would be secured by our inventory in our specialist stocks. To date, we have not utilized this facility. The credit facility matures on June 23, 2000. In addition, we have outstanding letter of credit agreements with U.S. Trust Company aggregating approximately $1.6 million, collateralized by a Treasury bill with a face value of $1.5 million and a cash balance of approximately $171,000.


    As of June 30, 1999, our subordinated debt totaled $51.2 million (excluding subordinated liabilities related to contributed exchange memberships). Of this amount, $35.0 million represented senior subordinated debt placed through several note purchase agreements. Of this $35.0 million, $20.0 million matures on September 15, 2002 and bears interest at an annual rate of 8.2%, payable on a quarterly basis; and $15.0 million matures on June 3, 2008 and bears interest at an annual rate of 7.7%, payable on a quarterly basis. These notes are senior to all other subordinated notes. Subordinated debt totaling $16.2 million represents junior subordinated debt placed with limited partners and their family members, and employees of the firm. This debt has maturities ranging from the second half of 1999 through 2000, and bears interest at an annual rate of 10.0%, payable on a quarterly basis. The agreements relating to the junior subordinated debt generally have automatic rollover provisions which extend the maturities for an additional year, unless the lender provides notice at least seven months prior to maturity. Concurrently with this offering, we will repay $5.0 million of the junior subordinated debt as part of the reorganization of our firm from partnership to corporate form.

    Concurrently with this offering, we will pay $152.1 million to acquire some limited partnership interests in LaBranche & Co. and some membership interests in LaB Investing Co. L.L.C., as part of the reorganization of our firm from partnership to corporate form. Additionally, the proceeds of our note offering and the issuance of $16.4 million of subordinated indebtedness will be used to acquire some limited partnership interests in LaBranche & Co.

    Under our note offering, we will issue $100.0 million aggregate principal
amount of senior notes. The notes will bear interest at a rate of   % annually
and mature in             , 2004. The indenture covering the notes will include
certain covenants that, among other things, limit our ability to:

    - borrow money;

    - pay dividends on our stock or purchase our stock;

    - make investments;

    - engage in transactions with stockholders and affiliates;

    - create liens on our assets; and

    - sell assets or engage in mergers and consolidations.

    We will issue a subordinated note in an aggregate principal amount of $16.0 million as partial payment for the acquisition of a limited partnership interest. The note will be repayable as to $6.0 million on the first anniversary of issuance, $5.0 million on the second anniversary of issuance and $5.0 million on the third anniversary of issuance, and will bear interest at the annual rate
of   %. We will also enter into a $350,000 cash subordinated loan agreement,
bearing interest at an annual rate of   %, as payment for the acquisition of a
limited partnership interest. In addition, we will repay $1.1 million in indebtedness owed in connection with our retirement plans, which amount has been accrued in the historical consolidated statement of financial condition.

    As a broker-dealer, we are subject to regulatory requirements intended to ensure the general financial soundness and liquidity of broker-dealers and requiring the maintenance of minimum levels of net capital, as defined in SEC Rule 15c3-1. We are required to maintain minimum net capital, as defined, equivalent to the greater of $100,000 or 1/15 of aggregate indebtedness, as defined. NYSE Rule 326(c) also prohibits a broker-dealer from repaying subordinated borrowings, paying cash dividends, making loans to any parent, affiliates or employees, or otherwise entering into transactions which would result in a reduction of our total net capital to less than 150% of our required minimum capital. Moreover, broker-dealers, including us, are required to notify the SEC prior to repaying subordinated borrowings, paying dividends and making loans to any parent, affiliates or employees, or otherwise entering into transactions which, if executed, would result in a reduction of 30% or more of their excess net capital (net capital less minimum requirement). The SEC has the ability to prohibit or restrict such transactions if the result is detrimental to the financial integrity of the broker-dealer. At June 30, 1999, we had net capital of $100.0 million, which was $96.8 million in excess of our required net capital of $3.2 million.

    The NYSE generally requires members registered as specialists to establish that they can meet, with their own net liquid assets, a minimum dollar amount which is the greater of $1,000,000 or 25% of their position requirement. As of December 31, 1998, due to the market share represented by our specialist book, the NYSE mandated that, notwithstanding the general rule, we maintain minimum net liquid assets of the greater of $90.0 million or 120% of the position requirement, adjusted by the amount of the position requirement for any new stock allocated to us as specialist. The position requirement is the ability to assume positions in our specialist stocks, of 30,000 shares of each S&P 500 common stock, 22,500 shares in all other common stocks, 4,500 shares in each convertible preferred stock and 1,800 shares in each nonconvertible preferred stock for which we act as a specialist. "Net liquid assets" for a specialist who also engages in transactions other than specialist activities is based upon its excess net capital as determined in accordance with SEC Rule 15c3-1. As of June 30, 1999, our NYSE minimum required dollar amount of net liquid assets was $91.5 million compared to actual net liquid assets of approximately $116.3 million.

    Failure to maintain the required net capital and net liquid assets may subject us to suspension or revocation of SEC registration or suspension or expulsion by the NYSE.

    We currently anticipate that net proceeds from this offering, our note offering and the additional contemplated indebtedness, together with our available cash resources and credit facilities, will be sufficient to meet our anticipated working capital, regulatory capital and capital expenditure requirements through the end of 2000.

MARKET RISK

    A majority of our specialist related revenues are derived from trading by us as principal. We also operate a proprietary trading desk separately from our NYSE specialist operations, which represented 1.8% of our total revenues in 1998. These activities involve primarily the purchase, sale or short sale of securities for our own account. These activities are subject to a number of risks, including risks of price fluctuations and rapid changes in the liquidity of markets. In any period, we may incur trading losses in our specialist stocks for a variety of reasons, including price declines of our specialist stocks, lack of trading volume in our specialist stocks and the performance of our specialist obligations. From time to time, we have large position concentrations in securities of a single issuer or issuers engaged in a specific industry. In general, because our inventory of securities is marked to market on a daily basis, any downward price movement in these securities will result in a reduction of our revenues and operating profits.

    We have developed a risk management process which is intended to balance our ability to profit from our specialist activities with our exposure to potential losses. In addition, we have trading limits relating to our proprietary trading desk. For a full description of our risk management procedures and the limits placed on our proprietary trading desk, see "Business--Risk Management" and "--Our Proprietary Trading."

    Although we have adopted risk management policies, we cannot be sure that these policies have been formulated properly to identify or limit our risks. Even if these policies are formulated properly, we cannot be sure that we will successfully implement these policies. As a result, we may not be able to manage our risks successfully or avoid trading losses.

YEAR 2000

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish between 21(st) century dates and 20(th) century dates. As a result, computer systems and/or software used by many companies and governmental agencies, including computers involved in the securities industry, may need to be upgraded to comply with such Year 2000 requirements. Otherwise, these systems could suffer system failure or miscalculations that would disrupt normal business activities. Significant uncertainty exists concerning the potential effects associated with the failure to achieve compliance with the Year 2000 requirements.

    We have made an assessment of the Year 2000 readiness of our trading-related, communications and data processing systems. We participated in the Securities Industry Association "streetwide" testing during the period of February through April 1999. We believe that our main trading-related and clearing systems are currently Year 2000 compliant. In addition, the NYSE has assured us that their information and communications systems are Year 2000 compliant. We require vendors of material hardware and software components of our information technology systems to provide oral assurances of their Year 2000 compliance. We intend to enforce these assurances from third parties to the fullest extent permitted by law.

    We cannot be sure that we will not discover Year 2000 compliance problems that will require substantial revisions. In addition, we cannot be sure that third-party software, hardware or services incorporated into our computer systems will not need to be revised or replaced. This could be time-consuming and expensive. If we fail to fix our trading-related, communications or data processing systems or to fix or replace third-party software, hardware or services on a timely basis, our business, financial condition and/or operating results could be adversely affected. Moreover, our failure to address Year 2000 compliance issues adequately in our main trading-related, communications or data processing systems could result in litigation which could be a costly and time-consuming process.

    In addition, we cannot assure you that the NYSE, trading counterparties, governmental agencies, utility companies, third-party service providers, including clearing houses and others outside our control, particularly other broker-dealers, will be Year 2000 compliant. We believe that, in the worst case scenario, the failure by any of these entities to be Year 2000 compliant would induce a systemic failure beyond our control resulting in, among other things:

    - a loss or reduction in our trading volume;

    - limitations on our ability to effectively engage in specialist activities; or

    - prolonged telecommunications or electrical failure.

    The occurrence of any systemic failure, including those listed above, could prevent us from engaging in specialist activities and could have an adverse effect on our business, financial condition and/or operating results.

    We have devised a contingency plan in the event of a Year 2000 system related failure. After the close of business on December 31, 1999, we will back up our entire system creating a second backup system. Our staff will process December 31, 1999 trades during the period between January 1, 2000 through the open of trading on January 3, 2000, giving us 48 hours to resolve any potential problems prior to the start of trading on January 3, 2000.

    The total cost of our Year 2000 project is currently estimated to be approximately $150,000. Costs related to the project are expensed as incurred, and we have incurred approximately $125,000 of such costs as of June 30, 1999.

                                    BUSINESS

OVERVIEW


    Founded in 1924, our specialist LaBranche & Co. is one of the oldest and largest specialist firms on the New York Stock Exchange. As a NYSE specialist, our role is to maintain, as far as practicable, a fair and orderly market in our specialist stocks. In doing so, we provide a service to our listed companies, and to the brokers, traders and their respective customers who trade in our specialist stocks. We believe that, as a result of our commitment to providing high quality specialist services, we have developed a strong reputation among our constituencies, including investors, members of the Wall Street community and our listed companies.



    Our business has grown considerably during the past five years. Our revenues increased from approximately $29.9 million in 1994 to $126.4 million in 1998, representing a compound annual growth rate of 43.4%. We have accomplished our growth both internally and through selective acquisitions. For example, since the NYSE implemented its new specialist allocation process in March 1997, we were selected by 42 new listed companies, resulting from 66 listing interviews. In addition we have acquired three specialist operations since 1997, adding 131 new common stock listings to our firm. During the past five years, we have also increased the scope of our business, as illustrated by the following data obtained from the NYSE:


    - the annual dollar volume on the NYSE of stocks for which we acted as specialist increased to $950.4 billion in 1998, as compared to $112.3 billion in 1994. Based on these dollar volumes, we were the largest specialist firm in 1998 as compared to the sixth largest in 1994;

    - the annual share volume on the NYSE of stocks for which we act as specialist increased to 20.0 billion in 1998, as compared to 3.4 billion in 1994. Based on these share volumes, we were the second largest specialist firm in 1998 as compared to the fourth largest in 1994; and

    - the total number of our common stock listings increased to 280 as of June 30, 1999, as compared to 122 as of December 31, 1994. Based on the number of our common stock listings, we were the third largest specialist firm as of both of these dates. In addition, we act as specialist for 78 other listed securities.

    Our listed companies include:

    - 47 of the S&P 500 companies; and

    - five of the 30 companies comprising the Dow Jones Industrial Average. Our five Dow stocks are AT&T, Chevron, Exxon, Merck and Minnesota Mining & Manufacturing.

INDUSTRY BACKGROUND

THE NYSE

    The NYSE is currently the largest securities market in the world. The market capitalization of all U.S. shares listed on the NYSE increased from approximately $4.4 trillion at December 31, 1994 to approximately $10.9 trillion at December 31, 1998, representing a compound annual growth rate of 25.0%. The number of companies listed on the NYSE increased from 2,570 at the end of 1994 to 3,114 at the end of 1998.

    The NYSE's average daily trading volume increased from 91.2 million shares in 1984 to 673.6 million shares in 1998, as illustrated by the following graph:

              NYSE AVERAGE DAILY TRADING VOLUME FROM 1984 TO 1998
                           (SHARE VOLUME IN MILLIONS)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                      NYSE AVERAGE DAILY TRADING VOLUME FROM 1984 TO 1998
1984            91.2
1985           109.2
1986           141.0
1987           188.9
1988           161.5
1989           165.5
1990           156.8
1991           178.9
1992           202.3
1993           264.5
1994           291.4
1995           346.1
1996           412.0
1997           526.9
1998           673.6

    Trading on the NYSE takes place through open bids to buy and open offers to sell made by NYSE members, acting as principal or as agent for institutions or individual investors. Buy and sell orders meet directly on the trading floor through an auction process, and prices are determined by the interplay of supply and demand in that auction. In order to buy and sell securities on the NYSE, a person must first be accepted for membership in the NYSE. The number of memberships, or seats, is presently limited to 1,366, and the price of a membership depends on supply and demand. Based on recent transfers of memberships, the market price of a membership on the NYSE is over $2.0 million. To become a member, each prospective applicant must also pass an examination covering NYSE rules and regulations.

    NYSE members are generally categorized based upon the activities in which they engage on the trading floor, such as specialists or brokers. The largest single membership group is floor brokers, which consists of both commission brokers and independent brokers. Commission brokers are employed by broker-dealer firms that are members of the NYSE and earn salaries and commission. Independent floor brokers are brokers who independently handle orders for other broker-dealers and financial institutions.

THE SPECIALIST

    All trading of securities on the NYSE is conducted through an auction process. The auction process for each security is managed by the specialist for that security. The specialist is a broker-dealer who applies for and, if accepted, is assigned the role to maintain a fair and orderly market in its specialist stocks. The number of specialist units on the NYSE, many of which are organized as private partnerships, has decreased from 39 at December 31, 1994 to 29 at June 30, 1999. Of these, the three largest specialist units as ranked by their number of specialist stocks were responsible for approximately 41.0% of the average daily trading volume (measured by dollar volume) in 1998.

    A specialist firm is granted the franchise by the NYSE in a particular stock to conduct the auction in that security. Specialist firms conduct their auctions at specific trading posts located on the floor of the NYSE. Because the specialist firm runs the auction in its specialist stocks, it knows of all bids and offers in those stocks and gathers orders to price its stocks appropriately.

    Specialist firms compete for the original listing of stocks through an allocation process organized by the NYSE. As part of this allocation process, companies seeking a listing may select a specialist firm in one of two ways. Under the first method, the NYSE's allocation committee selects the specialist firm based on specific criteria. Under the second method, available since March 1997, the listing company requests that the allocation committee select three to five potential specialist firms suitable for the stock, based on criteria specified by the listing company. The listing company then has the opportunity to meet with each specialist firm identified by the allocation committee. Within one week after meeting the competing specialist firms, the listing company must select a specialist firm. Currently, substantially all of the companies seeking a listing on the NYSE are opting to make the final choice of their own specialist firm under the second allocation method.

    When assigned a particular stock, the specialist firm agrees to specific obligations. The specialist firm's role is to maintain, as far as practicable, trading in the stock that will be fair and orderly. This implies that the trading will have reasonable depth and price continuity, so that, under normal circumstances, a customer may buy or sell stock in a manner consistent with market conditions. A specialist firm helps market participants achieve price improvement in their trades because the best bids and offers are discovered through the auction process. In performing its obligations, the specialist firm is exposed to all transactions that occur in each of its specialist stocks on the NYSE floor. In any given transaction, the specialist firm may act as:

    - an auctioneer by setting opening prices for its specialist stocks and by matching the highest bids with the lowest offers, permitting buyers and sellers to trade directly;

    - a facilitator bringing together buyers and sellers who do not know of each other in order to execute a trade which would not otherwise occur;

    - an agent for broker-dealers who wish to execute transactions as instructed by their customers. Typically, these orders are limit orders entrusted to the specialist at prices above or below the current market price; or

    - a principal using its own capital to buy or sell stocks for its own account.

    The specialist firm's decision to buy or sell shares of its specialist stocks as principal for its own account may be based on obligation or inclination. For example, the specialist firm may be obligated to buy or sell its specialist stock to counter short-term imbalances in the prevailing market, thus helping to maintain a fair and orderly market in that stock. At other times, the specialist firm may be inclined to buy or sell the stock as principal based on attractive opportunities. The specialist firm may trade at its election so long as the trade will contribute to a fair and orderly market. In actively-traded stocks, the specialist firm continually buys and sells its specialist stocks at varying prices throughout each trading day. The specialist firm's goal and expectation is to profit from differences between the prices at which it buys and sells these stocks. In fulfilling its specialist obligations, however, the specialist firm may, at times, be obligated to trade against the market, adversely impacting the profitability of the trade. In addition, the specialist firm's trading practices are subject to a number of restrictions, as described in "--Operations--NYSE Rules Governing Our Specialist Activities."

RECENT TRENDS IN NYSE TRADING AND THE SPECIALIST'S ROLE

    Specialist firms generate revenues by executing trades, either as agent or principal, in their specialist stocks. Accordingly, the specialist firms' revenues are primarily driven by the volume of trading on the NYSE. This volume has increased significantly in recent years. The increase in trading volume has resulted from a number of factors, including:

    - an increase in the number of households investing in stocks;

    - an increase in the amount of assets managed through retirement plans, mutual funds, annuity and insurance products, index funds and other institutional investment vehicles;

    - the increased popularity and use of computerized trading, hedging and other derivative strategies;

    - an increase in NYSE-listed stocks due to:

       - IPOs and spin-offs;

       - transfers from Nasdaq and the American Stock Exchange; and

       - an increase in listings of foreign companies;

    - higher equity portfolio turnover by individuals and institutional investors as a result of lower commission rates and other transaction costs;

    - an increase in on-line trading;

    - trading in smaller price increments;

    - an increase in the market capitalization of growth stocks; and

    - an increase in the amount of shares traded due to stock splits and stock dividends.

    These factors have, in turn, been influenced by a strong U.S. economy, low interest rates and low levels of inflation. In addition, the NYSE is considering the following changes:

    - longer trading days;

    - trading in decimals; and

    - trading of foreign stocks in ordinary form side by side with their American depository receipts (ADRs).

These changes are being considered for implementation within the next 18 months. We believe that, if instituted, these changes will likely contribute to additional growth in NYSE trading volume.

    The majority of trades in NYSE-listed stocks take place through NYSE specialist firms. In 1998, specialist firms handled approximately 84.2% of trades in NYSE-listed stocks. Trades in NYSE-listed stocks are also generally effected as follows:

    - some stocks are listed on multiple exchanges, such as regional exchanges, and trades take place on those exchanges;

    - NYSE members may trade NYSE stocks that were listed after April 26, 1979 off the NYSE in the over-the-counter market. Approximately 70.0% of the NYSE-listed stocks may be traded by NYSE members over-the-counter; and

    - non-NYSE members may trade NYSE-listed stocks off of the NYSE in over-the-counter markets.

    Technological advances have contributed to the increased trading through alternative trading systems (ATSs), such as electronic communications networks
(ECNs) and crossing systems. While the first ECN was created in 1969, most of the others currently in operation were started in the past few years. These systems electronically facilitate the matching of buy and sell orders that are entered by their network members. If a match does not occur, some ATSs will forward unfilled orders to other ATSs or to exchanges such as the NYSE. Some of these networks also allow limited negotiation between members to facilitate a match. These ATSs generally limit trades over their systems to their members, who are typically large financial institutions, well-capitalized traders or brokerage firms. Additionally, some ATSs are being developed to facilitate trading by retail investors. In April 1999, the SEC ruled that these networks are allowed, and in specified cases are required, to register and become subject to regulation as stock exchanges. To date, only one of these networks has applied to register as a stock exchange.

    The percentage of annual trading of listed stocks on the NYSE has ranged from 82.1% to 84.2% for the past five years. It is unclear, however, how the alternative trading methods and new technologies just described or that may be developed will affect the percentage of trading in listed stocks conducted on the NYSE. The NYSE has indicated that it is studying the possibility of embracing electronic communications network technology to expand trading. ATSs may be developed, organized and operated by large brokerage houses and investment banks with greater capital, better access to technology and direct access to investors. As a result, these parties may be well positioned to direct trading to these networks. These alternative trading methods may account for a growing percentage of the trading volume of NYSE listed stocks.

    The accelerating growth of trading volume and the increase in stock prices on the NYSE in the 1990s has increased the demands upon specialists. In order to fulfill their obligations, specialists are required to execute a greater number of trades in a shorter period of time with greater price volatility. In addition, specialists are called upon to take larger positions in their specialist stocks. These factors have led to a consolidation of specialist units in the past five years. The number of specialist units on the NYSE decreased from 39 at December 31, 1994 to 29 at June 30, 1999. We believe that the specialist market is becoming increasingly dominated by a number of large, better-capitalized specialist firms which are able to provide an enhanced level of service.

LABRANCHE'S COMPETITIVE POSITION

    We are committed to providing the highest quality service to our various constituencies. We believe our success is based on the following factors:

    - LEADING POSITION IN THE SPECIALIST MARKET. We have a long-standing reputation as one of the leading specialist firms on the NYSE. Founded in 1924, we have successfully grown our business and improved our services through widely varying market conditions. As of December 31, 1998:

       - trading in the stocks for which we acted as specialist during 1998 accounted for 14.2% of the dollar volume on the NYSE. Based on this percentage, we were the largest specialist firm on the NYSE; and

       - trading in the stocks for which we acted as specialist during 1998 accounted for 12.7% of the share volume on the NYSE. Based on this percentage, we were the second largest specialist firm on the NYSE.

    - DIVERSE AND HIGH QUALITY SPECIALIST STOCKS. Our listed companies operate in a variety of industries including financial services, media, oil and gas, retail, technology and telecommunications. Many of our listed companies are leaders in their respective fields. We believe that acting as specialist in the stocks of industry leaders will benefit us as these leading companies continue to expand their businesses through internal growth and acquisitions.

    - STRONG MARKET-MAKING SKILLS. We utilize our strong market-making skills to actively trade as principal in our specialist stocks. We believe that we significantly improve liquidity in our specialist stocks, particularly during periods of market volatility. In 1998, approximately 30.4% of our trades were as principal as compared to an average of approximately 25.3% for all NYSE specialists.

    - INNOVATIVE CUSTOMER-ORIENTED SERVICES. We are committed to providing our listed companies a high level of service, in addition to our specialist functions on the trading floor. We provide our listed companies with detailed reports on the trading activity of their stocks. We also maintain frequent contact with a majority of our listed companies to discuss the trading in their stock. In addition, we were the first specialist firm to:

       - host an annual listed company conference;

       - publish a company newsletter; and

       - commission customer satisfaction surveys from our listed companies.

    - RECENT ACQUISITIONS. Since 1997, we have acquired the following three specialist operations, solidifying our position as one of the leading NYSE specialist firms:

       - Fowler, Rosenau & Geary, LLC (July 1998);

       - Ernst, Homans, Ware & Keelips (August 1997); and

       - a portion of the specialist operations of Stern Bros., LLC (July 1997).

    We have effectively employed our capital resources and skilled personnel to maximize the synergies created through consolidation. In doing so, we have succeeded in growing each of these acquired operations and enhancing their profitability.

LABRANCHE GROWTH STRATEGY

    Our objective is to continue the growth in our revenues and profits by pursuing the following strategies:

    - AGGRESSIVELY PURSUE NEW LISTINGS. We have been and will continue to be aggressive in positioning ourselves in the NYSE allocation process. Between March 1997, when the NYSE adopted the new allocation procedure, and June 30, 1999, we participated in 66 selection pools for listed companies and were chosen by management of the listed companies in 42 of them. Recently, we were selected as specialist by Pepsi Bottling Group and Fox Entertainment, as these companies completed two of the six largest initial public offerings in the United States measured in dollars. In addition, Viacom chose us as specialist in 1999 when it transferred its listing to the NYSE, the largest transfer to the NYSE measured by market capitalization.

    - ACTIVELY PARTICIPATE IN THE CONSOLIDATION OF THE SPECIALIST INDUSTRY THROUGH SELECTIVE ACQUISITIONS. We intend to take advantage of the consolidation trend in the specialist industry by selectively pursuing acquisitions of other specialist operations. Largely due to our three recent acquisitions, we have more than doubled the number of our common stock listings from 122 at December 31, 1994 to 280 at June 30, 1999. We gained valuable experience through these transactions by effectively integrating the operations of other specialist firms with those of our own. We believe this experience will help us to:

       - identify and attract acquisition candidates; and

       - successfully integrate operations we may acquire.

        In addition, we believe that the ability to offer our publicly traded common stock as part of the purchase price for acquisitions will further help us in attracting acquisition candidates.

    - INCREASE OUR CAPITAL BASE AND EXPAND ACCESS TO CAPITAL. As a result of this offering and our note offering, we will have a more permanent capital base. We intend to proceed to strengthen our capital base to meet the increasing demands imposed by the current marketplace. For example, after this offering and our note offering, our working capital will increase from $123.7 million to $233.1 million. In selecting a specialist firm, listed companies often focus on the capital resources of the specialist, especially more recently as trading volumes have increased. We believe that a more permanent and stronger capital base will help us to continue our active capital utilization, thereby enhancing our reputation as an active specialist and helping us attract more new listings.

RECENT ACQUISITIONS

    In July 1998, we acquired substantially all the assets of Fowler, Rosenau & Geary, LLC, including its right to act as a specialist on the NYSE. In connection with the acquisition, the inactive members of Fowler, Rosenau were admitted to LaBranche & Co. as limited partners and the active members of Fowler, Rosenau became members of LaB Investing Co. L.L.C. The former members of Fowler, Rosenau acquired an aggregate interest in LaBranche's future profits equal to 22.4% at that time. In connection with this acquisition and with the approval of the NYSE, we became the specialist firm for an additional 76 common stock listings, including Chevron, Merck, Minnesota Mining & Minerals and Schlumberger.


    In August 1997, we admitted Ernst & Company as a limited partner in connection with our acquisition of the specialist operations of Ernst. At that time, we also acquired the specialist operations conducted by individual specialists at the firms of Homans and Ware & Keelips. In connection with these transactions, we also hired as specialists, and admitted as members of LaB Investing Co. L.L.C, several individuals who had been employed as specialists by Ernst, Homans and Ware & Keelips. At the time of its admission as a limited partner, Ernst acquired an interest in LaBranche & Co.'s future profits equal to 7.2% at that time. In connection with our acquisition of these specialist operations and with the approval of the NYSE, we became the specialist firm for an additional 36 common stock listings, including Exxon and Compaq.


    In July 1997, Thomas Shanley, James Stack and Mark Soltz, formerly specialists on behalf of Stern Bros., LLC, were admitted as new members of LaB Investing Co. L.L.C. In connection with their admission as members, Messrs. Shanley, Stack and Soltz contributed capital to LaB Investing Co. L.L.C. which was, in turn, contributed to LaBranche & Co. In connection with this acquisition and with the approval of the NYSE, we became the specialist firm for an additional 19 common stock listings.

OPERATIONS

NYSE RULES GOVERNING OUR SPECIALIST ACTIVITIES

    Under the NYSE rules, a specialist has a duty to maintain, as far as practicable, a fair and orderly market in its specialist stocks. In order to fulfill its obligations, the specialist must at times trade for its own account, even when it may adversely affect the specialist's profitability. In addition, under some circumstances, the specialist is prohibited from making trades as principal in its specialist stocks. The specialist's obligations are briefly described below.

    REQUIREMENT TO TRADE AS PRINCIPAL. A specialist must buy and sell securities as principal when necessary to minimize an actual or reasonably anticipated short-term imbalance between supply and demand in the auction market. The specialist must effect these transactions when their absence could result in an unreasonable lack of continuity and/or depth in their specialist stocks. The specialist is not expected to act as a barrier in a rising market or a support in a falling market, but must use its own judgment to try to keep such price increases and declines equitable and consistent with market conditions.

    A specialist must make firm and continuous two-sided quotations that are timely and that accurately reflect market conditions. In making these quotations, the specialist's transactions are calculated to contribute to the maintenance of price continuity with reasonable depth. Following is an illustration of how a specialist acts as principal to maintain price continuity:

        The most recent sale in a listed stock was $50, the best public bid (to buy) on the specialist's book is $49 3/4, and the best public offer (to sell) on the book is $50 1/4. A broker who wants to buy 100 shares at the market in this instance without a specialist would purchase at $50 1/4, the offer price. Similarly, a broker seeking to sell 100 shares without a specialist would receive $49 3/4, the bid price. The specialist, who is expected to provide reasonable price continuity, in this case might narrow the quote spread by offering or bidding for stock for its own account. In this instance, the broker who wants to buy 100 shares might buy at $50 1/16 from the specialist, as opposed to buying the same amount of shares from the best offer of $50 1/4, thereby offering price improvement to the customer. In the next trade, a broker willing to sell 100 shares might sell to the specialist at $50, as opposed to selling to the best available bid of $49 3/4, again achieving price improvement for the customer.

    TRADING RESTRICTIONS. In trading for its own account, the specialist must avoid initiating a market-destabilizing transaction. All purchases and sales must be reasonably necessary to permit the specialist to maintain, as far as practicable, a fair and orderly market in its specialist stocks. In addition, the specialist must comply with the following trading requirements:

    - A specialist must first satisfy a customer's market buy order (an order to buy at the prevailing market price) before buying any stock for its own account. Similarly, a specialist must first satisfy a customer's market sell order (an order to sell at the prevailing market price) before selling any stock for its own account.

    - A specialist must first satisfy a customer's limit order held by it before buying or selling at the same price for its own account. A limit order is an order either to buy only at or below a specified price, or to sell only at or above a specified price. A specialist may not have priority over any customer's limit order. A specialist, however, may buy or sell at the same price as a customer limit order as long as that limit order is executed first.

    - If a public buyer wants to buy at a particular price and a seller wants to sell at the same price, the buyer and seller trade directly with each other, and the specialist should not interfere in the transaction.

    - The specialist does not charge commissions for trades in which it acts as a principal.

    - Except in some circumstances in less active markets, the specialist may not, without permission from an NYSE official, initiate destabilizing trades for its own account which cause the stock price to rise or fall.

    - Any transactions by the specialist for its own account must be effected in a reasonable and orderly manner in relation to the condition of the general market, the market in the particular stock and the adequacy of the specialist's position to the immediate and reasonably anticipated needs of the market.

    In addition, the specialist cannot be in a control relationship with any of its listed companies. This means a specialist may not acquire more than 5% of any common or preferred issue of its specialist stocks and may not own 10% or more of any common or preferred stock. A specialist should not hold any position as an officer or director or receive payments or loans or engage in business transactions with any of its listed companies.

RISK MANAGEMENT

    Because our specialist activities expose our capital to significant risks, managing these risks is a constant priority for us. Our central role in the auction process helps us to reduce risks by enabling us to incorporate up-to-date market information in the management of our inventory, subject to our specialist obligations. In addition, we have developed a risk management process which is designed to balance our ability to profit from our specialist activities with our exposure to potential losses. Our risk management process includes as participants our executive operating committee, our floor management committee, our floor team captains and our specialists. These parties' roles are described as follows:

    EXECUTIVE OPERATING COMMITTEE. Our executive operating committee is composed of Michael LaBranche, Vincent J. Flaherty, Alfred O. Hayward, Jr., Michael J. Naughton, James G. Gallagher and John O. Pickett. This committee is responsible for approving all risk management policies and trading guidelines for particular specialist stocks, after receiving input and proposals by the floor management committee. In addition, our executive operating committee reviews all unusual situations reported to it by our floor management committee.

    FLOOR MANAGEMENT COMMITTEE. Our floor management committee is composed of Messrs. Flaherty, Hayward, Naughton, Gallagher and Pickett. This committee is responsible for formulating and overseeing our overall risk management policies and risk guidelines for each of our specialist stocks. In arriving at these policies and guidelines, our floor management committee considers the advice and input of our floor team captains. Our floor management committee meets with all floor team captains no less than once a month to review and, if necessary, revise the risk management policies for our company as a whole and/or for particular specialist stocks. In addition, a member of our floor management committee is always available on the trading floor to review and assist with any unusual situations reported by a captain. Our floor management committee reports to our executive operating committee about each of these situations.

    FLOOR TEAM CAPTAINS. We have seven floor team captains who monitor the activities of our specialists throughout the trading day from various positions at our trading posts. The captains observe trades and constantly review trading positions in real-time through our information systems. In addition, the captains are readily available to assist our specialists in determining when to deviate from our policies and guidelines to react to any unusual situations or market conditions. The captains must report these unusual situations to management, including any deviations from our policies and guidelines. Captains meet with each specialist at least once a week to evaluate the specialist's adherence to our risk management policies and guidelines. Captains also meet among themselves at least twice weekly to review risk policies and guidelines and, if appropriate, make new recommendations to the floor management committee.

    SPECIALISTS. Our specialists conduct auctions based upon the conditions of the marketplace. In doing so, specialists should observe our risk management policies and guidelines as much as practicable. Specialists must immediately notify a captain of any unusual situations or market conditions requiring a deviation from our policies and guidelines.

    We rely heavily on our information systems in conducting our risk management. Management members and captains must constantly monitor our positions and transactions in order to mitigate our risks and identify troublesome trends as they occur. We have invested substantial capital in real-time, on-line systems which give management instant access to specific trading information at any time during the trading day, including:

    - our aggregate long and short positions;

    - the various positions of any one of our trading professionals;

    - our overall position in a particular stock;

    - capital and profit-and-loss information on an aggregate, per specialist or per issue basis; and

    - average position size.

    CIRCUIT BREAKER RULES. The NYSE has instituted certain circuit breaker rules intended to halt trading in all NYSE listed stocks in the event of a severe market decline. The circuit breaker rules impose temporary halts in trading when the Dow Jones Industrial Average drops a certain number of points. Circuit breaker levels are set quarterly at 10, 20 and 30 percent of the Dow Jones Industrial Average closing values of the previous month, rounded to the nearest 50 points.

LISTED COMPANY SERVICES

    We are committed to providing our listed companies with a high level of service, in addition to our specialist functions on the trading floor. We have a Corporate Relations Department, consisting of five full-time employees and one independent consultant devoted to serving our listed companies. The most important function of the Corporate Relations Department is to provide current information to the listed companies. Upon request, our Corporate Relations Department provides our listed companies with the following reports:

    - daily reports on the trading results of their stock;

    - real-time data regarding intra-day trading activity in their stock; and

    - weekly, monthly and yearly reports which analyze short and long term trading trends in their stock.

    In addition to providing trading information, we help to educate our listed companies on general market trends. We organize annual educational conferences that review trends in the securities industry and NYSE trading. We also publish for and distribute to our listed companies a periodic newsletter that reviews market trends. Finally, we survey our specialist companies annually on the quality of our services, and use the information obtained in these surveys to continually improve our services.

NYSE MEMBERSHIPS

    NYSE memberships are granted only to individuals, and each individual specialist must own or lease an NYSE membership. We have 48 specialists, each of whom owns or leases a membership under the following arrangements:

    - 10 memberships are owned directly by 10 of our specialists;

    - four are owned by specialists and were financed by us, or by Fowler, Rosenau prior to the Fowler, Rosenau acquisition; and

    - 34 are leased by 34 of our specialists from other individual members, and we pay and guarantee the lease payments.

OUR INFORMATION AND COMMUNICATIONS SYSTEMS AND THE NYSE'S SUPER-DOT SYSTEM

    As a self-clearing broker-dealer, we have made significant investments in our trade processing systems. Our use of and dependence on technology have allowed us to maintain our significant growth over the past several years. In addition to using consultants who primarily service the specialist industry, we have an in-house information technology staff. We currently clear an average of 33,000 principal trades per day. We do not clear trades for third parties. Our information systems send and receive data from the NYSE through a dedicated data feed.

    Our systems enable us to monitor, on a real-time basis, our profits and losses along with our trading positions. The NYSE supplies us with specialist position reporting system terminals both on the trading floor and in our offices. These terminals allow us to monitor our trading profits and losses as well as our positions. We have also developed software that allows us to monitor these items in the event that the NYSE-provided systems fail.

    We have established a back-up disaster recovery center in Hoboken, NJ in the event of a local disaster. The back-up system operates as a mirror image of our primary computer system in New York City as we have a direct connection between the two sites which we utilize to back-up all data on an hourly basis. On a regular basis, we test both systems to assure that they are fully operational.

    In executing trades on the NYSE, we receive electronic orders from the Super-DOT system, an order routing system operated by the NYSE. The Super-DOT System is designed to handle individual orders of up to 100,000 shares and is essentially an electronic broker. Orders that originate through the Super-DOT system are routed directly to us through our computer system at the NYSE. When we receive an order from the Super-DOT system, we conduct the same auction process and we are subject to the same obligations as with any other order.

    Our information technology staff has developed software which enables our corporate relations staff and our specialists to share information with each other regarding upcoming company and industry conferences. In addition, we monitor each of our specialist stocks intra-day to see if there are any significant price and/or volume variances of which we should alert the listed company. This has proven to be a valuable customer service tool.

OUR PROPRIETARY TRADING

    In 1995, we initiated a proprietary trading program, seeking to leverage our trading and market experience. Our strategy is short-term oriented, and most of our positions are intra-day and not held overnight. Four of our traders focus primarily on stocks listed on the NYSE. A fifth trader focuses entirely on listed futures and options on both United States Treasury obligations and Eurodollars. In 1998, we derived less than 2.0% of our revenues from our proprietary trading and we have averaged less than 3.0% over the past three fiscal years; in the first six months of 1999, we derived approximately 4.7% of our revenues from our proprietary trading. Our proprietary trading desk utilizes a Windows NT based trade reporting system which captures all trades executed by the trading desk and marks all positions to market. We are not permitted to trade in stocks for which we act as specialist.

    We have taken the following actions to manage the risks associated with our proprietary trading:

    - for 1999, we have limited our capital commitment for our proprietary trading to an aggregate maximum of $22.0 million per day and overnight positions of up to $13.5 million per day;

    - each of our proprietary traders have specific trading limits, which may not be exceeded without the approval of executive management. Our most experienced trader may invest up to $12.0 million per day and may hold overnight positions up to $7.5 million. Each of our other traders have daily investment limits of $5.0 million or less and overnight investment limits of $3.0 million or less, depending on their experience;

    - the positions of our futures and options traders are monitored by an in-house model that measures potential intra-day risk as well as actual dollar exposure; and

    - one of our managing directors who is not involved in our proprietary trading program serves as the risk manager for that program. He oversees all of our proprietary trading and has the authority to instruct the proprietary trading desk to liquidate positions or otherwise reduce risk. He reports directly to Michael LaBranche, our chief executive officer.

SPECIALIST COMPANIES

    As of June 30, 1999, we acted as specialist for 280 common stocks listed on the NYSE. Our listed companies operate in a variety of industries including financial services, media, oil and gas, retail, technology and telecommunications. They ranged in market capitalization from some of the smallest on the NYSE to some of its largest and well-known corporations. We also represent 44 foreign listings on the NYSE. The following is a list of our top 50 listed companies in terms of market capitalization as of June 30, 1999 in order of their respective global market capitalization:

      Lucent Technologies
      Exxon
      AT&T
      Merck
      SBC Communications
      Glaxo Wellcome
      Tyco International
      SmithKline Beecham
      Chevron
      ING Groep
      Medtronic
      MediaOne Group
      The Gap
      Taiwan Semiconductor
        Manufacturing
      Compaq
      TOTAL Fina
      Minnesota Mining & Manufacturing
      Schlumberger
      Koninklijke Philips Electronics
      ABN AMRO Holding
      The News Corporation
      Viacom
      US West
      Atlantic Richfield
      National Australia Bank
      Royal PTT Nederland
      Kroger
      Household International
      Suntrust Banks
      Lowes Companies
      CVS
      Istituto Bancario San Paolo di Torino Istituto Mobiliare Italiano
      Equant
      Firstar
      Fox Entertainment Group
      Bestfoods
      Australia & New Zealand Banking Group
      TNT Post Group
      Computer Sciences Corporation
      Capital One Financial
      Tribune Company
      PPG Industries
      Conseco
      Circuit City Stores
      Comerica
      Archer-Daniels Midland
      Bank of Ireland Group
      Public Service Enterprise Group
      Entergy
      Dollar General

    For a complete listing of our listed companies, please see the inside back cover of this prospectus.

MARKETING

    It is a priority for our management to proactively identify potential listing companies before the allocation process begins. We contact these companies and commence our marketing efforts upon determining that they are considering listing on the NYSE. Our marketing efforts typically consist of members of our management group visiting with the companies that are considering listing on the NYSE and describing our services. We also provide written literature describing our operations, our listed companies, our 75-year history as a specialist firm and our industry in general.

REGULATORY MATTERS

GENERAL

    The securities industry in the United States, including all broker-dealers, is subject to extensive regulation under both federal and state laws. In addition, the SEC and the NYSE require strict compliance with their rules and regulations. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of investors participating in those markets.

    As a broker-dealer, we are subject to regulations concerning operational and financial aspects of our business. We are subject to extensive registration requirements with various government entities and self regulatory organizations, commonly referred to as SROs, with which we must comply before we can conduct our business. We are also subject to laws, rules and regulations forcing us to comply with financial reporting requirements, trade practices, capital structure requirements, and record retention requirements governing the conduct of our directors, officers and employees. Failure to comply with any of these laws, rules or regulations could result in censure, fine, the issuance of cease-and-desist orders or the suspension or disqualification of our directors, officers or employees, and other adverse consequences, which could have an adverse effect on our business.

    As a NYSE specialist firm, we are under constant review by the NYSE on all aspects of our operations and financial condition. As part of the price discovery mechanism implemented by the NYSE, every specialist transaction is published immediately on the tape and is broadcast worldwide. The NYSE also employs sophisticated monitoring and stringent rules approved by the SEC. The NYSE's Market Surveillance Division examines specialists' trading in all stocks, every trading day, including specialists' decisions to trade or to not trade as principal.

NET CAPITAL REQUIREMENTS

    As a broker-dealer, we are subject to SEC Rule 15c3-1, which requires minimum net regulatory capital. We are required to maintain minimum net capital, as defined, equivalent to the greater of $100,000 or 1/15 of our aggregate indebtedness, as defined. At June 30, 1999, our net capital, as defined by the SEC, was approximately $100.0 million and exceeded minimum requirements by approximately $96.8 million.

    The NYSE also requires members registered as specialists to establish that they can meet, with their own net liquid assets, a minimum dollar amount which is the greater of $1,000,000 or 25% of their position requirement. As of December 31, 1998, due to the market share represented by our specialist book, the NYSE mandated that, notwithstanding the general rule, we maintain minimum net liquid assets of the greater of $90.0 million, adjusted by the amount of the position requirement for any new stock allocated to us as specialist or 120% of the position requirement. Our position requirement is the ability to assume positions in stock in which we are registered, of 30,000 shares of each S&P 500 common stock, 22,500 shares in all other common stocks, 4,500 shares in each convertible preferred stock and 1,800 shares in each nonconvertible preferred stock in which we are a specialist. "Net liquid assets" for a specialist firm that also engages in transactions other than specialist activities is based upon its excess net capital as determined in accordance with SEC Rule 15c3-1. As of June 30, 1999, our NYSE minimum required dollar amount of net liquid assets was $91.5 million compared to actual net liquid assets of approximately $116.3 million.

    Failure to maintain the required net capital and net liquid assets may subject us to suspension or revocation of SEC registration or suspension or expulsion by the NYSE.

COMPETITION

    We obtain each of our new listings on the NYSE by participating in an allocation process. As part of this process, either the allocation committee of the NYSE or the listing company chooses the specialist firm. We compete with other specialist firms based on a number of factors, including:

    - the strength of our capital base;

    - our willingness to commit our own capital and trade for our own account while conducting our specialist operations; and

    - the ancillary services we offer our specialist companies, such as providing information on the trading activities in their stocks.

    The following is a list of the top ten specialist units as of June 30, 1999, based on their number of common stock listings:

    - Spear, Leeds & Kellogg

    - Fleet Specialists, Inc.

    - LaBranche & Co.

    - Wagner, Stott, Mercator LLC

    - Robb Peck McCooey Specialist Corp.

    - Bear/Hunter Specialists, LLC

    - Henderson Bros., Inc.

    - CMJ Partners LLC

    - MJ Meehan & Co., LLC

    - Fagenson & Co.

    The competition for obtaining new listed companies is intense. We expect competition to continue and intensify in the future. Some of our competitors may have significantly greater financial resources than we have and may also have greater name recognition. These competitors may be able to respond more quickly to new or evolving opportunities and listed company requirements. They may also be able to undertake more extensive promotional activities to attract new listing companies. In addition, the specialist industry has recently been consolidating. The combined companies resulting from the consolidation may have a stronger capital position. This trend has intensified the competition in our industry. We cannot be sure that we will be able to compete effectively with our current or future competitors. We also cannot be sure that the competitive pressures we face will not have an adverse effect on our business, financial condition and/or operating results.

    NYSE listed stocks may be traded:

    - by NYSE members over-the-counter as long as the stocks were listed after April 26, 1979. Approximately 70.0% of the NYSE-listed stocks may be traded by NYSE members over-the-counter; and

    - by non-NYSE members over-the-counter.

    Technological advances have also contributed to the recent emergence of trading through alternative trading systems, such as electronic communication networks and crossing systems. In April 1999, the SEC ruled that alternative trading systems can apply and, in specified cases, are required to register as stock exchanges, subject to regulation as a stock exchange. This would enable NYSE members to trade all NYSE listed stocks on these networks, regardless of when the stocks were originally listed. These networks may be developed, organized and operated by large brokerage houses and investment banks with greater capital, better access to technology and direct access to investors. As a result, these parties may be well-positioned to direct trading to these networks. These alternative trading systems may adversely affect the trading of NYSE-listed stock through specialists on the NYSE. That, in turn, would have an adverse effect on our business.

    The NYSE faces competition from Nasdaq for new listings. Nasdaq continues to grow and gain in popularity, attracting companies which might otherwise have listed on the NYSE. In recent years in particular, many high technology companies have opted to be quoted on Nasdaq, even though many of them would have qualified for NYSE listing. If more companies decide to be quoted on Nasdaq as opposed to listing their stocks on the NYSE, trading volume on the NYSE could be adversely affected.

EMPLOYEES

    As of June 30, 1999, we had 161 full-time employees, including 36 managing directors, with:

    - 48 specialists, including 34 managing directors;

    - five traders in our proprietary trading department;

    - 85 trading assistants;

    - five Corporate Relations Department employees; and

    - 18 management, administration and finance staff, including two managing directors.

    Our employees are not covered by a collective bargaining agreement. We have never experienced an employment-related work stoppage. We consider our employee relations to be good.

    Following our reorganization and the completion of this offering and our note offering, three of our managing directors will retire from our firm.

PROPERTIES

    Currently, our main offices are located at One Exchange Plaza, New York, New York. We lease approximately 23,500 square feet at this location. In 1999, our lease payment will total $684,000. This lease expires in 2008. We also lease two trading posts on the floor of the NYSE.

LEGAL PROCEEDINGS

    We are not a party to any legal proceedings.

                                   MANAGEMENT

OUR EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of LaBranche & Co Inc., and their ages and positions, are:

NAME                                        AGE                            POSITION
--------------------------------------      ---      ----------------------------------------------------
Michael LaBranche.....................          44   Chairman and Chief Executive Officer
James G. Gallagher....................          52   Executive Vice President and Director
Alfred O. Hayward, Jr.................          51   Executive Vice President and Director
S. Lawrence Prendergast...............          58   Executive Vice President, Finance and Director
Vincent J. Flaherty...................          54   Senior Vice President, Floor Operations
Michael J. Naughton...................          53   Senior Vice President, Specialist Operations

    MICHAEL LABRANCHE has been our Chairman and Chief Executive Officer and a member of our executive operating committee since our inception in June 1999. Mr. LaBranche has served as Chief Executive Officer of LaBranche & Co. since 1996 and has been a specialist with LaBranche & Co. since 1977. Mr. LaBranche has served on the management committee and executive operating committee of LaBranche & Co. since 1988 and as the chairman of the executive operating committee of LaBranche & Co. since 1996. He currently is a Governor of the NYSE and is a member of the NYSE's Market Performance Committee.

    JAMES G. GALLAGHER has been our Executive Vice President and a director and a member of our executive operating committee since our inception. Mr. Gallagher has served as the Executive Vice President and a member of the executive operating committee of LaBranche & Co. since 1998. Prior to July 1998, Mr. Gallagher was a specialist and managing partner with Fowler, Rosenau since 1980. Mr. Gallagher is currently a NYSE Senior Floor Official. Mr. Gallagher has also served for six years as a NYSE Floor Governor.

    ALFRED O. HAYWARD, JR. has been our Executive Vice President and a director and member of our executive operating committee since our inception. Mr. Hayward has been a specialist with LaBranche & Co. since 1983 and was appointed to the executive operating committee of LaBranche & Co. in 1994. He currently sits on the NYSE Arbitration Panel and is involved with NYSE education programs. Mr. Hayward has served as a NYSE Floor Official and has also served as the Chairman of the Allocation Committee.

    S. LAWRENCE PRENDERGAST has been our Executive Vice President, Finance and a director since July 1999. Prior to July 1999, Mr. Prendergast was the Chairman and CEO of AT&T Investment Management Corp. since May 1997. Prior to 1997, Mr. Prendergast was the Vice President and Treasurer of AT&T for 14 years. Mr. Prendergast currently is a director of AT&T Investment Management Corp., a money management subsidiary of AT&T.

    VINCENT J. FLAHERTY has been our Senior Vice President since our inception. Mr. Flaherty has been a specialist with LaBranche & Co. since 1997. Prior to joining our specialist firm, Mr. Flaherty was the managing partner of Homans, which he joined in 1963.

    MICHAEL J. NAUGHTON has been our Senior Vice President since our inception. Mr. Naughton has been a specialist with LaBranche & Co. since 1979 and was appointed to the executive operating committee of LaBranche & Co. in 1990.

BOARD COMMITTEES

    The audit committee of our board of directors will be established as soon as practicable following the closing of this offering and our note offering and will review, act on and report to our board of directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of our annual audits, fees to be paid to our auditors, the performance of our independent auditors and our accounting practices. The audit committee will be comprised solely of independent directors.

    The compensation committee of our board of directors will be established as soon as practicable after the closing of this offering and our note offering and will recommend, review and oversee salaries, bonuses, benefits and equity incentives for our employees, consultants and directors. The compensation committee will also administer our incentive compensation plans. The compensation committee will be comprised of a majority of independent directors.

DIRECTOR COMPENSATION

    We intend to elect two non-employee directors as soon as practicable after the completion of this offering and our note offering. It is anticipated that non-employee directors will receive an annual retainer, attendance fees for board and/or committee meetings plus options to purchase our common stock. Our employee directors will not receive any additional compensation for serving on our board or any committee of our board.

EXECUTIVE COMPENSATION

    Historically, our managing directors have all been members of LaB Investing Co. L.L.C., the general partner of LaBranche & Co. The aggregate amount of compensation received by all our managing directors generally approximated LaB Investing Co. L.L.C.'s interest in LaBranche & Co.'s income before managing directors' compensation. These payments of compensation have been allocated among our managing directors based on the managing directors' respective percentage interests in the profits of LaB Investing Co. L.L.C. Following this offering and our note offering, we will conduct business in corporate form. As a result, we believe that historical data does not provide a meaningful basis for evaluating anticipated executive compensation following this offering and our note offering.

    The following table sets forth the annual salary we intend to pay during fiscal 1999 to our Chief Executive Officer and our four other executive officers named under "--Our Executive Officers and Directors" (the "Named Executive Officers") who acted as executive officers during fiscal 1998. The Named Executive Officers will also be entitled to participate in our Annual Incentive Plan. Under this plan, a compensation pool of up to 30% of our pre-tax income will be set aside for our managing directors and other employees. The amounts payable under the Annual Incentive Plan to the Named Executive Officers will be dependent on our operating results and upon the overall performance of the Named Executive Officers, as determined by the compensation committee of our board of directors. In addition, the Named Executive Officers will be entitled to participate in our Equity Incentive Plan. Our Annual Incentive Plan and Equity Incentive Plan are described below under "Incentive Awards to Our Employees."

  NAME AND PRINCIPAL POSITION                                                               YEAR     ANNUAL SALARY(1)
----------------------------------------------------------------------------------------  ---------  ----------------
Michael LaBranche.......................................................................       1999     $  250,000
  Chairman and Chief Executive Officer
James G. Gallagher......................................................................       1999        250,000
  Executive Vice President
Alfred O. Hayward, Jr...................................................................       1999        250,000
  Executive Vice President
Vincent J. Flaherty.....................................................................       1999        250,000
  Senior Vice President, Floor Operations
Michael J. Naughton.....................................................................       1999        250,000
  Senior Vice President, Specialist Operations

------------------------------

(1) The actual salary paid to the Named Executive Officers will be a prorated portion of these amounts for fiscal 1999.

    The following table sets forth the number of shares issuable upon the exercise of options to be granted to our executive officers under our Equity Incentive Plan upon completion of this offering. These options have an exercise price equal to the initial public offering price and are not currently exercisable.

                                                                             SHARES UNDERLYING
NAME                                                                              OPTIONS
---------------------------------                                            -----------------
Michael LaBranche..........................................................        500,000
James G. Gallagher.........................................................        250,000
Alfred O. Hayward, Jr......................................................        100,000
S. Lawrence Prendergast....................................................        200,000
Vincent J. Flaherty........................................................         50,000
Michael J. Naughton........................................................        100,000

              EMPLOYMENT AGREEMENTS AND NONCOMPETITION AGREEMENTS


    As part of the reorganization of our firm from partnership to corporate form, our managing directors, all of whom are members of LaB Investing Co. L.L.C., will exchange their membership interests in LaB Investing Co. L.L.C. for shares of our common stock. We have entered into employment agreements, pledge agreements and agreements regarding noncompetition and other covenants with all members who will continue as managing directors after this offering including each managing director who is a member of our board of directors or is an executive officer. We have also entered into an employment agreement and noncompetition agreement with our Executive Vice President, Finance. The material terms of the employment, noncompetition and pledge agreements are described below. You should refer to the exhibits that are a part of the registration statement for copies of the forms of these agreements. See "Available Information."


THE EMPLOYMENT AGREEMENTS

    Each employment agreement, other than the employment agreement with our Executive Vice President, Finance, has an initial term of three to five years, requires the managing director to devote his or her entire working time to our business and affairs and is terminable on 90 days' notice by either party. The employment agreement with our Executive Vice President, Finance has an initial term of one year, requires him to devote his time as is reasonably necessary for him to perform his duties and responsibilities and is terminable on 30 days' notice by either party.

THE NONCOMPETITION AGREEMENTS

    Each noncompetition agreement contains the following provisions:

    CONFIDENTIALITY. Each managing director and each executive officer is required to protect and use "confidential information" in accordance with the restrictions which we place on its use and disclosure.

    NONCOMPETITION. During employment and until the later of 12 months following termination of employment with us or the fifth anniversary of this offering, a managing director or executive officer may not:

    - form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

    - associate with any competitive enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any business activity that is related to his or her activities with us.

For this purpose, a "competitive enterprise" is any business enterprise that engages in activity, or owns or controls a significant interest in an entity that engages in activity that competes, directly or indirectly, with any activity in which we are engaged. These activities include, without limitation, specialist services and/or sercurities brokerage, sales, lending, custody, clearance, settlement or trading.

    NONSOLICITATION. During employment and until the later of 12 months following termination of employment with us or the fifth anniversary of this offering, a managing director or executive officer may not, directly or indirectly:

    - solicit any of our listed companies;

    - interfere with or damage any relationship between us and any of our listed companies or prospective allocated companies; or

    - solicit any of our employees to apply for, or accept employment with, any competitive enterprise.

    TRANSITION ASSISTANCE. The noncompetition agreements also provide that each managing director and each executive officer will take all actions and do all things reasonably requested by us during a 90-day transition period following termination of employment to maintain the business, goodwill and business relationships in which or with which he or she was previously involved on our behalf.

    LIQUIDATED DAMAGES. If a managing director breaches the noncompetition or nonsolicitation provisions of the noncompetition agreement before the later of 12 months following termination of employment with us or the fifth anniversary of the date of the completion of this offering, then he or she will be liable for liquidated damages in an amount equal to 75% of the aggregate value of the common stock and cash received by that managing director from us in exchange for his or her membership interest in LaB Investing Co. L.L.C. The noncompetition agreement with our Executive Vice President, Finance does not provide for the payment of liquidated damages.

THE PLEDGE AGREEMENTS

    Under each managing director's pledge agreement, the liquidated damages obligations under each noncompetition agreement are secured by a pledge of common stock with an initial value equal to 100% of the liquidated damages amount. The pledge agreement will terminate with respect to a managing director on the earliest to occur of:

    - the death of the managing director;

    - the fifth anniversary of the date of the completion of this offering; or

    - payment in cash or other satisfaction by the managing director of all liquidated damages incurred.

NONEXCLUSIVITY AND ARBITRATION

    The liquidated damages and pledge arrangements discussed above are not exclusive of any injunctive relief to which we may be entitled for a breach of a covenant against competition or solicitation. Prior to and after the expiration of the pledge agreements, we will be entitled to all available remedies for a breach of the noncompetition agreements. The employment and noncompetition agreements generally provide that any disputes thereunder will be resolved by binding arbitration.

                       INCENTIVE AWARDS TO OUR EMPLOYEES

THE EQUITY INCENTIVE PLAN

    The following is a description of the material terms of the LaBranche & Co Inc. Equity Incentive Plan, which will become effective prior to the closing of this offering. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the Equity Incentive Plan. See "Available Information."

    Immediately prior to the closing of this offering, we will grant (1) options to purchase an aggregate of 1,200,000 shares of our common stock at the initial public offering price to our executive officers and (2) restricted stock units for 1,059,000 shares of common stock to some of our employees who are not managing directors. Subject to continuing service with us and other conditions, the initial grant of options will generally become exercisable in three equal annual installments commencing on the first anniversary of the date of grant and restricted stock units will generally vest in three equal annual installments commencing on the third anniversary of the grant date.

    TYPES OF AWARDS. The Equity Incentive Plan provides for grants of options to purchase shares of our common stock, including options intended to qualify as incentive stock options ("ISOs") (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) and options which do not qualify as ISOs ("NQSOs"), restricted shares of our common stock, restricted stock units, the value of which is tied to shares of our common stock and other equity-based awards related to our common stock.

    AVAILABLE SHARES. A maximum of 4,687,500 shares of our common stock has been reserved for issuance under the Equity Incentive Plan. The number, class and exercise price per share will be adjusted proportionately or as otherwise appropriate to reflect any increase in, decrease in, or exchange of the outstanding shares of our common stock through merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, stock dividend or similar corporate transaction. These shares may be authorized but unissued shares of our common stock or issued shares of our common stock held in our treasury or otherwise acquired for the purposes of the Equity Incentive Plan. New awards may be granted under the Equity Incentive Plan with respect to shares of our common stock covered by any award that terminates or expires by its terms (by cancellation or otherwise) or with respect to shares of our common stock that are withheld or surrendered to satisfy a recipient's income tax or other withholding obligations or tendered to pay the purchase price of any award.

    The maximum number of shares of our common stock with respect to which options, restricted stock, restricted stock units or other equity-based awards may be granted under the Equity Incentive Plan during any calendar year to any employee may not exceed 500,000 shares, subject to adjustment upon certain corporate transactions (as described above).

    ELIGIBILITY. Awards under the Equity Incentive Plan may be granted to any of our directors, officers, managing directors or other employees, including any prospective employee, and to any of our advisors or consultants selected by the compensation committee of our board of directors.

    ADMINISTRATION. The Equity Incentive Plan will be administered by the compensation committee of our board of directors. The compensation committee will have full discretion and authority to make awards under the Equity Incentive Plan, to apply and interpret the provisions of the Equity Incentive Plan and to take such other actions as may be necessary or desirable in order to carry out the provisions of the Equity Incentive Plan. The determinations of the compensation committee on all matters relating to the Equity Incentive Plan and the options, restricted stock, restricted stock units and other equity-based awards granted thereunder will be final, binding and conclusive.

    STOCK OPTIONS. The compensation committee may grant ISOs and NQSOs in such amounts and subject to such terms and conditions as it may determine. The exercise price of an option granted under the Equity Incentive Plan will not be less than the fair market value of our common stock on the date of grant (as determined under the plan). Unless sooner terminated or exercised, options will generally expire ten years from the date of grant. Payment for shares acquired upon the exercise of an option may be made (as determined by the compensation committee) in cash and/or such other form of payment as may be permitted from time to time, which may include previously-owned shares of our common stock or pursuant to a broker's cashless exercise procedure. Except as otherwise permitted by the compensation committee, no option may be exercised more than 30 days after termination of the optionee's service (or, if the optionee's service is terminated by reason of disability or death, one year thereafter). If an optionee's employment is terminated for cause, options held by such optionee immediately terminate. An optionee will not have any of the rights of a stockholder with respect to shares subject to an option until the issuance of such shares.

    RESTRICTED STOCK. The compensation committee may grant restricted shares of our common stock in amounts, and subject to terms and conditions (such as time vesting and/or performance-based vesting criteria) as it may determine. Generally, prior to vesting, the recipient will have the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the compensation committee may include in the award agreement.

    RESTRICTED STOCK UNITS. The compensation committee may grant restricted stock units, the value of which is tied to shares of our common stock, in amounts, and subject to terms and conditions, as the compensation committee may determine. Recipients of restricted stock units have only the rights of our general unsecured creditors and no rights as a stockholder until the common stock referenced by the restricted stock units, is delivered to the recipient.

    OTHER EQUITY-BASED AWARDS. The compensation committee may grant other types of equity-based awards related to our common stock under the Equity Incentive Plan, including the grant of unrestricted shares of our common stock and stock appreciation rights, in amounts and subject to terms and conditions as the compensation committee may determine. These awards may involve the transfer of actual shares of common stock or the payment in cash or otherwise of amounts based on the value of shares of our common stock.

    CHANGE IN CONTROL. The compensation committee may provide, in any award agreement, for provisions relating to a "change in control" of us or any of our subsidiaries or affiliates, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions with respect to, the award.

    NONASSIGNABILITY. Except to the extent otherwise provided in an award agreement or approved by the compensation committee with respect to NQSOs, no award granted under the Equity Incentive Plan will be assignable or transferable other than by will or by the laws of descent and distribution and all awards will be exercisable during the life of a recipient only by the recipient or his or her legal representative.

    AMENDMENT AND TERMINATION. The Equity Incentive Plan may be amended or terminated at any time by our board of directors, subject, however, to stockholder approval in the case of certain material amendments, such as an increase in the number of shares available under the Equity Incentive Plan or a change in the class of individuals eligible to participate in the Equity Incentive Plan.

    U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to awards granted under the Equity Incentive Plan.

    The grant of an option will have no income tax consequences to the recipient or to us. Upon the exercise of an option, other than an ISO, the recipient generally will recognize ordinary income equal to the excess of the fair market value of the shares of common stock subject to the option on the date of exercise over the exercise price for such shares (i.e., the option spread), and we generally will be entitled to a corresponding tax deduction in the same amount. Upon the sale of the shares of our common stock acquired pursuant to the exercise of an option, the recipient will recognize capital gain or loss equal to the difference between the selling price and the sum of the exercise price plus the amount of ordinary income recognized on the exercise.

    A recipient generally will not recognize ordinary income upon the exercise of an ISO (although, on exercise, the option spread is an item of tax preference income potentially subject to the alternative minimum tax) and we will not receive any deduction. If the stock acquired upon exercise of an ISO is sold or otherwise disposed of within two years from the grant date or within one year from the exercise date, then gain realized on the sale generally is treated as ordinary income to the extent of the ordinary income that would have been realized upon exercise if the option had not been an ISO, and we generally will be entitled to a corresponding deduction in the same amount. Any remaining gain is treated as capital gain.

    If the shares acquired upon the exercise of an ISO are held for at least two years from the grant date and one year from the exercise date and the recipient is employed by us at all times beginning on the grant date and ending on the date three months prior to the exercise date, then all gain or loss realized upon the sale will be capital gain or loss and we will not receive any deduction.

    In general, an individual who receives an award of restricted stock will recognize ordinary income at the time such award vests in an amount equal to the difference between the value of the vested shares and the purchase price for such shares, if any, and we generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient at such time.

    The recipient of an award of restricted stock units generally will recognize ordinary income upon the issuance of the shares of common stock underlying such restricted stock units in an amount equal to the difference between the value of such shares and the purchase price for such units and/or shares, if any, and we generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient a such time.

    With respect to other equity-based awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant will generally recognize ordinary income equal to the cash or the fair market value of shares or other property delivered, less any amount paid by the participant for such award. Generally, we will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

THE ANNUAL INCENTIVE PLAN

    The board of directors will adopt, effective upon the closing of this offering, the LaBranche & Co Inc. Annual Incentive Plan. Our managing directors and other employees selected by the compensation committee of our board of directors will be eligible to participate in the Annual Incentive Plan. Under this plan, a compensation pool of up to 30% of our pre-tax income, or such lesser percentage determined by the compensation committee, will be set aside for our managing directors and other employees selected by the compensation committee to participate in this plan. In determining the 30% compensation pool, the compensation expenses relating to the grant of restricted stock units at the time of this offering will be deducted. Under the plan, no individual participant may receive more than 25% of the compensation pool for any fiscal year. The amounts payable under the Annual Incentive Plan to our plan participants will be reviewed on an annual basis and will be based on such factors and considerations as the compensation committee deems appropriate in individual cases and on our operating results and the overall performance of these participants. An award made by the compensation committee to our managing directors and other employees is completely discretionary. The Annual Incentive Plan may be amended or terminated at any time by our board of directors.

                             PRINCIPAL STOCKHOLDERS

    The following table presents information about the beneficial ownership of our common stock following this offering by:

    - each person known to beneficially own more than 5.0% of the outstanding shares of common stock;

    - each of our directors;

    - each named executive officer; and

    - all executive officers and directors as a group.

All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Unless otherwise indicated, the address of the beneficial owners is: c/o One Exchange Plaza, New York, New York, 10006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, to the extent such options are currently exercisable or convertible within 60 days of July 23, 1999, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person.


                                                                                                  PERCENTAGE OF SHARES
                                                                                                   BENEFICIALLY OWNED
                                                                                     SHARES     ------------------------
NAME AND ADDRESS                                                                  BENEFICIALLY    BEFORE        AFTER
OF BENEFICIAL OWNER(1)                                                               OWNED       OFFERING     OFFERING
--------------------------------------------------------------------------------  ------------  -----------  -----------
Michael LaBranche...............................................................     3,494,807         9.9%         7.5%
James G. Gallagher..............................................................     2,283,059         6.5          4.9
Alfred O. Hayward, Jr...........................................................     1,904,696         5.4          4.1
S. Lawrence Prendergast.........................................................           -0-         0.0          0.0
Vincent J. Flaherty.............................................................     2,084,235         5.9          4.5
Michael J. Naughton.............................................................     1,954,606         5.5          4.2
All executive officers and directors as a group.................................    11,721,403        33.1         25.0


------------------------------

(1) Each of our managing directors, including all our executive officers, has entered into a stockholders' agreement, the terms of which are described under "Certain Transactions-- Reorganization and Related Transactions--Stockholders' Agreement." As a result of the stockholders' agreement, Messrs. LaBranche, Gallagher and Hayward may be deemed to share the beneficial ownership of the shares of our common stock subject to the stockholders' agreement. Each of Messrs. LaBranche, Gallagher and Hayward in his individual capacity disclaims such beneficial ownership in respect of the shares not directly owned by him.

                              CERTAIN TRANSACTIONS

REORGANIZATION AND RELATED TRANSACTIONS

REORGANIZATION

    Concurrently with this offering and our note offering, we will complete a number of transactions in order to effect the reorganization of our firm from partnership to corporate form. These transactions are summarized below:


    - The 36 members of LaB Investing Co. L.L.C. have agreed, subject to the completion of this offering, to exchange their membership interests in LaB Investing Co. L.L.C. which represented a 69.8% interest in the profit of LaBranche & Co. for an aggregate of 34,750,000 shares of our common stock. In addition to a portion of those shares, three members of LaB Investing Co. L.L.C. will also receive an aggregate of $10.0 million in cash as part of their exchange. All the members of LaB Investing Co. L.L.C. are managing directors, and all members who will remain employed by us following this offering are only receiving shares of our common stock, and no cash, in the reorganization. We thus will become the sole member of LaB Investing Co. L.L.C., and LaB Investing Co. L.L.C. will continue to be the general partner of LaBranche & Co. Our common stock to be received by the members of LaB Investing Co. L.L.C. will be subject to certain restrictions, as described below under "--Stockholders' Agreement." Set forth below is the percentage interest in the profits of LaBranche & Co. owned by each of our Named Executive Officers, as members of LaB Investing Co. L.L.C., before giving effect to the reorganization and the number of shares of our common stock that each of our Named Executive Officers will receive upon the closing of this offering:



                                             PERCENTAGE INTEREST IN      NUMBER OF SHARES OF
                                                   PROFITS OF             OUR COMMON STOCK
NAMED EXECUTIVE OFFICER                          LABRANCHE & CO.           TO BE RECEIVED
-------------------------------------------  -----------------------  -------------------------
Michael LaBranche..........................               5.3%                 3,494,807
James G. Gallagher.........................               3.6                  2,283,059
Alfred O. Hayward, Jr......................               3.6                  1,904,696
Vincent J. Flaherty........................               5.0                  2,084,235
Michael J. Naughton........................               3.6                  1,954,606


    - The 19 limited partners of LaBranche & Co., other than Mill Bridge, Inc., have agreed, subject to the completion of this offering and our note offering, to exchange their limited partnership interests in LaBranche & Co. which represented a 16.4% interest in the profits of LaBranche & Co. to us in exchange for an aggregate of $68.1 million in cash, 625,000 shares of our common stock and subordinated indebtedness of $350,000 issued to a family member of Mr. Gallagher. The shares of our common stock received by limited partners will be subject to lock-up restrictions which will prohibit the transfer of 50% of those shares for a period of one year and the remaining 50% for a period of two years following this offering.


    - Mill Bridge, Inc., a subsidiary of Van der Moolen Holding NV, will receive $90.0 million from us, including $74.0 million in cash upon the closing of this offering and our note offering and a subordinated note for $16.0 million, in exchange for its limited partnership interest in LaBranche & Co., which represented a 14.2% interest in the profit of LaBranche & Co. In addition, we will repay $5.0 million of subordinated debt to an affiliate of Van der Moolen upon the closing of this offering and our note offering.


    - As a result of the above transactions, we will become the sole limited partner of LaBranche & Co., which will continue to be a broker-dealer and a NYSE specialist firm.

    - Immediately prior to the closing of this offering, we will grant options under the Equity Incentive Plan to purchase an aggregate of 1,200,000 shares of our common stock to our executive officers. These options have an exercise price equal to the initial offering price and are not currently exercisable.

    - Immediately prior to the closing of this offering, we will grant restricted stock units under the Equity Incentive Plan for 1,059,000 shares of our common stock to employees who are not managing directors. These restricted stock units are not vested.

    - Prior to the closing of this offering, we will completely discharge our remaining obligations under all outstanding loans received from the LaBranche & Co. Retirement Plan by making a single lump sum payment in the amount of $1.1 million to the plan. Since certain of our executive officers directed the plan to lend to us a portion of the amounts credited to their individual accounts under the plan, part of the proceeds of our payment will be allocated to those individual accounts in accordance with the terms of the plan.

    The consideration paid to the members and limited partners in connection with the reorganization was arrived at through negotiation.

STOCKHOLDERS' AGREEMENT

    We intend to enter into a stockholders' agreement with all 36 members of LaB Investing Co. L.L.C. who will be receiving our common stock in the reorganization, 33 of whom will remain managing directors following this offering, and with the employees who will receive options and restricted stock or restricted stock unit awards in connection with the reorganization. This stockholders' agreement will contain various restrictions on the transfer of our stock by the parties to such agreement and a voting agreement.


    TRANSFER RESTRICTIONS. The stockholders' agreement will prohibit the transfer of our shares by the former members of LaB Investing Co. L.L.C. who will remain managing directors following this offering for a period of three years. Beginning on the third anniversary of this offering, up to one-third of these shares may be transferred. Beginning on the fourth anniversary, up to an additional one-third of these shares may be transferred, and beginning on the fifth anniversary, all of these shares may be transferred. In addition, the former members of LaB Investing Co. L.L.C. who will not be continuing as managing directors after this offering will be restricted from transferring shares as follows:



    - 50% of the shares will be transferable after the first anniversary of this offering; and



    - all of the shares will be transferable after the second anniversary of this offering.


Notwithstanding this,

    - if the stockholder is employed by us, at all times during the course of his or her employment, he or she must retain at least 25% of the aggregate of the shares of our common stock received in the reorganization and other shares received under the Equity Incentive Plan or similar plans; and

    - an employee may not sell shares of our common stock which are subject to a pledge agreement, unless the requirements of the pledge agreement are waived by us.

    VOTING AGREEMENT. The shares owned by each party to the stockholders' agreement will be voted at the general stockholder vote as directed by Messrs. LaBranche, Gallagher and Hayward, as determined by a majority of those individuals. These individuals will name alternates to replace them in the event of their death or disability.

INTEREST ON CAPITAL

    The members of LaB Investing Co. L.L.C. have historically contributed capital to LaB Investing Co. L.L.C., which was, in turn, contributed to LaBranche & Co. For 1998, the Named Executive

Officers listed below earned interest income on their capital contributions in the amounts set forth opposite their names:

                                                                                               CAPITAL INTEREST
NAMED EXECUTIVE OFFICER                                                                             INCOME
-------------------------------------------------------------------------------------------  ---------------------
Michael LaBranche..........................................................................       $   428,015
James G. Gallagher.........................................................................           149,332
Alfred O. Hayward, Jr......................................................................           274,017
Vincent J. Flaherty........................................................................           164,400
Michael J. Naughton........................................................................           293,061

LEASE PAYMENT ON MEMBERSHIPS

    Some of our Named Executive Officers have contributed the use of their NYSE membership to LaBranche & Co. and receive lease payments from LaBranche & Co. based on the market value of the membership. For 1998, the Named Executive Officers listed below received payments from LaBranche & Co. in the amounts set forth opposite their names:

NAME                                                                                             LEASE INCOME
-------------------------------------------------------------------------------------------  ---------------------
Michael LaBranche..........................................................................       $   180,000
James G. Gallagher.........................................................................           180,000
Michael J. Naughton........................................................................           180,000

INTEREST ON INDEBTEDNESS

    A family member of Mr. Flaherty holds $600,000 of subordinated indebtedness due August 31, 1999, and Mr. LaBranche's spouse holds $1.3 million of subordinated indebtedness due March 2, 2000. This debt bears interest at an annual rate of 10.0% payable on a quarterly basis. The agreements relating to this debt have automatic rollover provisions which extend the maturities for an additional year, unless the lender provides notice at least seven months prior to maturity. The interest income in 1998 for Mr. Flaherty's family member was $60,000 and the interest income in 1998 for Mr. LaBranche's spouse was $71,250.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering and the filing of the amendment to our certificate of incorporation referred to below, our authorized capital stock will consist of 200,000,000 shares of common stock, $.01 par value, and 10,000,000 shares of preferred stock, $.01 par value. Upon the closing of this offering, and after giving effect to the issuance of 11,500,000 shares of common stock offered by us hereby, there will be 46,875,000 shares of common stock and no shares of preferred stock issued and outstanding. See "--Preferred Stock."

COMMON STOCK

    Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders shall be distributed ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, to be outstanding upon completion of this offering will be upon payment therefor, duly and validly issued, fully paid and nonassessable.

    There is currently no active trading market for our common stock. Application will be made to have our common stock approved for listing on the NYSE under the symbol "LAB."

PREFERRED STOCK

    The 10,000,000 authorized shares of preferred stock may by issued in one or more series without further stockholder authorization, and the board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations as among series. If we issue preferred stock, it would have priority over our common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation, and we may be obligated to repurchase or redeem it. The board of directors can issue preferred stock without the approval of our common stockholders. Preferred stock may have voting and conversion rights (including multiple voting rights) which could adversely affect the rights of holders of common stock. In addition to having a preference with respect to dividends or liquidation proceeds, if preferred stock is issued, it may be entitled to the allocation of capital gains from the sale of our assets. We do not have any present plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    Under Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law"), certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless

    - the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (we have not made such an election);

    - the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

    - upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan); or

    - the business combination was approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation's voting stock. Section 203 could have the effect of delaying, deferring or preventing a change in control of LaBranche & Co Inc.

    In addition, provisions of our certificate of incorporation and bylaws which will take effect upon the closing of the offering and which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

    CLASSIFIED BOARD OF DIRECTORS

    Following this offering, our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

    STOCKHOLDER ACTION; SPECIAL MEETINGS OF STOCKHOLDERS

    Our bylaws provide that our stockholders may not take action by written consent, but only at an annual or special meeting of stockholders. Our by-laws further provide that special meetings of our stockholders may be called only by the chairman of the board of directors or a majority of the board of directors.

    SUPERMAJORITY VOTING PROVISIONS

    Our certificate of incorporation provides that the affirmative vote of at least two-thirds of our stockholders is required to amend the provisions of our certificate and by-laws relating to the classification of the board of directors, stockholder action by written consent and the calling of special meetings.

    AUTHORIZED BUT UNISSUED SHARES

    The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized by unissued common stock and preferred stock could render more difficult or discourage an attempt to obtain control of LaBranche & Co Inc. by means of a proxy contest, tender offer, merger or otherwise.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    We will enter into indemnification agreements with our current directors and executive officers. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders' ability to collect monetary damages from our directors. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the common stock is Firstar Bank, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares or the availability of any shares for sale will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise capital through a sale of our securities.

    Upon completion of this offering, we will have 46,875,000 shares of common stock outstanding (or 48,600,000 shares if the underwriters over-allotment option is exercised in full).

    In connection with the reorganization of our firm from partnership to corporate form, our managing directors and limited partners who are exchanging their interests for 35,375,000 restricted shares of our common stock have contractually agreed that they will not sell their common stock for various time periods after this offering. Under these contractual restrictions, these restricted shares are eligible for sale in the public market as follows:


AGGREGATE NUMBER OF SHARES                                                          DATE
--------------------------------------------------------  --------------------------------------------------------
  374,975...............................................  One year after the closing of this offering.
  749,950...............................................  Two years after the closing of this offering.
12,333,283..............................................  Three years after the closing of this offering.
23,916,617..............................................  Four years after the closing of this offering.
35,375,000..............................................  Five years after the closing of this offering.


    Under SEC rules, the shares eligible for sale in the public market are as follows:

NUMBER OF SHARES                                                                    DATE
--------------------------------------------------------  --------------------------------------------------------
11,500,000 shares sold in this offering.................  After the closing of this offering.
35,375,000 restricted shares............................  After one year from the closing of this offering
                                                          (subject to volume limitations which expire after the
                                                          second year other than in the case of affiliates).

    In addition:


    - each of our managing directors who will be continuing as a managing director after this offering must retain 25% of his or her common stock, currently totaling 8,656,263 shares in the aggregate, for the duration of his or her employment; and


    - an employee may not sell shares of our common stock that are subject to a pledge agreement, unless the requirements of the pledge agreement are waived by us.

    The 11,500,000 shares (or up to 13,225,000 shares if the underwriters' over-allotment option is exercised in full) of common stock sold in this offering will be freely tradable without further restriction or further registration under the Securities Act, except for shares purchased by any of our affiliates (as this term is defined in the Securities Act), which will be subject to the limitations of Rule 144 under the Securities Act. Subject to certain contractual limitations, holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration either pursuant to Rule 144 or any other applicable exemption under the Securities Act.

    In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year, and including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about LaBranche & Co Inc. Any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. An "affiliate" is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such issuer.

    We intend to file one or more registration statements under the Securities Act to register 4,687,500 shares of common stock subject to outstanding stock options or reserved for issuance under our equity compensation plans. Upon completion of this offering, options to purchase approximately 1,200,000 shares and 1,059,000 restricted stock units will be outstanding under our equity compensation plans.

    Our directors and officers and our stockholders who hold 35,375,000 shares in the aggregate have entered into lock-up agreements. Pursuant to these agreements, they have agreed not to sell, directly or indirectly, any shares of common stock without the prior written consent of Salomon Smith Barney Inc. for a period of 180 days from the date of this prospectus. However, they may gift or transfer shares so long as the donee or transferee agrees to be bound by the terms of the lock-up agreement.

                                  UNDERWRITING

    Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the number of shares set forth opposite the name of such underwriter.

                                                                                    NUMBER
NAME                                                                               OF SHARES
-------------------------------------------------------------------------------  -------------
Salomon Smith Barney Inc.......................................................
Donaldson, Lufkin & Jenrette Securities Corporation............................
ABN AMRO Incorporated..........................................................
                                                                                 -------------
    Total......................................................................     11,500,000
                                                                                 -------------
                                                                                 -------------

    The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

    The underwriters, for whom Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation and ABN AMRO Incorporated are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a
concession not in excess of $         per share. The underwriters may allow, and
such dealers may reallow, a concession not in excess of $         per share on
sales to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

    We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,725,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.


    At our request, some of the underwriters have reserved up to 5% of the shares of our common stock offering being offered to the public, otherwise referred to as the directed shares, for sale at the initial public offering price to persons who are our directors, officers or employees, or who are otherwise associated with us and our affiliates, and who have advised us of their desire to purchase such shares. The number of shares of our common stock available for sale to the general public will be reduced by the amount of sales of these directed shares to any of the persons for whom they have been reserved. The underwriters will offer any directed shares that are not purchased on the same basis as all other shares of our common stock. We have agreed to indemnify the underwriters against some liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.


    We and our officers, directors and stockholders have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

    Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives for the underwriters. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the common stock will develop and continue after this offering.

    The common stock has been approved for listing on the NYSE under the symbol "LAB."


    In connection with the listing of the common stock on the NYSE, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.


    The following table shows the underwriting fees to be paid to the underwriters by us, in connection with this offering. The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fees are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock. The underwriters will not receive any additional compensation in connection with this offering.

                                                                         PAID BY LABRANCHE & CO
                                                                                  INC.
                                                                         ----------------------
                                                                             NO         FULL
                                                                          EXERCISE    EXERCISE
                                                                         ----------  ----------
Per share..............................................................  $           $
Total..................................................................

    In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

    Any of these activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the NYSE or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

    We estimate that our total offering expenses will be approximately $1.6 million. Offering expenses are expenses incurred by us in connection with this offering and include filing fees, NYSE listing fees, printing expenses and legal and accounting expenses. We will pay all these offering expenses.

    The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Certain of the underwriters are acting as the initial purchasers in our note offering. In addition, we act as specialist for ABN AMRO Holding N.V. ADRs listed on the NYSE. Therefore, we may be obligated at times to buy or sell these ADRs to counter short-term imbalances in the prevailing market. At other times we may trade these ADRs at our own election.

    We have agreed to indemnify the underwriters against civil liabilities, including liabilities under the Securities Act of 1933 for any losses arising out of any material misstatements or omissions by us in this prospectus or any misrepresentation by us in the underwriting ageement. In addition, we have agreed to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for LaBranche & Co Inc. by Fulbright & Jaworski L.L.P., New York, New York, and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

    The financials statements and schedule of LaB Investing Co. L.L.C. and Subsidiary and the financial statements of LaBranche & Co. included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

    The financials statements of Fowler, Rosenau & Geary, LLC included in this prospectus and elsewhere in the registration statement have been auditied by Sugarman & Thrope, P.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement, of which this prospectus constitutes a part, on Form S-1 under the Securities Act (herein, together with all amendments and exhibits referred to herein as the "Registration Statement") with respect to the common stock being sold in this offering. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, because some parts have been omitted in accordance with rules and regulations of the SEC. For further information with respect to LaBranche & Co Inc. and the common stock being sold in this offering, please refer to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected without charge and obtained at prescribed rates at the Public Reference Section of the SEC at its principal offices, located at 450 Fifth Street, N.W., Washington, D.C. 20549, and may be inspected without charge at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Registration Statement, including the exhibits and schedules thereto, is also available at the SEC's site on the World Wide Web at http://www.sec.gov.

    We intend to furnish our stockholders annual reports containing financial statements audited by our independent auditors and quarterly reports containing unaudited financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                    LAB INVESTING CO. L.L.C. AND SUBSIDIARY

                                                                                                               PAGE
                                                                                                             ---------
LABRANCHE & CO INC. AND SUBSIDIARIES PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

Pro Forma Consolidated Financial Information (Overview) (unaudited)........................................  F-3

Pro Forma Consolidated Statement of Financial Condition as of June 30, 1999 (unaudited)....................  F-5

Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 1999 (unaudited)..........  F-6

Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 1998 (unaudited)............  F-7

Notes to Pro Forma Consolidated Financial Information (unaudited)..........................................  F-8

LAB INVESTING CO. L.L.C. AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants...................................................................  F-9

Consolidated Statements of Financial Condition as of June 30, 1999 (unaudited) and as of December 31, 1998 and 1997.................................................................................................  F-10

Consolidated Statements of Operations for the Six Months Ended June 30, 1999 and 1998 (unaudited) and the
  Years Ended December 31, 1998, 1997 and 1996.............................................................  F-11

Consolidated Statements of Changes in Members' Capital for the Six Months Ended June 30, 1999 (unaudited)
  and the Years Ended December 31, 1998, 1997 and 1996.....................................................  F-12

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1999 and 1998 (unaudited) and the
  Years Ended December 31, 1998, 1997 and 1996.............................................................  F-13

Notes to Consolidated Financial Statements.................................................................  F-14

LAB INVESTING CO. L.L.C. (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS

Condensed Statements of Financial Condition as of December 31, 1998 and 1997...............................  F-19

Condensed Statements of Operations for the Years Ended December 31, 1998, 1997 and 1996....................  F-20

Condensed Statements of Changes in Members' Capital for the Years Ended December 31, 1998, 1997 and 1996...  F-21

Condensed Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and 1996....................  F-22

Note to Condensed Financial Statements.....................................................................  F-23

                                                                                                               PAGE
                                                                                                             ---------
LABRANCHE & CO. FINANCIAL STATEMENTS

Report of Independent Public Accountants...................................................................  F-24

Statements of Financial Condition as of June 30, 1999 (unaudited) and as of December 31, 1998 and 1997.....  F-25

Statements of Operations for the Six Months Ended June 30, 1999 and 1998 (unaudited) and the Years Ended
  December 31, 1998, 1997 and 1996.........................................................................  F-26

Statements of Changes in Partners' Capital for the Six Months Ended June 30, 1999 (unaudited) and the Years
  Ended December 31, 1998, 1997 and 1996...................................................................  F-27

Statements of Cash Flows for the Six Months Ended June 30, 1999 and 1998 (unaudited) and the Years Ended
  December 31, 1998, 1997 and 1996.........................................................................  F-28

Notes to Financial Statements..............................................................................  F-29

FOWLER, ROSENAU & GEARY, LLC FINANCIAL STATEMENTS

Independent Auditor's Report...............................................................................  F-35

Statements of Financial Condition as of June 30, 1998, November 30, 1997 and 1996..........................  F-36

Statements of Income for the Seven Months Ended June 30, 1998 and the Years Ended November 30, 1997 and
  1996.....................................................................................................  F-37

Statements of Changes in Members' Capital for the Seven Months Ended June 30, 1998 and the Years Ended
  November 30, 1997 and 1996...............................................................................  F-38

Statements of Cash Flows for the Seven Months Ended June 30, 1998 and the Years Ended November 30, 1997 and
  1996 ....................................................................................................  F-39

Notes to Financial Statements..............................................................................  F-40

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)

                                    OVERVIEW


    The following pro forma consolidated financial information is based on the historical consolidated financial statements of LaBranche & Co. and LaB Investing Co. L.L.C., its sole general partner (together, the "Partnership"), after giving effect to the acquisition of Fowler, Rosenau & Geary, LLC ("Fowler, Rosenau") and the reorganization and related transactions (the "Reorganization Transactions") to convert the Partnership to corporate form. The Reorganization Transactions are described in greater detail below. The pro forma consolidated statement of financial condition presents the Reorganization Transactions as if they occurred on June 30, 1999 and gives effect to the completion of the initial public offering. The pro forma consolidated statement of operations for the six months ended June 30, 1999 and for the year ended December 31, 1998 present the results of the Partnership as if the Reorganization Transactions had occurred on January 1, 1998. Additionally, the pro forma consolidated statement of operations for the year ended December 31, 1998 present the results of the Partnership as if the acquisition of Fowler, Rosenau had occurred on January 1, 1998.


    Effective July 1, 1998, the Partnership acquired the specialist operations of Fowler, Rosenau for an aggregate purchase price of approximately $45.0 million, representing a 22.4% total general and limited partners' interest in the Partnership. The acquisition of Fowler, Rosenau was accounted for under the purchase method of accounting. The purchase price consisted of general and limited partnership interests issued to new partners admitted into the Partnership. The limited partners' interests were issued by LaBranche & Co. The excess purchase price over fair value of net assets acquired of approximately $25.8 million has been allocated to goodwill, which is being amortized over a 15-year period. The following unaudited pro forma consolidated financial statement of operations for the year ended December 31, 1998 gives effect to this acquisition as if it had occurred on January 1, 1998, by consolidating the results of operations of Fowler, Rosenau for the six months ended June 30, 1998 with the results of operations of the Partnership, which include the results of Fowler, Rosenau after June 30, 1998, for the year ended December 31, 1998.

    The Partnership is not currently subject to federal or state income taxes, but is currently subject to New York City unincorporated business tax. Following the Reorganization Transactions, LaBranche & Co Inc., on a consolidated basis, will be subject to federal, state and local income taxes. Concurrently with the closing of the offering, the Partnership will complete the following Reorganization Transactions:

    - The limited partners of LaBranche & Co. will redeem their interests for $142.1 million in cash, a $16.0 million subordinated note, $350,000 of subordinated indebtedness and 625,000 shares of our common stock assumed to have a value of $10.0 million, for a total purchase price of $168.4 million.

    - The members of LaB Investing Co. L.L.C. will exchange their membership interests in LaB Investing Co. L.L.C. for $10.0 million in cash and 34,750,000 shares of common stock of LaBranche & Co Inc.

    - $5.0 million of subordinated debt at an interest rate of 10.0% is assumed to be repaid.

    In addition, simultaneously with the initial public offering, LaBranche & Co Inc. will incur indebtedness of approximately $100.0 million. The proceeds of the indebtedness, net of estimated issuance costs of approximately $3.0 million, are assumed to be used to redeem a portion of the limited partners' interests in LaBranche & Co. and withdrawing members' interests.

    The redemption of the limited partners' interest is accounted for as a step acquisition under the purchase method of accounting. The excess of purchase price over the limited partners' capital accounts is allocated to intangible assets with corresponding respective lives as follows:

INTANGIBLE ASSET                                                                 AMOUNT         LIFE
--------------------------------------------------------------------------  ----------------  ---------
Specialist Stock List.....................................................  $   93.6 million   40 years
Trade Name................................................................      26.6 million   40 years
Goodwill..................................................................      11.1 million   15 years
                                                                            ----------------
                                                                            $  131.3 million
                                                                            ----------------
                                                                            ----------------

    The allocation of purchase price and determination of useful lives was based upon an independent appraisal. The useful life of the specialist stock list was determined based upon analysis of historical turnover characteristics of the specialist stocks.

    Historically, the Partnership paid substantially all its earnings to its members as managing directors' compensation. Upon reorganization to corporate form, managing directors will become employees of the corporation. The Board of Directors of LaBranche & Co Inc. will approve the LaBranche & Co Inc. Annual Incentive Plan (the "Plan") upon completion of the offering. Under the Plan, a compensation pool of up to 30% of pre-tax income, which is assumed to include related employee benefits, will be set aside for managing directors and other employees. In determining the 30% compensation pool, compensation expenses relating to the grant of restricted stock units at the time of this offering will be deducted. Managing directors will also be paid base annual compensation of amounts ranging between $150,000 to $250,000. Such base amounts are considered to be drawn against the 30% compensation pool.

    The pro forma consolidated financial information has been prepared by the Partnership's management and is not necessarily indicative of the results that would have been achieved had the acquisition of Fowler, Rosenau and the Reorganization Transactions occurred on the dates indicated or that may be achieved in the future. The pro forma consolidated financial information should be read in conjunction with the audited consolidated financial statements of the Partnership as of December 31, 1998 and 1997 and the three years in the period ended December 31, 1998, the notes thereto, and the unaudited consolidated financial statements as of June 30, 1999 and the six months in the periods ended June 30, 1999 and 1998, and the notes thereto.

                      LABRANCHE & CO INC. AND SUBSIDIARIES

            PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                 JUNE 30, 1999

                                  (UNAUDITED)

                                (000'S OMITTED)


                                                                       PRO FORMA      PRO FORMA
                                                                     REORGANIZATION   OFFERING
                                                        HISTORICAL    ADJUSTMENTS    ADJUSTMENTS   PRO FORMA
                                                        -----------  --------------  -----------  -----------
ASSETS
CASH AND CASH EQUIVALENTS.............................   $   2,763     $   97,000(A)  $ 169,500(H)  $ 112,213
                                                                         (142,050)(B)
                                                                          (10,000)(C)
                                                                           (5,000)(D)
SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL.......      35,300             --            --       35,300
RECEIVABLE FROM BROKERS AND DEALERS...................     115,467             --            --      115,467
SECURITIES OWNED, at market value:
  Corporate equities..................................     106,247             --            --      106,247
  United States Government obligations................       1,436             --            --        1,436
  Other subordinated indebtedness.....................       1,500             --            --        1,500
COMMISSIONS RECEIVABLE................................       3,265             --            --        3,265
EXCHANGE MEMBERSHIPS CONTRIBUTED FOR USE, at market
  value...............................................      20,000             --            --       20,000
EXCHANGE MEMBERSHIPS OWNED, at cost (market value of
  $8,000).............................................       6,300             --            --        6,300
OFFICE EQUIPMENT AND LEASEHOLD IMPROVEMENTS, at cost,
  less accumulated depreciation and amortization......       1,469             --            --        1,469
INTANGIBLE ASSETS.....................................      45,838        131,306(E)         --      177,144
OTHER ASSETS..........................................       6,516          3,000(A)         --        9,516
                                                        -----------  --------------  -----------  -----------
    Total assets......................................   $ 346,101     $   74,256     $ 169,500    $ 589,857
                                                        -----------  --------------  -----------  -----------
                                                        -----------  --------------  -----------  -----------

LIABILITIES AND MEMBERS' CAPITAL
LIABILITIES:
  Payable to brokers and dealers......................   $   3,347     $       --     $      --    $   3,347
  Securities sold, but not yet purchased, at market
    value.............................................      90,578             --            --       90,578
  Accrued compensation................................      35,208             --            --       35,208
  Accounts payable and other accrued expenses.........      12,042             --            --       12,042
  Other liabilities...................................       1,105             --            --        1,105
                                                        -----------  --------------  -----------  -----------
                                                           142,280             --            --      142,280
                                                        -----------  --------------  -----------  -----------
LONG TERM DEBT........................................          --        100,000(F)         --      100,000
                                                        -----------  --------------  -----------  -----------
COMMITMENTS...........................................          --             --            --           --
SUBORDINATED LIABILITIES:
  Exchange memberships, at market value...............      20,000             --            --       20,000
                                                                           16,350(G)         --
  Subordinated indebtedness...........................      51,158         (5,000)(D)         --      62,508
                                                        -----------  --------------  -----------  -----------
                                                            71,158         11,350            --       82,508
                                                        -----------  --------------  -----------  -----------
LIMITED PARTNERS' INTEREST IN SUBSIDIARY..............      37,094        (37,094)(B)         --          --
                                                        -----------  --------------  -----------  -----------
                                                                           10,000(B)
MEMBERS' CAPITAL/STOCKHOLDERS' EQUITY.................      95,569        (10,000)(C)    169,500     265,069
                                                        -----------  --------------  -----------  -----------
    Total liabilities and members'
      capital/stockholders' equity....................   $ 346,101     $   74,256     $ 169,500    $ 589,857
                                                        -----------  --------------  -----------  -----------
                                                        -----------  --------------  -----------  -----------


           See notes to pro forma consolidated financial information.

                      LABRANCHE & CO INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)

                   (000'S OMITTED, EXCEPT PER SHARE AMOUNTS)

                                                                      FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                                                   --------------------------------------------
                                                                                 PRO FORMA              PRO
                                                                   HISTORICAL   ADJUSTMENTS            FORMA
                                                                   ----------   -----------         -----------
REVENUES:
  Net gain on principal transactions.............................   $78,666      $     --           $    78,666
  Commissions....................................................    17,885            --                17,885
  Other..........................................................     6,942            --                 6,942
                                                                   ----------   -----------         -----------
    Total revenues...............................................   103,493            --               103,493
                                                                   ----------   -----------         -----------
EXPENSES:
  Employee compensation and benefits.............................    11,299        21,748(I)             33,047
  Lease of exchange memberships..................................     4,165            --                 4,165
  Interest.......................................................     2,195         4,984(D)(F)(G)        7,179
  Exchange, clearing and brokerage fees..........................     1,997            --                 1,997
  Amortization of intangibles....................................     1,693         1,873(J)              3,566
  Occupancy......................................................       725            --                   725
  Communications.................................................       538            --                   538
  Legal and professional fees....................................       466            --                   466
  Other..........................................................     1,066            --                 1,066
                                                                   ----------   -----------         -----------
    Total expenses before managing directors' compensation,
      limited partners' interest in earnings of subsidiary and
      provision for income taxes.................................    24,144        28,605                52,749
                                                                   ----------   -----------         -----------
  Income before managing directors' compensation, limited
    partners' interest in earnings of subsidiary and provision
    for income taxes.............................................    79,349       (28,605)               50,744
MANAGING DIRECTORS' COMPENSATION.................................    48,214       (48,214)(K)                --
                                                                   ----------   -----------         -----------
  Income before limited partners' interest in earnings of
    subsidiary and provision for income taxes....................    31,135        19,609                50,744
LIMITED PARTNERS' INTEREST IN EARNINGS OF SUBSIDIARY.............    21,054       (21,054)(L)                --
                                                                   ----------   -----------         -----------
  Income before provision for income taxes.......................    10,081        40,663                50,744
PROVISION FOR INCOME TAXES.......................................     3,789        19,283(M)             23,072
                                                                   ----------   -----------         -----------
  Net income.....................................................     6,292        21,380                27,672
                                                                   ----------   -----------         -----------
                                                                   ----------   -----------         -----------
Pro forma weighted average shares outstanding....................                                    46,875,000(N)
                                                                                                    -----------
                                                                                                    -----------
Pro forma basic and diluted net income per share.................                                   $      0.59(N)
                                                                                                    -----------
                                                                                                    -----------

           See notes to pro forma consolidated financial information.

                       LABRANCHE & CO INC. AND SUBSIDIARY

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)

                   (000'S OMITTED, EXCEPT PER SHARE AMOUNTS)

                                                                       FOR THE YEAR ENDED DECEMBER 31, 1998
                                                         ----------------------------------------------------------------
                                                                           PRO FORMA ADJUSTMENTS
                                                                      -------------------------------
                                                                          FOWLER       REORGANIZATION             PRO
                                                         HISTORICAL   ACQUISITION(O)    TRANSACTIONS             FORMA
                                                         ----------   --------------   --------------         -----------
REVENUES:
  Net gain on principal transactions...................   $95,048        $ 3,688          $     --            $    98,736
  Commissions..........................................    26,576          7,387                --                 33,963
  Other................................................     4,787            364                --                  5,151
                                                         ----------      -------       --------------         -----------
    Total revenues.....................................   126,411         11,439                --                137,850
                                                         ----------      -------       --------------         -----------
EXPENSES:
  Employee compensation and benefits...................    13,921          1,055            25,562(I)              40,538
  Lease of exchange memberships........................     6,568            496                --                  7,064
  Interest.............................................     3,577            410             9,968(D)(F)(G)        13,955
  Exchange, clearing and brokerage fees................     2,898            335                --                  3,233
  Amortization of intangibles..........................     2,526            860(P)          3,746(J)               7,132
  Occupancy............................................     1,121            111                --                  1,232
  Communications.......................................       964             26                --                    990
  Legal and professional fees..........................       916            198                --                  1,114
  Other................................................     2,285            660                --                  2,945
                                                         ----------      -------       --------------         -----------
    Total expenses before managing directors'
      compensation, limited partners' interest in
      earnings of subsidiary and provision for income
      taxes............................................    34,776          4,151            39,276                 78,203
                                                         ----------      -------       --------------         -----------
  Income before managing directors' compensation,
    limited partners' interest in earnings of
    subsidiary and provision for income taxes..........    91,635          7,288           (39,276)                59,647
MANAGING DIRECTORS' COMPENSATION.......................    58,783          1,387           (60,170)(K)                 --
                                                         ----------      -------       --------------         -----------
  Income before limited partners' interest in earnings
    of subsidiary and provision for income taxes.......    32,852          5,901            20,894                 59,647
LIMITED PARTNERS' INTEREST IN EARNINGS OF SUBSIDIARY...    26,292             --           (26,292)(L)                 --
                                                         ----------      -------       --------------         -----------
  Income before provision for income taxes.............     6,560          5,901            47,186                 59,647
PROVISION FOR INCOME TAXES.............................     3,900            200            23,635(M)              27,735
                                                         ----------      -------       --------------         -----------
  Net income...........................................   $ 2,660        $ 5,701          $ 23,551            $    31,912
                                                         ----------      -------       --------------         -----------
                                                         ----------      -------       --------------         -----------
Pro forma weighted average shares outstanding..........                                                        46,875,000(N)
                                                                                                              -----------
                                                                                                              -----------
Pro forma basic and diluted net income per share.......                                                       $      0.68(N)
                                                                                                              -----------
                                                                                                              -----------

           See notes to pro forma consolidated financial information.

                      LABRANCHE & CO INC. AND SUBSIDIARIES

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                                  (UNAUDITED)

(A) Reflects net proceeds received for issuance of long-term indebtedness. Debt issuance costs are estimated to approximate $3.0 million.

(B) Reflects the redemption of limited partnership interests in exchange for $168.4 million, comprised of $142.1 million in cash, a $16.0 million subordinated note and $350,000 of subordinated indebtedness (see note (G)) and $10.0 million in common stock.

(C) Reflects redemption of members' interest for $10.0 million.

(D) Reflects pro forma repayment of $5.0 million of subordinated liabilities owed to a limited partner and reverses the related interest expense.

(E) Reflects $131.3 million of purchase price allocated to intangibles for the redemption of limited partnership interests.

(F) Reflects the issuance of $100.0 million of long-term indebtedness assumed to be used for redemption of limited partners' and members' interest and the related interest expense.

(G) Reflects the issuance of a $16.0 million subordinated note and $350,000 of subordinated indebtedness assumed to be used for redemption of limited partners' interest and the related interest expense.

(H) Reflects net proceeds of $169.5 million to be received upon completion of the initial public offering.

(I) Employee compensation and benefits was adjusted to reflect managing directors' compensation based on new authorized revised compensation policies which will be implemented at the time of the reorganization. Under this policy, a compensation pool of up to 30% of pre-tax income, which is assumed to include related employee benefits, will be set aside for managing directors and other employees. The pro forma compensation adjustment reflects managing directors' compensation, which is comprised of an annual base salary of approximately $6.3 million (36 managing directors at approximately $175,000), employee benefits of approximately $1.1 million (2.5% of total managing directors' compensation) and the remaining balance as bonus, as well as compensation expenses related to employee restricted stock awards of $17.0 million which vest over 5 years and result in an annual expense of $3.4 million. The pro forma adjustment does not include any other compensation expenses related to employees who are not managing directors.

(J) Reflects pro forma amortization of intangibles related to redemption of limited partners' interests.

(K) Managing directors' compensation was adjusted to reverse the actual amounts previously recorded.

(L) Reflects reversal of limited partners' interest in earnings of subsidiary.

(M) Reflects federal, state and local income taxes at an estimated effective tax rate of approximately 44%.

(N) Based on 46,875,000 weighted average shares outstanding. Excludes (1) 1,200,000 shares of common stock subject to options and (2) restricted stock units for 1,059,000 shares of common stock, in each case granted under the Equity Incentive Plan.

(O) Reflects the pro forma pre-acquisition results of operations of Fowler, Rosenau for the six months ended June 30, 1998.

(P) Reflects the pro forma amortization of intangibles for the six months ended June 30, 1998 related to the Fowler, Rosenau acquisition.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of
LaB Investing Co. L.L.C. and Subsidiary:

    We have audited the accompanying consolidated statements of financial condition of LaB Investing Co. L.L.C. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in members' capital and cash flows for the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LaB Investing Co. L.L.C. and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The parent company only condensed financial statements appearing on pages F-19 through F-23 are presented for the purpose of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. Such statements have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP

New York, New York
January 25, 1999

                    LAB INVESTING CO. L.L.C. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                (000'S OMITTED)


                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                           JUNE 30, 1999      1998        1997
                                                                           --------------  ----------  ----------
                                                                            (UNAUDITED)
                                 ASSETS
CASH AND CASH EQUIVALENTS................................................    $    2,763    $    4,722  $    2,989
SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL..........................        35,300        21,100      15,000
RECEIVABLE FROM BROKERS AND DEALERS......................................       115,467        54,808      58,174
SECURITIES OWNED, at market value:
  Corporate equities.....................................................       106,247       114,994      37,027
  United States Government obligations...................................         1,436         1,468       2,466
  Other..................................................................         1,500         1,360         868
COMMISSIONS RECEIVABLE...................................................         3,265         3,009       1,737
EXCHANGE MEMBERSHIPS CONTRIBUTED FOR USE, at market value................        20,000        12,250      12,250
EXCHANGE MEMBERSHIPS OWNED, at cost (market value of $8,000 and $4,900 at
  June 30, 1999 and December 31, 1998, respectively).....................         6,300         6,300          --
OFFICE EQUIPMENT AND LEASEHOLD IMPROVEMENTS, at cost, less accumulated
  depreciation and amortization of $973, $729 and $346, respectively.....         1,469         1,647         586
INTANGIBLE ASSETS........................................................        45,838        47,532      24,243
OTHER ASSETS.............................................................         6,516         3,011       2,414
                                                                           --------------  ----------  ----------
      Total assets.......................................................    $  346,101    $  272,201  $  157,754
                                                                           --------------  ----------  ----------
                                                                           --------------  ----------  ----------
                    LIABILITIES AND MEMBERS' CAPITAL
LIABILITIES:
  Payable to brokers and dealers.........................................    $    3,347    $    3,892  $    1,661
  Securities sold, but not yet purchased, at market value................        90,578        67,896      39,327
  Accrued compensation...................................................        35,208        17,735       9,894
  Accounts payable and other accrued expenses............................        12,042         6,347       3,476
  Other liabilities......................................................         1,105         1,341       1,341
                                                                           --------------  ----------  ----------
                                                                                142,280        97,211      55,699
                                                                           --------------  ----------  ----------
COMMITMENTS..............................................................            --            --          --
SUBORDINATED LIABILITIES:
  Exchange memberships, at market value..................................        20,000        12,250      12,250
  Other subordinated indebtedness........................................        51,158        48,073      31,423
                                                                           --------------  ----------  ----------
                                                                                 71,158        60,323      43,673
                                                                           --------------  ----------  ----------

LIMITED PARTNERS' INTEREST IN SUBSIDIARY.................................        37,094        37,574      20,724
                                                                           --------------  ----------  ----------
MEMBERS' CAPITAL.........................................................        95,569        77,093      37,658
                                                                           --------------  ----------  ----------
      Total liabilities and members' capital.............................    $  346,101    $  272,201  $  157,754
                                                                           --------------  ----------  ----------
                                                                           --------------  ----------  ----------


 The accompanying notes are an integral part of these consolidated statements.

                    LAB INVESTING CO. L.L.C. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                (000'S OMITTED)

                                                                                   FOR THE YEARS ENDED DECEMBER
                                                                                                31,
                                                                                  -------------------------------
                                                                                    1998       1997       1996
                                                        FOR THE SIX MONTHS ENDED  ---------  ---------  ---------
                                                                JUNE 30,
                                                        ------------------------
                                                           1999         1998
                                                        -----------  -----------
                                                        (UNAUDITED)  (UNAUDITED)
REVENUES:
  Net gain on principal transactions..................   $  78,666    $  40,825   $  95,048  $  47,817  $  37,113
  Commissions.........................................      17,885       10,412      26,576     15,186     10,180
  Other...............................................       6,942          902       4,787      4,637      2,643
                                                        -----------  -----------  ---------  ---------  ---------
    Total revenues....................................     103,493       52,139     126,411     67,640     49,936
                                                        -----------  -----------  ---------  ---------  ---------
EXPENSES:
  Employee compensation and benefits..................      11,299        5,229      13,921      8,108      5,723
  Severance...........................................          --           --          --        300      5,375
  Lease of exchange memberships.......................       4,165        2,777       6,568      3,727      2,468
  Interest............................................       2,195        1,494       3,577      1,566        331
  Exchange, clearing and brokerage fees...............       1,997        1,360       2,898      2,042      1,514
  Amortization of intangibles.........................       1,693          834       2,526        737         --
  Occupancy...........................................         725          415       1,121        465        435
  Communications......................................         538          432         964        709        495
  Legal and professional fees.........................         466          265         916        620        170
  Other...............................................       1,066        1,615       2,285      1,634        642
                                                        -----------  -----------  ---------  ---------  ---------
    Total expenses before managing directors'
      compensation, limited partners' interest in
      earnings of subsidiary and unincorporated
      business taxes..................................      24,144       14,421      34,776     19,908     17,153
                                                        -----------  -----------  ---------  ---------  ---------
  Income before managing directors' compensation,
    limited partners' interest in earnings of
    subsidiary and unincorporated business taxes......      79,349       37,718      91,635     47,732     32,783
MANAGING DIRECTORS' COMPENSATION......................      48,214       23,725      58,783     30,008     23,235
                                                        -----------  -----------  ---------  ---------  ---------
  Income before limited partners' interest in earnings
    of subsidiary and unincorporated business taxes...      31,135       13,993      32,852     17,724      9,548
LIMITED PARTNERS' INTEREST IN EARNINGS OF
  SUBSIDIARY..........................................      21,054       10,848      26,292     14,354      9,638
                                                        -----------  -----------  ---------  ---------  ---------
  Income (loss) before unincorporated business
    taxes.............................................      10,081        3,145       6,560      3,370        (90)
UNINCORPORATED BUSINESS TAXES.........................       3,789        1,900       3,900      1,881      1,602
                                                        -----------  -----------  ---------  ---------  ---------
  Net income (loss)...................................   $   6,292    $   1,245   $   2,660  $   1,489  $  (1,692)
                                                        -----------  -----------  ---------  ---------  ---------
                                                        -----------  -----------  ---------  ---------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                    LAB INVESTING CO. L.L.C. AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' CAPITAL

                                (000'S OMITTED)

                                                                                                         MEMBERS'
                                                                                                         CAPITAL
                                                                                                        ----------
BALANCE, January 1, 1996..............................................................................  $   18,270
  Net (loss)..........................................................................................      (1,692)
  Contributions to capital............................................................................       6,092
  Distributions of capital............................................................................      (8,935)
                                                                                                        ----------
BALANCE, December 31, 1996............................................................................      13,735
  Net income..........................................................................................       1,489
  Contributions to capital............................................................................      28,574
  Distributions of capital............................................................................      (6,140)
                                                                                                        ----------
BALANCE, December 31, 1997............................................................................      37,658
  Net income..........................................................................................       2,660
  Contributions to capital............................................................................      66,563
  Distributions of capital............................................................................     (29,788)
                                                                                                        ----------
BALANCE, December 31, 1998............................................................................      77,093
  Net income..........................................................................................       6,292
  Contributions to capital............................................................................      18,096
  Distributions of capital............................................................................      (5,912)
                                                                                                        ----------
BALANCE, June 30, 1999 (unaudited)....................................................................  $   95,569
                                                                                                        ----------
                                                                                                        ----------

 The accompanying notes are an integral part of these consolidated statements.

                    LAB INVESTING CO. L.L.C. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (000'S OMITTED)

                                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                                            ----------------------------------
                                                                                               1998        1997        1996
                                                            FOR THE SIX MONTHS ENDED JUNE   ----------  ----------  ----------
                                                                         30,
                                                            ------------------------------
                                                                 1999            1998
                                                            --------------  --------------
                                                             (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).......................................    $    6,292      $    1,245    $    2,660  $    1,489  $   (1,692)
  Adjustments to reconcile net income (loss) to net cash
    (used in) provided by operating activities--
    Depreciation and amortization.........................         1,887             971         3,020         909         131
    Undistributed limited partners interest in earnings of
      subsidiary..........................................        (2,148)           (704)        3,646       1,241      (2,098)
  Changes in assets and liabilities--
    Securities purchased under agreements to resell.......       (14,200)        (19,800)       (6,100)     (8,500)        800
    Receivable from brokers and dealers...................       (60,659)         21,108         3,366     (40,188)      6,085
    Corporate equities....................................         8,747         (24,209)      (77,967)     (6,338)    (16,132)
    United States Government obligations..................            32           1,037           998           1       3,577
    Other assets..........................................          (873)         (1,231)       (1,970)     (2,047)       (255)
    Payable to brokers and dealers........................          (545)           (200)        2,231      (2,731)      4,202
    Securities sold, but not yet purchased................        22,682          (9,003)       28,569      20,591       2,935
    Accrued compensation..................................        17,473           8,902         8,891      (5,322)     11,068
    Accounts payable and other liabilities................         5,459             425         2,379       1,371       1,210
                                                            --------------  --------------  ----------  ----------  ----------
      Net cash (used in) provided by operating
        activities........................................       (15,853)        (21,459)      (30,277)    (39,524)      9,831
                                                            --------------  --------------  ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in office equipment and leasehold
    improvements..........................................           (74)         (1,034)       (1,550)       (278)       (449)
                                                            --------------  --------------  ----------  ----------  ----------
      Net cash (used in) investing activities.............           (74)         (1,034)       (1,550)       (278)       (449)
                                                            --------------  --------------  ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of subordinated debt.........         1,784          16,300        16,750      28,004       1,769
  Proceeds from contributions to capital..................        18,096           7,234        46,598      10,948       6,092
  Payments for distributions of capital...................        (5,912)         (1,518)      (29,788)     (6,140)     (8,935)
                                                            --------------  --------------  ----------  ----------  ----------
      Net cash provided by (used in) financing
        activities........................................        13,968          22,016        33,560      32,812      (1,074)
                                                            --------------  --------------  ----------  ----------  ----------
      (Decrease) increase in cash and cash equivalents....        (1,959)           (477)        1,733      (6,990)      8,308

CASH AND CASH EQUIVALENTS, beginning of period............         4,722           2,989         2,989       9,979       1,671
                                                            --------------  --------------  ----------  ----------  ----------
CASH AND CASH EQUIVALENTS, end of period..................    $    2,763      $    2,512    $    4,722  $    2,989  $    9,979
                                                            --------------  --------------  ----------  ----------  ----------
                                                            --------------  --------------  ----------  ----------  ----------
SUPPLEMENTAL DISCLOSURE OF CASH
  PAID FOR:
  Interest................................................    $    6,344      $    3,461    $    8,788  $    4,360  $    2,764
  Unincorporated business taxes...........................         5,339             920         2,244       2,161       1,092
SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES
Excess of purchase price over fair value of assets
  acquired................................................    $       --      $       --    $   25,815  $   24,980  $       --

 The accompanying notes are an integral part of these consolidated statements.

                    LAB INVESTING CO. L.L.C. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

    The consolidated financial statements include the accounts of LaB Investing Co. L.L.C. ("LaB Investing"), a New York limited liability company and its subsidiary LaBranche & Co., a New York limited partnership (collectively, the "Partnership"). LaB Investing is the general partner of LaBranche & Co. and has a partnership interest in LaBranche & Co. of 69.7%. Limited partners own the remaining 30.3% of LaBranche & Co. LaBranche & Co. operates primarily as a specialist on the New York Stock Exchange, Inc. ("NYSE").

2. INTERIM CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL INFORMATION

    The unaudited interim consolidated financial information as of June 30, 1999 and for the six months ended June 30, 1999 and 1998, are presented in the accompanying consolidated financial statements. The unaudited interim consolidated financial information reflects all adjustments, which are, in the opinion of management, necessary for a fair presentation of the results for such periods. Results of the interim periods are not necessarily indicative of results to be obtained for a full fiscal year.

3. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management does not believe that actual results will differ materially from these estimates.

INTANGIBLE ASSETS

    Intangible assets are soley comprised of goodwill. Goodwill is being amortized on a straight-line basis over 15 years. Subsequent to its acquisition, the Partnership continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life may warrant revision or that the remaining balance may not be recoverable. When factors indicate that intangible assets should be evaluated for possible impairment, the Partnership uses an estimate of the undiscounted net income over the remaining life in measuring whether the assets are recoverable.

EXCHANGE MEMBERSHIPS

    Exchange memberships owned by the Partnership are carried at cost.

    Certain members of the Partnership have contributed the use of 10 memberships on the NYSE to the Partnership. These memberships are subordinated to claims of general creditors and are carried at market value with a corresponding amount recorded in subordinated liabilities. Lease payments are paid by the Partnership to the members and limited partners for the use of the exchange memberships at a rate management believes is commensurate with the rent paid to nonaffiliated parties for the use of their exchange memberships.

                    LAB INVESTING CO. L.L.C. AND SUBSIDIARY

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and highly liquid investments with maturities of less than three months.

SECURITIES TRANSACTIONS

    Securities transactions and the related revenues and expenses are recorded on a trade date basis. Securities owned and securities sold, but not yet purchased are reflected at market value and unrealized gains and losses are reflected in net gain on principal transactions. Dividends and Securities and Exchange Commission (the "SEC") fees are also included in net gain on principal transactions. Dividend income and expense is recognized on the payable date which does not differ materially from the ex-date.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of office equipment and leasehold improvements.

COLLATERALIZED FINANCING TRANSACTIONS

    Securities purchased and sold under agreements to resell and repurchase, as well as securities borrowed and loaned for which cash is deposited or received, are treated as collateralized financing transactions and are recorded at contract amount.

COLLATERAL

    The Partnership continues to report assets as owned when they are pledged as collateral in secured financing arrangements and the secured party cannot sell or repledge the assets or the Partnership can substitute collateral or otherwise redeem it on short notice. The Partnership continues not to report securities received as collateral in secured financing arrangements because the debtor typically has the right to substitute or redeem the collateral on short notice.

REPORTABLE OPERATING SEGMENT

    The Partnership considers its present operations to be one reportable segment for purposes of presenting consolidated financial information and for evaluating its performance. The financial statement information presented in the accompanying consolidated financial statements is consistent with the preparation of financial information for the purpose of internal use.

MANAGING DIRECTORS' COMPENSATION

    The managing directors of LaBranche & Co. are the members of LaB Investing. The Partnership pays out substantially all of its earnings as compensation expense to its managing directors.

                    LAB INVESTING CO. L.L.C. AND SUBSIDIARY

4. RECEIVABLE FROM AND PAYABLE TO BROKERS AND DEALERS

    The balances presented as receivable from, and payable to, brokers and dealers consist of the following at December 31, 1998 and 1997:

                                                                                         1998           1997
                                                                                     -------------  -------------
Receivable from brokers and dealers:
Pending trades, net................................................................  $  34,390,173  $  42,858,436
Securities borrowed................................................................     17,386,200     13,410,300
Receivable from clearing organizations.............................................      1,812,999      1,905,532
Securities failed to deliver.......................................................      1,218,950       --
                                                                                     -------------  -------------
                                                                                     $  54,808,322  $  58,174,268
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Payable to brokers and dealers:
Securities failed to receive.......................................................  $   3,892,030  $   1,661,359
                                                                                     -------------  -------------
                                                                                     -------------  -------------

5. TAXES

    The Partnership is not subject to federal or state income taxes. Such taxes, if any, are the responsibility of the individual members. The Partnership is subject to the New York City Unincorporated Business Tax.

6. CAPITAL AND NET LIQUID ASSET REQUIREMENTS

    As a specialist and member of the NYSE, LaBranche & Co. is subject to SEC Rule 15c3-1 adopted and administered by the NYSE and the SEC. LaBranche & Co. is required to maintain minimum net capital, as defined, equivalent to the greater of $100,000 or 1/15 of aggregate indebtedness, as defined.


    As of June 30, 1999 (unaudited) and as of December 31, 1998, LaBranche & Co.'s net capital, as defined under SEC Rule 15c3-1, was $99,993,833 and $86,545,533, respectively, and exceeded minimum requirements by $96,820,130 and $85,169,019, respectively. LaBranche & Co.'s aggregate indebtedness to net capital ratio was .48 to 1 and .24 to 1, respectively.


    The NYSE also requires members registered as regular specialists to establish that they can meet, with their own net liquid assets, a minimum dollar amount which shall be the greater of $1,000,000 or 25% of their position requirement ("Rule 104.2"). In 1998, due to the market share represented by the Partnership's specialist book, the NYSE mandated the firm to maintain minimum net liquid assets of the greater of 120% of LaBranche & Co.'s Rule 104.2 position requirement, or $90.0 million, adjusted by the amount of the position requirement for any new stock allocations. The position requirement is the ability to assume positions in stocks in which they are registered, of 30,000 shares of each S&P 500 common stock, 22,500 shares in all other common stocks, 4,500 shares in each convertible preferred stock and 1,800 shares in each nonconvertible preferred stock. The term "net liquid assets" for a specialist which also engages in transactions other than specialist activities is based upon its excess net capital determined in accordance with SEC Rule 15c3-1.

    As of June 30, 1999 (unaudited) and as of December 31, 1998, the Partnership's NYSE minimum required dollar amount of net liquid assets, as defined, was $91.5 million and $90.6 million, respectively, compared to actual net liquid assets, as defined, of $116,251,755 and $103,134,594, respectively.

                    LAB INVESTING CO. L.L.C. AND SUBSIDIARY

7. ACQUISITIONS

    The acquisitions of the specialist operations described below were accounted for under the purchase method of accounting. The purchase price associated with each acquisition consisted of general partnership and limited partnership interests issued to new partners admitted into the Partnership. Such partnership interests were valued based upon an independent appraisal. Excess purchase price over fair value of net assets acquired has been allocated to goodwill.

    Effective July 1, 1997, the Partnership acquired a portion of the specialist operations of Stern Bros., LLC for an aggregate purchase price of approximately $9.3 million representing an 8.3% total general partners' interests in the Partnership. The goodwill associated with the acquisition was approximately $7.8 million.

    Effective August 1, 1997, the Partnership acquired the specialist operations of Ernst, Homans, Ware & Keelips for an aggregate purchase price of approximately $18.5 million representing general and limited partnership interest totaling 16.4%. The excess purchase price over fair value of net assets acquired was approximately $17.2 million.

    Effective July 1, 1998, the Partnership acquired the specialist operations of Fowler, Rosenau & Geary, LLC ("Fowler, Rosenau") for an aggregate purchase price of approximately $45.0 million representing a 22.4% total general and limited partners' interest in the Partnership. The excess purchase price over fair value of net assets acquired was approximately $25.8 million (The audited financial statements of Fowler, Rosenau have been included elsewhere in this prospectus).

8. COMMITMENTS

    During 1998, the Partnership secured a $75.0 million committed line of credit with The Bank of New York. The agreement matured on June 25, 1999. In June 1999, the Partnership amended and extended the committed line of credit to $100.0 million through June 23, 2000 (unaudited). In addition, the Partnership has outstanding letter of credit agreements with U.S. Trust aggregating approximately $1,581,000. Such letter of credit agreements are collateralized with U.S. Trust by a Treasury bill with a face value of $1.5 million and a cash balance of approximately $179,000.

    Minimum rental commitments under existing noncancelable leases for office space and equipment are as follows:

YEAR ENDING DECEMBER 31:
--------------------------------------------------------------------------------
1999............................................................................  $    684,000
2000............................................................................       468,000
2001............................................................................       540,000
2002............................................................................       540,000
2003............................................................................       540,000
Thereafter......................................................................     2,304,000

    These leases contain escalation clauses providing for increased rentals based upon maintenance and tax increases.

9. SUBORDINATED LIABILITIES

    The Partnership has subordinated indebtedness agreements approved by the NYSE for inclusion as net capital, as defined. Interest is payable quarterly at various annual rates. Eleven of the agreements

                    LAB INVESTING CO. L.L.C. AND SUBSIDIARY

9. SUBORDINATED LIABILITIES (CONTINUED)
representing $11,473,000 mature within the last six months of 1999, and the remaining four agreements representing $1,200,000 mature within the first six months of 2000. These agreements all have automatic rollover provisions as long as at least six months notice is given by the lender.

    Seven agreements representing $20,000,000 mature on September 15, 2002 with an annual rate of 8.17% paid on a quarterly basis. Five agreements representing $15,000,000 mature on June 3, 2008 with an annual rate of 7.69% paid on a quarterly basis. These notes are senior to all other subordinated notes.

    The Partnership entered into a subordinated liability related to a Secured Demand Note Receivable for $300,000 due July 15, 1999 and $100,000 due May 1, 1999 both with an annual rate of 10.0% paid on a quarterly basis. These agreements have automatic rollover provisions as long as at least seven months notice is given by the lender.

    Interest expense related to the above subordinated liabilities primarily comprises interest expense in the accompanying statements of operations.

    Exchange membership contributed pursuant to subordination agreements in the amount of $12,250,000 comprise the remaining subordinated liabilities.

10. SEVERANCE ARRANGEMENTS

    For the years ended December 31, 1997 and 1996, the Partnership entered into severance arrangements with two of their former members. The Partnership recorded the full amount of severance upon termination of these individuals in 1997 and 1996.

11. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires companies to report the fair value of financial instruments for certain assets and liabilities. Substantially all of the Partnership's financial instruments are short-term in nature or carry market interest rates and, accordingly, approximate fair value.

12. FINANCIAL INSTRUMENTS WITH CONCENTRATION OF CREDIT AND OFF-BALANCE SHEET
    RISK

    As a specialist on the NYSE, the Partnership is engaged in various securities trading and lending activities. In connection with its activities as a specialist, the Partnership assumes positions in the stocks for which it is responsible. The Partnership is exposed to credit risk associated with the nonperformance of counterparties in fulfilling their contractual obligations pursuant to these securities transactions. The Partnership is exposed to market risk associated with the sale of securities not yet purchased, which can be directly impacted by volatile trading on the NYSE. Additionally, in the event of nonperformance and unfavorable market price movements, the Partnership may be required to purchase or sell financial instruments, which may result in a loss to the Partnership.

    The Partnership enters into collateralized financing agreements in which it extends short-term credit to major financial institutions. The Partnership controls access to the collateral pledged by the counterparties, which generally consists of U.S. equity and government securities. The value and adequacy of the collateral are continually monitored. Consequently, the risk of credit loss from counterparties' failure to perform in connection with collateralized lending activities is minimal.

                            LAB INVESTING CO. L.L.C.

                             (PARENT COMPANY ONLY)

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                (000'S OMITTED)

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1998       1997
                                                                                              ---------  ---------
                                           ASSETS
CASH........................................................................................  $      21  $      15
DUE FROM SUBSIDIARY.........................................................................         --         13
INVESTMENT IN SUBSIDIARY, AT EQUITY VALUE...................................................     77,072     37,630
                                                                                              ---------  ---------
  Total Assets..............................................................................  $  77,093  $  37,658
                                                                                              ---------  ---------
                                                                                              ---------  ---------
                                      MEMBERS' CAPITAL
MEMBERS' CAPITAL............................................................................     77,093     37,658
                                                                                              ---------  ---------
  Total Members' Capital....................................................................  $  77,093  $  37,658
                                                                                              ---------  ---------
                                                                                              ---------  ---------

              See accompanying note to condensed financial statements.

                            LAB INVESTING CO. L.L.C.

                             (PARENT COMPANY ONLY)

                       CONDENSED STATEMENTS OF OPERATIONS

                                (000'S OMITTED)

                                                                                           FOR THE YEARS ENDED
                                                                                              DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1998       1997       1996
                                                                                     ---------  ---------  ---------
REVENUE:
  Equity earnings (losses) in investment in subsidary..............................  $   2,663  $   1,480  $  (1,704)
                                                                                     ---------  ---------  ---------
    Total revenue..................................................................      2,663      1,480     (1,704)
                                                                                     ---------  ---------  ---------
EXPENSES:
  Other expenses...................................................................          3          1         --
                                                                                     ---------  ---------  ---------
    Total expenses.................................................................          3          1         --
                                                                                     ---------  ---------  ---------
  Income (loss) before unincorporated business tax.................................      2,660      1,479     (1,704)
                                                                                     ---------  ---------  ---------
UNINCORPORATED BUSINESS TAX BENEFIT................................................         --        (10)       (12)
                                                                                     ---------  ---------  ---------
  Net income (loss)................................................................  $   2,660  $   1,489  $  (1,692)
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

            See accompanying note to condensed financial statements.

                            LAB INVESTING CO. L.L.C.

                             (PARENT COMPANY ONLY)

              CONDENSED STATEMENTS OF CHANGES IN MEMBERS' CAPITAL

                                (000'S OMITTED)

                                                                                                        MEMBERS'
                                                                                                         CAPITAL
                                                                                                       -----------
BALANCE, January 1, 1996.............................................................................   $  18,270
  Net (loss).........................................................................................      (1,692)
  Contributions to capital...........................................................................       6,092
  Distributions of capital...........................................................................      (8,935)
                                                                                                       -----------
BALANCE, December 31, 1996...........................................................................      13,735
  Net income.........................................................................................       1,489
  Contributions to capital...........................................................................      28,574
  Distributions of capital...........................................................................      (6,140)
                                                                                                       -----------
BALANCE, December 31, 1997...........................................................................      37,658
  Net income.........................................................................................       2,660
  Contributions to capital...........................................................................      66,563
  Distributions of capital...........................................................................     (29,788)
                                                                                                       -----------
BALANCE, December 31, 1998...........................................................................   $  77,093
                                                                                                       -----------
                                                                                                       -----------

            See accompanying note to condensed financial statements.

                            LAB INVESTING CO. L.L.C.

                             (PARENT COMPANY ONLY)

                       CONDENSED STATEMENTS OF CASH FLOW

                                (000'S OMITTED)

                                                                                         FOR THE YEARS ENDED
                                                                                            DECEMBER 31,
                                                                                  ---------------------------------
                                                                                     1998        1997       1996
                                                                                  ----------  ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................................................  $    2,660  $    1,489  $  (1,692)
  Changes in assets and liabilities--
    Due from subsidiary.........................................................          13          26         52
    (Increase) decrease in investment in subsidiary.............................     (19,477)     (6,343)     4,812
    Other liabilities...........................................................          --         (10)      (360)
                                                                                  ----------  ----------  ---------
                                                                                     (16,804)     (4,838)     2,812
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from contributions to capital........................................      46,598      10,948      6,092
  Payments for distributions of capital.........................................     (29,788)     (6,140)    (8,935)
                                                                                  ----------  ----------  ---------
Net change in cash..............................................................           6         (30)       (31)
Cash, beginning of year.........................................................          15          45         76
                                                                                  ----------  ----------  ---------
Cash, end of year...............................................................  $       21  $       15  $      45
                                                                                  ----------  ----------  ---------
                                                                                  ----------  ----------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH PAID FOR:
  Unincorporated business tax...................................................  $        3  $       11  $     344
SUPPLEMENTAL NONCASH FINANCING ACTIVITIES:
  Excess of purchase price over fair value of assets acquired...................  $   19,965  $   17,626  $      --

            See accompanying note to condensed financial statements.

                            LAB INVESTING CO. L.L.C.
                             (PARENT COMPANY ONLY)

                     NOTE TO CONDENSED FINANCIAL STATEMENTS

1. NOTE TO CONDENSED FINANCIAL STATEMENTS

    The condensed financial statements of LaB Investing Co. L.L.C. (parent company only) should be read in conjunction with the consolidated financial statements of LaB Investing Co. L.L.C. and Subsidiary and the notes thereto contained elsewhere in this prospectus.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
LaBranche & Co.:

    We have audited the accompanying statements of financial condition of LaBranche & Co. (a New York limited partnership) as of December 31, 1998 and 1997, and the related statements of operations, changes in partners' capital and cash flows for the three years in the period ended December 31, 1998. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LaBranche & Co. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

New York, New York
January 25, 1999

                                LABRANCHE & CO.

                       STATEMENTS OF FINANCIAL CONDITION

                                (000'S OMITTED)


                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                  ASSETS                                                     1998         1997
--------------------------------------------------------------------------   JUNE 30,    ------------  ----------
                                                                               1999
                                                                            -----------
                                                                            (UNAUDITED)
CASH AND CASH EQUIVALENTS.................................................   $   2,739    $    4,701   $    2,974
SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL...........................      35,300        21,100       15,000
RECEIVABLE FROM BROKERS AND DEALERS.......................................     115,467        54,808       58,174
SECURITIES OWNED, at market value:
    Corporate equities....................................................     106,247       114,994       37,027
    United States Government obligations..................................       1,436         1,468        2,466
    Other.................................................................       1,500         1,360          868
COMMISSIONS RECEIVABLE....................................................       3,265         3,009        1,737
EXCHANGE MEMBERSHIPS CONTRIBUTED FOR USE, at market value.................      20,000        12,250       12,250
EXCHANGE MEMBERSHIPS OWNED, at cost (market value of $8,000 and $4,900 at
  June 30, 1999 and December 31, 1998, respectively)......................       6,300         6,300           --
OFFICE EQUIPMENT AND LEASEHOLD IMPROVEMENTS, at cost, less accumulated
  depreciation and amortization of $973, $729 and $346, respectively......       1,469         1,647          586
INTANGIBLE ASSETS.........................................................      45,838        47,532       24,243
OTHER ASSETS..............................................................       5,852         3,011        2,414
                                                                            -----------  ------------  ----------
      Total assets........................................................   $ 345,413    $  272,180   $  157,739
                                                                            -----------  ------------  ----------
                                                                            -----------  ------------  ----------
                    LIABILITIES AND PARTNERS' CAPITAL
--------------------------------------------------------------------------
LIABILITIES:
    Payable to brokers and dealers........................................   $   3,347    $    3,892   $    1,661
    Securities sold, but not yet purchased, at market value...............      90,578        67,896       39,327
    Accrued compensation..................................................      35,208        17,735        9,894
    Accounts payable and other accrued expenses...........................      11,378         6,347        3,489
    Other liabilities.....................................................       1,105         1,341        1,341
                                                                            -----------  ------------  ----------
                                                                               141,616        97,211       55,712
COMMITMENTS...............................................................          --            --           --
SUBORDINATED LIABILITIES:
    Exchange memberships, at market value.................................      20,000        12,250       12,250
    Other subordinated indebtedness.......................................      51,158        48,073       31,423
                                                                            -----------  ------------  ----------
                                                                                71,158        60,323       43,673
                                                                            -----------  ------------  ----------

PARTNERS' CAPITAL:
    General partners......................................................      95,545        77,072       37,630
    Limited partners......................................................      37,094        37,574       20,724
                                                                            -----------  ------------  ----------
      Total partners' capital.............................................     132,639       114,646       58,354
                                                                            -----------  ------------  ----------
      Total liabilities and partners' capital.............................   $ 345,413    $  272,180   $  157,739
                                                                            -----------  ------------  ----------
                                                                            -----------  ------------  ----------


        The accompanying notes are an integral part of these statements.

                                LABRANCHE & CO.

                            STATEMENTS OF OPERATIONS

                                (000'S OMITTED)

                                                            FOR THE SIX MONTHS
                                                                  ENDED                 FOR THE YEARS ENDED
                                                                 JUNE 30,                  DECEMBER 31,
                                                          ----------------------  -------------------------------
                                                             1999        1998       1998       1997       1996
                                                          -----------  ---------  ---------  ---------  ---------
                                                               (UNAUDITED)
REVENUES:
  Net gain on principal transactions....................   $  78,666   $  40,825  $  95,048  $  47,817  $  37,113
  Commissions...........................................      17,885      10,412     26,576     15,186     10,180
  Other.................................................       6,942         902      4,787      4,627      2,617
                                                          -----------  ---------  ---------  ---------  ---------
    Total revenues......................................     103,493      52,139    126,411     67,630     49,910
                                                          -----------  ---------  ---------  ---------  ---------
EXPENSES:
  Employee compensation and benefits....................      11,299       5,229     13,921      8,108      5,723
  Severance.............................................          --          --         --        300      5,375
  Lease of exchange memberships.........................       4,165       2,777      6,568      3,727      2,468
  Interest..............................................       2,195       1,494      3,577      1,566        331
  Exchange, clearing and brokerage fees.................       1,997       1,360      2,898      2,042      1,514
  Amortization of intangibles...........................       1,693         834      2,526        737         --
  Occupancy.............................................         725         415      1,121        465        435
  Communications........................................         538         432        964        709        495
  Legal and professional fees...........................         466         265        916        620        170
  Other.................................................       1,064       1,614      2,282      1,633        638
                                                          -----------  ---------  ---------  ---------  ---------
    Total expenses before managing directors'
      compensation, limited partners' interest in
      earnings of subsidiary and unincorporated business
      taxes.............................................      24,142      14,420     34,773     19,907     17,149
                                                          -----------  ---------  ---------  ---------  ---------
    Income before managing directors' compensation,
      limited partners' interest in earnings of
      subsidiary and unincorporated business taxes......      79,351      37,719     91,638     47,723     32,761
MANAGING DIRECTORS' COMPENSATION........................      48,214      23,725     58,783     30,008     23,235
                                                          -----------  ---------  ---------  ---------  ---------
    Income before limited partners' interest in earnings
      of subsidiary and unincorporated business taxes...      31,137      13,994     32,855     17,715      9,526
LIMITED PARTNERS' INTEREST IN EARNINGS OF SUBSIDIARY....      21,054      10,848         --         --         --

    Income before unincorporated business taxes.........      10,083       3,146         --         --         --
UNINCORPORATED BUSINESS TAXES...........................       3,789       1,900      3,900      1,881      1,592
                                                          -----------  ---------  ---------  ---------  ---------
    Net income..........................................   $   6,294   $   1,246  $  28,955  $  15,834  $   7,934
                                                          -----------  ---------  ---------  ---------  ---------
                                                          -----------  ---------  ---------  ---------  ---------

        The accompanying notes are an integral part of these statements.

                                LABRANCHE & CO.

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                (000'S OMITTED)

                                                                                  GENERAL    LIMITED
                                                                                  PARTNER    PARTNER      TOTAL
                                                                                 ---------  ----------  ----------
BALANCE, January 1, 1996.......................................................  $  18,473  $   14,227  $   32,700
  Net income (loss)............................................................     (1,704)      9,638       7,934
  Contributions to capital.....................................................      3,243       1,770       5,013
  Distributions of capital.....................................................     (6,351)    (13,506)    (19,857)
                                                                                 ---------  ----------  ----------
BALANCE, December 31, 1996.....................................................     13,661      12,129      25,790
  Net income...................................................................      1,480      14,354      15,834
  Contributions to capital.....................................................     26,555      10,572      37,127
  Distributions of capital.....................................................     (4,066)    (16,331)    (20,397)
                                                                                 ---------  ----------  ----------
BALANCE, December 31, 1997.....................................................     37,630      20,724      58,354
  Net income...................................................................      2,663      26,292      28,955
  Contributions to capital.....................................................     42,630      18,324      60,954
  Distributions of capital.....................................................     (5,851)    (27,766)    (33,617)
                                                                                 ---------  ----------  ----------
BALANCE, December 31, 1998.....................................................     77,072      37,574     114,646
  Net income...................................................................      3,939       2,355       6,294
  Contributions to capital.....................................................     17,395       1,028      18,423
  Distributions of capital.....................................................     (2,861)     (3,863)     (6,724)
                                                                                 ---------  ----------  ----------
BALANCE, June 30, 1999 (unaudited).............................................  $  95,545  $   37,094  $  132,639
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------

        The accompanying notes are an integral part of these statements.

                                LABRANCHE & CO.

                            STATEMENTS OF CASH FLOWS

                                (000'S OMITTED)

                                                               FOR THE SIX MONTHS         FOR THE YEARS ENDED
                                                                 ENDED JUNE 30,              DECEMBER 31,
                                                              --------------------  -------------------------------
                                                                1999       1998       1998       1997       1996
                                                              ---------  ---------  ---------  ---------  ---------

                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   6,294  $   1,246  $  28,955  $  15,834  $   7,934
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities-
  Depreciation and amortization.............................      1,887        971      3,020        909        131
Changes in assets and liabilities-
  Securities purchased under agreements to resell...........    (14,200)    21,108     (6,100)    (8,500)       800
  Receivable from brokers and dealers.......................    (60,659)   (19,800)     3,366    (40,188)     6,085
  Corporate equities........................................      8,747    (24,209)   (77,967)    (6,338)   (16,132)
  United States Government obligations......................         32      1,037        998          1      3,577
  Commissions receivable....................................       (256)      (225)    (1,272)      (742)      (240)
  Other assets..............................................     (2,622)    (1,015)    (1,089)    (1,598)     1,333
  Payable to brokers and dealers............................       (545)      (200)     2,231     (2,731)     4,202
  Securities sold, but not yet purchased....................     22,682     (9,003)    28,569     20,591      2,935
  Accrued compensation......................................     17,473      8,902      7,841     (5,322)    11,032
  Accounts payable and other liabilities....................      5,796        425      2,758      1,648        206
                                                              ---------  ---------  ---------  ---------  ---------
      Net cash (used in) provided by operating activities...    (15,371)   (20,763)    (8,690)   (26,436)    21,863
                                                              ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in office equipment and leasehold
    improvements............................................        (74)    (1,034)    (1,555)      (278)      (449)
                                                              ---------  ---------  ---------  ---------  ---------
Net cash (used in) investing activities.....................        (74)    (1,034)    (1,555)      (278)      (449)
                                                              ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of subordinated debt...........      1,784     16,300     16,750     28,004      1,769
  Proceeds from contributions to capital....................     18,423      8,029     28,840     12,147      5,013
  Payments for distributions of capital.....................     (6,724)    (2,994)   (33,618)   (20,397)   (19,857)
                                                              ---------  ---------  ---------  ---------  ---------
      Net cash provided by (used in) financing activities...     13,483     21,335     11,972     19,754    (13,075)
                                                              ---------  ---------  ---------  ---------  ---------
      (Decrease) increase in cash and cash equivalents......     (1,962)      (462)     1,727     (6,960)     8,339
CASH AND CASH EQUIVALENTS, beginning of period..............      4,701      2,974      2,974      9,934      1,595
                                                              ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, end of period....................  $   2,739  $   2,512  $   4,701  $   2,974  $   9,934
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR:
  Interest..................................................  $   6,344  $   3,461  $   8,788  $   4,360  $   2,764
  Unincorporated business taxes.............................      5,339        920      2,244      2,161      1,092
SUPPLEMENTAL NONCASH FINANCING ACTIVITIES:
  Excess of purchase price over fair value of assets
    acquired................................................  $      --  $      --  $  25,815  $  24,980  $      --

        The accompanying notes are an integral part of these statements.

                                LABRANCHE & CO.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

    LaBranche & Co. ("LaBranche") was formed as a limited partnership, under the New York Uniform Limited Partnership Act. LaBranche operates primarily as a specialist in certain equity securities listed on the New York Stock Exchange, Inc. ("NYSE").

    LaBranche's general partner is LaB Investing Co. L.L.C. ("LaB"), a New York limited liability company, which owns 69.7% of LaBranche. The remaining 30.3% is owned by limited partners. The individual members of LaB are managing directors of LaBranche.

2. INTERIM FINANCIAL STATEMENTS AND FINANCIAL INFORMATION

       The unaudited interim financial information as of June 30, 1999 and for the six months ended June 30, 1999 and 1998, is presented in the accompanying financial statements. The unaudited interim financial information reflects all adjustments, which are, in the opinion of management, necessary for a fair presentation of the results for such periods. Results of the interim periods are not necessarily indicative of results to be obtained for a full fiscal year.

3. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management does not believe that actual results will differ materially from these estimates.

INTANGIBLE ASSETS

    Intangible assets are soley comprised of goodwill. Goodwill is being amortized on a straight-line basis over 15 years. Subsequent to its acquisition, LaBranche continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life may warrant revision or that the remaining balance may not be recoverable. When factors indicate that intangible assets should be evaluated for possible impairment, LaBranche uses an estimate of undiscounted net income over the remaining life in measuring whether the assets are recoverable.

EXCHANGE MEMBERSHIPS

    Exchange memberships owned by LaBranche are carried at cost.

    Certain members of LaBranche have contributed the use of 10 memberships on the NYSE to LaBranche. These memberships are subordinated to claims of general creditors and are carried at market value with a corresponding amount recorded in subordinated liabilities. Lease payments are paid by LaBranche to certain managing directors for the use of the exchange memberships at a rate management believes is commensurate with the rent paid to nonaffiliated parties for the use of their exchange memberships.

                                LABRANCHE & CO.

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and highly liquid investments with maturities of less than three months.

SECURITIES TRANSACTIONS

    Securities transactions and the related revenues and expenses are recorded on a trade date basis. Securities owned and securities sold, but not yet purchased are reflected at market value and unrealized gains and losses are reflected in net gain on principal transactions. Dividends and Securities and Exchange Commission (the "SEC") fees are also included in net gain on principal transactions. Dividend income and expense are recognized on the payable date, which does not differ materially from the ex-date.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of office equipment and leasehold improvements.

COLLATERALIZED FINANCING TRANSACTIONS

    Securities purchased and sold under agreements to resell and repurchase, as well as securities borrowed and loaned for which cash is deposited or received, are treated as collateralized financing transactions and are recorded at contract amount.

COLLATERAL

    LaBranche continues to report assets as owned when they are pledged as collateral in secured financing arrangements and the secured party cannot sell or repledge the assets or LaBranche can substitute collateral or otherwise redeem it on short notice. LaBranche continues not to report securities received as collateral in secured financing arrangements because the debtor typically has the right to substitute or redeem the collateral on short notice.

MANAGING DIRECTORS' COMPENSATION

    LaBranche pays out substantially all of its earnings as compensation expense to its managing directors.

                                LABRANCHE & CO.

4. RECEIVABLE FROM AND PAYABLE TO BROKERS AND DEALERS

    The balances presented as receivable from and payable to brokers and dealers consist of the following at December 31, 1998 and 1997:

                                                                                         1998           1997
                                                                                     -------------  -------------
Receivable from brokers and dealers:
Pending trades, net................................................................  $  34,390,173  $  42,858,436
Securities borrowed................................................................     17,386,200     13,410,300
Receivable from clearing organizations.............................................      1,812,999      1,905,532
Securities failed to deliver.......................................................      1,218,950             --
                                                                                     -------------  -------------
                                                                                     $  54,808,322  $  58,174,268
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Payable to brokers and dealers:
Securities failed to receive.......................................................  $   3,892,030  $   1,661,359
                                                                                     -------------  -------------
                                                                                     -------------  -------------

5. TAXES

    LaBranche is not subject to federal or state income taxes. Such taxes, if any, are the responsibility of the individual members. LaBranche is subject to the New York City Unincorporated Business Tax.

6. CAPITAL AND NET LIQUID ASSET REQUIREMENTS

    As a specialist and member of the NYSE, LaBranche is subject to SEC Rule 15c3-1 adopted and administered by the NYSE and the SEC. LaBranche is required to maintain minimum net capital, as defined, equivalent to the greater of $100,000 or 1/15 of aggregate indebtedness, as defined.


    As of June 30, 1999 (unaudited) and as of December 31, 1998, LaBranche's net capital, as defined under SEC Rule 15c3-1, was $99,993,833 and $86,545,533, respectively, and exceeded minimum requirements by $96,820,130 and $85,169,019, respectively. LaBranche's aggregate indebtedness to net capital ratio was .48 to 1 and .24 to 1, respectively.


    The NYSE also requires members registered as regular specialists to establish that they can meet, with their own net liquid assets, a minimum dollar amount which shall be the greater of $1,000,000 or 25% of their position requirement ("Rule 104.2"). In 1998, due to the concentration of LaBranche's specialist book, the NYSE mandated the firm to maintain minimum net liquid assets of the greater of 120% of the LaBranche's Rule 104.2 position requirement, or $90.0 million, adjusted by the amount of the position requirement for any new stock allocations. The position requirement is the ability to assume positions in stocks in which they are registered of 30,000 shares of each S&P 500 common stock, 22,500 shares in all other common stocks, 4,500 shares in each convertible preferred stock and 1,800 shares in each nonconvertible preferred stock. The term "net liquid assets" for a specialist who also engages in transactions other than specialist activities is based upon its excess net capital determined in accordance with SEC Rule 15c3-1.

    As of June 30, 1999 (unaudited) and as of December 31, 1998, LaBranche's NYSE minimum required dollar amount of net liquid assets, as defined, was $91.5 million and $90.6 million, respectively, compared to actual net liquid assets, as defined, of $116,251,755 and $103,134,594, respectively.

                                LABRANCHE & CO.

7. ACQUISITIONS

    The acquisitions of the specialist operations described below were accounted for under the purchase method of accounting. The purchase price of the acquisitions have been pushed down and reflected in LaBranche's financial statements. The purchase price associated with each acquisition consisted of general partnership and limited partnership interests issued to new members admitted into LaB and new partners admitted into LaBranche. Such partnership interests were valued based upon an independent appraisal. Excess purchase price over fair value of net assets acquired has been allocated to goodwill.

    Effective July 1, 1997, LaBranche acquired a portion of the specialist operations of Stern Bros., LLC for an aggregate purchase price of approximately $9.3 million, representing an 8.3% total general partners' interest in LaBranche. The goodwill associated with the acquisition was approximately $7.8 million.

    Effective August 1, 1997, LaBranche acquired the specialist operations of Ernst, Homans, Ware & Keelips for an aggregate purchase price of approximately $18.5 million, representing general and limited partnership interests totaling 16.4%. The excess purchase price over fair value of net assets acquired was approximately $17.2 million.

    Effective July 1, 1998, LaBranche acquired the specialist operations of Fowler, Rosenau & Geary, LLC ("Fowler, Rosenau") for an aggregate purchase price of approximately $45.0 million, representing a 22.4% total general and limited partners' interest in LaBranche. The excess purchase price over fair value of net assets acquired was approximately $25.8 million.

8. COMMITMENTS

    During 1998, LaBranche secured a $75.0 million committed line of credit with The Bank of New York. The agreement matured on June 25, 1999. In June 1999, the Partnership amended and extended the committed line of credit to $100.0 million through June 23, 2000 (unaudited). In addition, LaBranche has outstanding letter of credit agreements with U.S. Trust aggregating approximately $1,581,000. Such letter of credit agreements are collateralized with U.S. Trust by a Treasury bill with a face value of $1.5 million and a cash balance of approximately $179,000.

    Minimum rental commitments under existing noncancelable leases for office space and equipment are as follows:

Year ending December 31:
1999............................................................  $ 684,000
2000............................................................    468,000
2001............................................................    540,000
2002............................................................    540,000
2003............................................................    540,000
Thereafter......................................................  2,304,000

    These leases contain escalation clauses providing for increased rentals based upon maintenance and tax increases.

                                LABRANCHE & CO.

9. SUBORDINATED LIABILITIES

    LaBranche has subordinated indebtedness agreements approved by the NYSE for inclusion as net capital, as defined. Interest is payable quarterly at various annual rates. Eleven of the agreements representing $11,473,000 mature within the last six months of 1999, and the remaining four agreements representing $1,200,000 mature within the first six months of 2000. These agreements all have automatic rollover provisions as long as at least six months' notice is given by the lender.

    Seven agreements representing $20,000,000 mature on September 15, 2002 with an annual rate of 8.17% paid on a quarterly basis. Five agreements representing $15,000,000 mature on June 3, 2008 with an annual rate of 7.69% paid on a quarterly basis. These notes are senior to all other subordinated notes.

    LaBranche entered into a subordinated liability related to a Secured Demand Note Receivable for $300,000 due July 15, 1999 and $100,000 due May 1, 1999, both with an annual rate of 10.0% paid on, a quarterly basis. These agreements have automatic rollover provisions as long as at least seven months' notice is given by the lender.

    Interest expense related to the subordinated liabilities comprises interest expense in the accompanying statements of operations.

    Exchange memberships contributed pursuant to subordination agreements in the amount of $12,250,000 comprise the remaining subordinated liabilities.

10. SEVERANCE ARRANGEMENTS

    For the years ended December 31, 1997 and 1996, LaBranche entered into severance arrangements with two of its former members. LaBranche recorded the full amount of severance upon termination of these individuals in 1997 and 1996.

11. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires companies to report the fair value of financial instruments for certain assets and liabilities. Substantially all of LaBranche's financial instruments are short-term in nature or carry market interest rates and, accordingly, approximate fair value.

12. FINANCIAL INSTRUMENTS WITH CONCENTRATION OF CREDIT AND OFF-BALANCE SHEET
    RISK

        As a specialist on the NYSE, LaBranche is engaged in various securities trading and lending activities. In connection with its activities as a specialist, LaBranche assumes positions in stocks for which it is responsible. LaBranche is exposed to credit risk associated with the nonperformance of counterparties in fulfilling their contractual obligations pursuant to these securities transactions. LaBranche is exposed to market risk associated with the sale of securities not yet purchased, which can be directly impacted by volatile trading on the NYSE. Additionally, in the event of nonperformance and unfavorable market price movements, LaBranche may be required to purchase or sell financial instruments, which may result in a loss to LaBranche.

                                LABRANCHE & CO.

12. FINANCIAL INSTRUMENTS WITH CONCENTRATION OF CREDIT AND OFF-BALANCE SHEET RISK (CONTINUED)
    LaBranche enters into collateralized financing agreements in which it extends short-term credit to major financial institutions. LaBranche controls access to the collateral pledged by the counterparties, which generally consists of U.S. equity and government securities. The value and adequacy of the collateral are continually monitored. Consequently, the risk of credit loss from counterparties' failure to perform in connection with collateralized lending activities is minimal.

                         INDEPENDENT AUDITOR'S REPORT:

To the Members of Fowler, Rosenau & Geary, LLC

    We have audited the accompanying statements of financial condition of Fowler, Rosenau & Geary, LLC as of November 30, 1997 and 1996, and June 30, 1998 and the related statements of income, changes in members' capital, and cash flows for the periods then ended. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fowler, Rosenau & Geary, LLC as of November 30, 1997 and 1996, and June 30, 1998, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

/s/ Sugarman & Thrope, P.C.
January 20, 1999
New York, NY

                          FOWLER, ROSENAU & GEARY, LLC

                       STATEMENTS OF FINANCIAL CONDITION

                                (000'S OMITTED)

                                                                                                  NOVEMBER 30,
                                                                                   JUNE 30,   --------------------
                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
ASSETS
  Cash...........................................................................  $     312  $     189  $      69
  Commissions Receivable.........................................................      2,698        817        875
  Inventory of Specialist Stocks--at market......................................     15,486      9,482      8,315
  Receivable from Broker Dealers.................................................      7,163     14,040     12,643
  Deposits and Rent Security.....................................................        606        752        550
  Memberships (four) in New York Stock Exchange--at cost.........................      3,414      2,209      2,209
  Furniture, Equipment and Leasehold Improvements at cost, Net of Accumulated
    Depreciation and Amortization................................................         --        124        161
  Investment in Clearing Broker..................................................         --         --        509
  Other Assets...................................................................         26         33         47
                                                                                   ---------  ---------  ---------
    Total assets.................................................................  $  29,705  $  27,646  $  25,378
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
LIABILITIES AND CAPITAL
  Short Sales of Specialist Stocks--at market....................................  $   7,084  $   2,848  $   4,188
  Accounts Payable and Accrued Expenses..........................................        618      1,365      1,311
                                                                                   ---------  ---------  ---------
    Total Liabilities............................................................      7,702      4,213      5,499
  Members' Capital...............................................................     22,003     23,433     19,879
                                                                                   ---------  ---------  ---------
    Total liabilities and members' capital.......................................  $  29,705  $  27,646  $  25,378
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                          See the accompanying notes.

                          FOWLER, ROSENAU & GEARY, LLC

                              STATEMENTS OF INCOME

                                (000'S OMITTED)

                                                                              FOR THE
                                                                           SEVEN MONTHS   FOR THE YEARS ENDED
                                                                               ENDED          NOVEMBER 30,
                                                                             JUNE 30,     --------------------
                                                                               1998         1997       1996
                                                                           -------------  ---------  ---------
REVENUES
  Principal Transactions, net............................................   $     4,664   $  11,874  $   9,396
  Commissions............................................................         8,300      10,909      9,786
  Other..................................................................           367         773        217
                                                                           -------------  ---------  ---------
    Total Revenues.......................................................        13,331      23,556     19,399
                                                                           -------------  ---------  ---------
EXPENSES
  Employee Compensation and Related Expenses.............................         1,233       2,192      1,828
  Severance..............................................................            54         281        281
  Rental of Exchange Memberships.........................................           577         547        505
  Seat Interest Paid to Members..........................................           233         420        200
  Unincorporated Business Tax............................................           465         713        591
  Brokerage, Clearing and Exchange Fees..................................           401       1,225        802
  Occupancy..............................................................           129         214        211
  Communications.........................................................            31          50         24
  Legal and Professional Fees............................................           208         100        159
  Insurance..............................................................           199         323        321
  Other..................................................................           546         709        614
                                                                           -------------  ---------  ---------
    Total expenses before members' compensation..........................         4,076       6,774      5,536
                                                                           -------------  ---------  ---------
    Net Income before members' compensation..............................         9,255      16,782     13,863
    Members' Compensation................................................         1,626       2,987      2,825
                                                                           -------------  ---------  ---------
    Net Income...........................................................   $     7,629   $  13,795  $  11,038
                                                                           -------------  ---------  ---------
                                                                           -------------  ---------  ---------

                          See the accompanying notes.

                          FOWLER, ROSENAU & GEARY, LLC

                   STATEMENTS OF CHANGES IN MEMBERS' CAPITAL

                                (000'S OMITTED)

                                                                        FOR THE SEVEN
                                                                           MONTHS       FOR THE YEARS ENDED
                                                                            ENDED          NOVEMBER 30,
                                                                          JUNE 30,     ---------------------
                                                                            1998          1997       1996
                                                                        -------------  ----------  ---------
Balance, beginning of period..........................................   $    23,433   $   19,879  $  18,563
Net income............................................................         7,629       13,795     11,038
                                                                        -------------  ----------  ---------
                                                                              31,062       33,674     29,601
Additions (withdrawals) of capital, net...............................        (9,059)     (10,241)    (9,722)
                                                                        -------------  ----------  ---------

Balance, end of period................................................   $    22,003   $   23,433  $  19,879
                                                                        -------------  ----------  ---------
                                                                        -------------  ----------  ---------

                          See the accompanying notes.

                          FOWLER, ROSENAU & GEARY, LLC

                            STATEMENTS OF CASH FLOWS

                                (000'S OMITTED)

                                                                                 FOR THE            FOR THE
                                                                              SEVEN MONTHS   YEARS ENDED NOVEMBER
                                                                                  ENDED               30,
                                                                                JUNE 30,     ---------------------
                                                                                  1998          1997       1996
                                                                              -------------  ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................................    $   7,629    $   13,795  $  11,038
  Adjustments to Reconcile to Net Cash Provided by Operating Activities:
    Depreciation............................................................          134            71         41
  Changes in Assets and Liabilities:
    Commissions and Dividends Receivable....................................       (1,881)           58       (195)
    Inventory of Specialist Stocks..........................................       (6,004)       (1,167)     1,354
    Clearing Accounts--net..................................................        6,877        (1,397)    (2,435)
    Other Assets............................................................            7            14         (2)
    Short Inventory of Specialist Stocks....................................        4,236        (1,340)      (720)
    Accounts Payable and Accrued Expenses...................................         (747)           54        476
                                                                              -------------  ----------  ---------
  Net Cash Provided by Operating Activities.................................       10,251        10,088      9,557
                                                                              -------------  ----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Office Furniture and Equipment Purchase...................................          (10)          (34)      (194)
  Investment in Clearing Broker.............................................           --           509      1,475
  Rent, Security and Deposits...............................................          146          (202)      (240)
  Increase in Exchange Memberships..........................................       (1,205)           --       (921)
                                                                              -------------  ----------  ---------
  Net Cash (used in) provided by Investing Activities.......................       (1,069)          273        120
                                                                              -------------  ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Withdrawal of Capital.................................................       (9,059)      (10,241)    (9,722)
                                                                              -------------  ----------  ---------
  Increase (decrease) in cash...............................................          123           120        (45)
  Cash, beginning of period.................................................          189            69        114
                                                                              -------------  ----------  ---------
  Cash, end of period.......................................................    $     312    $      189  $      69
                                                                              -------------  ----------  ---------
                                                                              -------------  ----------  ---------

                          See the accompanying notes.

                          FOWLER, ROSENAU & GEARY, LLC

                         NOTES TO FINANCIAL STATEMENTS

(1) Accounting policies followed by the Firm:

        As of December 1, 1995, the firm changed from a limited partnership (L.P.) to a limited liability company (LLC)

        Security transactions are recorded on a trade date basis.

        The inventory of securities in the firm's specialist trading account was valued under the last in first out, (LIFO) method of valuation until November 30, 1993. Thereafter, the securities inventory is valued at market.

        Federal, State and City income taxes have not been provided for since each member is individually liable for his own tax payments. The firm is liable for New York City Unincorporated Business Tax and has filed returns and paid the tax to November 30, 1998.

        The company's business operations were "merged" into LaBranche & Co. as of the close of business on June 30, 1998. At that time the Specialist securities, (long and short), and four memberships were transferred to LaBranche & Co. All other assets and liabilities were retained by Fowler, Rosenau & Geary, LLC

(2) In addition to the three New York Stock Exchange memberships, the use of which is contributed to the parternship, the firm holds four other memberships subject to ABC agreements. An ABC agreement is an agreement under which a membership is held in the name of an individual affiliated with the broker-dealer and typically the purchase of the seat is financed by the broker-dealer. An ABC agreement provides that if the affiliated person leaves the broker-dealer, he or she can retain title to the membership if he or she pays the broker-dealer the replacement value of the membership or the sales proceeds thereof; otherwise the broker-dealer will be entitled to transfer title to another affiliated individual.

(3) The investment in clearing broker Murphey, Marseilles, Smith & Nammack, Inc. became worthless in December, 1996 and was written off as a loss in the year ended November 30, 1997.

(4) The Deposit and rent security is comprised of:

Internal Revenue Service -- certain deposit attributable to the use of a fiscal year other than the calendar year...............  $ 581,144
Rent security deposit.............................................     25,000
                                                                    ---------
                                                                    $ 606,144
                                                                    ---------
                                                                    ---------

(5) Off Balance Sheet Risk -- the firm is subject to the risks of fluctuation in the value of its long and short positions, which positions it is required to take as part of its functioning as a NYSE specialist.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               11,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                   ---------

                                   PROSPECTUS

                                         , 1999

                                   ---------

                              SALOMON SMITH BARNEY

                          DONALDSON, LUFKIN & JENRETTE

                              ABN AMRO ROTHSCHILD
                             A DIVISION OF ABN AMRO
                     INCORPORATED

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by LaBranche & Co Inc. in connection with the sale of the common stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee, the NASD filing fee and the New York Stock Exchange listing fee.

SEC Registration Fee..........................  $  62,505.00
NASD Filing Fee...............................     22,982.50
New York Stock Exchange Listing Fee...........    256,100.00
Printing Expenses.............................    200,000.00
Legal Fees and Expenses.......................    600,000.00
Accounting Fees and Expenses..................    300,000.00
Blue Sky Expenses and Counsel Fees............      5,000.00
Transfer Agent and Registrar Fees.............      5,000.00
Miscellaneous.................................    168,412.50
                                                ------------
  Total.......................................  $1,620,000.00
                                                ------------
                                                ------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such
Section 145.

    Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

    Article Tenth of the certificate of incorporation of LaBranche & Co Inc. (the "Company"), states that to the fullest extent permitted by the DGCL, no director of the Company shall be personally liable to the Company, any of its stockholders or any other person or entity for monetary damages for breach of fiduciary duty owed to the Company, its stockholders or such other person or entity owing to such director's position as a director of the Company.

    Article Eleventh of the Company's certificate of incorporation, contains substantially the same provisions for indemnification as those contained in
Section 145 of the DGCL.

    The Company intends to enter into indemnification agreements with its current directors and executive officers. The Company intends to insure its directors and officers against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

    Under Section   of the underwriting agreement, the underwriters are
obligated, under certain circumstances, to indemnify officers, directors and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    As part of the Reorganization and Related Transactions, LaBranche & Co Inc. will issue: (i) an aggregate of 35,375,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to certain limited partners of LaBranche & Co. and all of the members of LaB Investing Co. L.L.C. and (ii) a $16.4 million of subordinated indebtedness (collectively, the "Reorganization Securities"). Also immediately prior to this offering, the Company will make awards of stock options and restricted stock units to certain of its employees. Since 1996, the Company sold (i) $20.0 million aggregate principal amount of 8.17% subordinated notes; (ii) $15.0 million aggregate principal amount of 7.69% subordinated notes; and (iii) $15.3 million aggregate principal amount of 10.0% subordinated notes (collectively, the "Notes"). The offering and sale of the Reorganization Securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), because they will have been offered and sold in transactions exempt form registration under the Securities Act pursuant to Section 4(2). The offering and sale of the Notes were not registered under the Securities Act because they were offered and sold in transactions exempt from registration under the Securities Act pursuant to Section 4(2). The employee awards will not be registered under the Securities Act because the awards will not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


1.1        Form of Underwriting Agreement.*

2.1        Form of Plan of Incorporation of LaBranche & Co.*

2.2        Form of Exchange Agreement by and among LaBranche & Co Inc., LaB Investing Co.,
           L.L.C. and the members of LaB Investing Co., L.L.C. listed on Schedule A thereto.*

3.1        Form of Amended and Restated Certificate of Incorporation of the Company.*

3.2        Form of Amended and Restated Bylaws of the Company.*

4.1        Specimen Stock Certificate.*

5.1        Opinion of Fulbright & Jaworski L.L.P. re: legality.

10.1       Agreement of Lease between Aetna Life Insurance Company and LaBranche & Co., dated January 6, 1984, as amended to date.*

10.2       Second Amendment to Lease Agreement by and between Bank of Communications and
           LaBranche & Co. dated July 1995, as amended to date.*

10.3       Equity Incentive Plan of the Company.*

10.4       Annual Incentive Plan.*

10.5       Form of Employment Letter between the Company and its executive officers.*

10.6       Form of Agreement Relating to Noncompetition and Other Covenants.*

10.7       Form of Pledge Agreement.*

10.8       Form of Stockholders' Agreement by and among LaBranche & Co Inc. and the
           Stockholders listed on Schedule I thereto.*

10.9       LaBranche & Co. Note Purchase Agreement, dated September 15, 1997, relating to the issuance of $20,000,000 aggregate principal amount of 8.17% Subordinated
           Notes, as amended.*

10.10      LaBranche & Co. Note Purchase Agreement, dated June 3, 1998, relating to the issuance of $15,000,000 aggregate principal amount of 7.69% Subordinated Notes.*

10.11      Form of Subordinated Note.*

10.12      Credit Agreement, dated as of June 26, 1998, by and among LaBranche & Co., and
           The Bank of New York, as amended.*

10.13      Form of Indemnification Agreement.*

10.14      Form of Note Purchase Agreement.*

10.15      Form of Amended and Restated Articles of Partnership of LaBranche & Co.*

10.16      Form of LaB Investing Co., L.L.C. Amended and Restated Operating Agreement.*

10.17      Form of Acquisition Agreement by and between Ernst & Company and LaBranche & Co.*

10.18      Form of Acquisition Agreement by and between Mill Bridge Inc., LaB Investing Co.,
           L.L.C., LaBranche & Co. Inc. and LaBranche & Co.*

23.1       Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

23.2       Consent of Arthur Andersen LLP.

23.3       Consent of Sugarman & Thrope, P.C.

24.1       Power of attorney (included on signature page).*

27.1       Financial Data Schedule.


------------------------


*Previously filed


ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 18, 1999.


                                LABRANCHE & CO INC.

                                BY:  /S/ GEORGE M.L. LABRANCHE, IV
                                     -----------------------------------------
                                     George M.L. LaBranche, IV
                                     Chairman and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
/s/ GEORGE M.L. LABRANCHE,      Chief Executive Officer and
IV                                Chairman of the Board
------------------------------    (Principal Executive         August 18, 1999
George M.L. LaBranche, IV         Officer)

/s/ TODD GRABER                 Controller (Principal
------------------------------    Accounting Officer)          August 18, 1999
Todd Graber

*                               Director
------------------------------                                 August 18, 1999
James Gallagher

*                               Director
------------------------------                                 August 18, 1999
Alfred O. Hayward, Jr.

*                               Executive Vice President,
------------------------------    Finance and Director         August 18, 1999
S. Lawrence Prendergast

       /s/ GEORGE M. L. LABRANCHE, IV
       ----------------------------------------
       George M. L. LaBranche, IV
  *By: AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


   NO.     DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------------
1.1        Form of Underwriting Agreement.*

2.1        Form of Plan of Incorporation of LaBranche & Co.*

2.2        Form of Exchange Agreement by and among LaBranche & Co Inc., LaB Investing Co., L.L.C. and the members of
           LaB Investing Co., L.L.C. listed on Schedule A thereto.*

3.1        Form of Amended and Restated Certificate of Incorporation of the Company.*

3.2        Form of Amended and Restated Bylaws of the Company.*

4.1        Specimen Stock Certificate.*

5.1        Opinion of Fulbright & Jaworski L.L.P. re: legality.

10.1       Agreement of Lease between Aetna Life Insurance Company and LaBranche & Co., dated January 6, 1984, as amended to date.*

10.2       Second Amendment to Lease Agreement by and between Bank of Communications and LaBranche & Co. dated July
           1995, as amended to date.*

10.3       Equity Incentive Plan of the Company.*

10.4       Annual Incentive Plan.*

10.5       Form of Employment Letter between the Company and its executive officers.*

10.6       Form of Agreement Relating to Noncompetition and Other Covenants.*

10.7       Form of Pledge Agreement.*

10.8       Form of Stockholders' Agreement by and among LaBranche & Co Inc. and the Stockholders listed on Schedule I thereto.*

10.9       LaBranche & Co. Note Purchase Agreement, dated September 15, 1997, relating to the issuance of $20,000,000 aggregate principal amount of 8.17% Subordinated Notes, as amended.*

10.10      LaBranche & Co. Note Purchase Agreement, dated June 3, 1998, relating to the issuance of $15,000,000 aggregate principal amount of 7.69% Subordinated Notes.*

10.11      Form of Subordinated Note.*

10.12      Credit Agreement, dated as of June 26, 1998, by and among LaBranche & Co., and The Bank of New York, as amended.*

10.13      Form of Indemnification Agreement.*

10.14      Form of Note Purchase Agreement.*

10.15      Form of Amended and Restated Articles of Partnership of LaBranche & Co.*

10.16      Form of LaB Investing Co., L.L.C. Amended and Restated Operating Agreement.*

10.17      Form of Acquisition Agreement by and between Ernst & Company and LaBranche & Co.*

10.18      Form of Acquisition Agreement by and between Mill Bridge Inc., LaB Investing Co., L.L.C., LaBranche & Co.
           Inc. and LaBranche & Co.*

23.1       Consent of Fulbright & Jaworski L.L.P. (Included in Exhibit 5.1).

23.2       Consent of Arthur Andersen LLP.

23.3       Consent of Sugarman & Thrope, P.C.

24.1       Power of attorney (included on signature page).*

27.1       Financial Data Schedule.


------------------------


    *   Previously filed